Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND AMONG

COMMNET WIRELESS, LLC,

THE OTHER COMMNET PARTIES THAT ARE PARTY HERETO,

EACH SALE SITE SUBSIDIARY THAT BECOMES A PARTY HERETO,

AND

EIP Holdings IV, LLC

DATED AS OF FEBRUARY 11, 2026

TABLE OF CONTENTS

Page

Article I. DEFINITIONS		3
1.1	Certain Defined Terms	3
1.2	Construction	32
1.3	Assignments; Transfers of Certain Assets and Liabilities	32

Article II. FORMATION OF THE SALE SITE SUBSIDIARIES; TRANSFER AND CONSIDERATION		33
2.1	Formation of a Sale Site Subsidiary for a Closing	33
2.2	Initial Closing Transactions	33
2.3	Items Excluded from Transaction	35
2.4	As Is, Where Is; Discharge of Liabilities	35
2.5	Closings; Place and Dates	36
2.6	Preparation of Closing Documents	36
2.7	Subsequent Closings	38
2.8	Adjustments to Allocated Site Consideration	39
2.9	Prorating of Revenue and Expenses	43
2.10	Recordation; Signage	45
2.11	Tax Matters	45
2.12	Integrated Transactions	47
2.13	Deposit Amount	48

Article III. SITE LISTS; PAYMENT OF CONSIDERATION		48
3.1	Site Lists	48
3.2	Payment of Consideration	48

Article IV. PROCEDURES FOR PORTFOLIO SITES		49
4.1	General: Assignable Sites, Managed Sites, Deferred Sites, and Excluded Sites	49
4.2	Certain Procedures with Respect to Identifying and Curing Managed Site Conditions	49
4.3	Certain Deferred Sites and Excluded Sites	52
4.4	Managed Site Conditions	52
4.5	Payment of the Aggregate Net Amount	54
4.6	Dispute Resolution	54

Article V. REPRESENTATIONS AND WARRANTIES OF THE COMMNET PARTIES		56
5.1	Organization	56
5.2	Authority; Enforceability; No Conflicts	56
5.3	Title to Property; Sufficiency	57
5.4	Real Property	58
5.5	Other Property and Insurance	59
5.6	Material Agreements	60
5.7	Litigation; Orders	62
5.8	Environmental Matters	62
5.9	Brokers, Finders, Site Marketing Agreements, Etc.	63
5.10	Compliance with Laws and Governmental Approvals	63
5.11	Taxes	63
5.12	Tower Expenses; Accounts Receivable	64
5.13	Sale Site Subsidiary Prior to the Applicable Closing	65

5.14	Sale Site Subsidiary at the Applicable Closing	65
5.15	Disclosure of Information	67
5.16	Solvency	67
5.17	No Implied Representations	67
5.18	Additional Matters with Respect to Representations and Warranties	68

Article VI. REPRESENTATIONS AND WARRANTIES OF BUYER		68
6.1	Organization	68
6.2	Authority; Enforceability; No Conflicts	68
6.3	Governmental Approvals, Consents, Reports, Antitrust, Etc.	69
6.4	Litigation; Orders	69
6.5	Brokers, Finders, Etc.	70
6.6	Financial Capability	70
6.7	Solvency	70
6.8	No Implied Representations	70

Article VII. COVENANTS		71
7.1	Amendment to Access Agreement and Confidentiality Agreement; Investigation of Portfolio Sites; Access to Properties and Records	71
7.2	Efforts to Close; Cooperation	72
7.3	Further Assurances	74
7.4	Conduct of Collocation Operations and the Sale Sites	74
7.5	Public Announcements	76
7.6	Corporate Names	76
7.7	Actions by Affiliates	77
7.8	Commnet Group Member Rights	77
7.9	Confidentiality	77
7.10	Environmental Matters	78
7.11	Buyer’s Obligations Regarding the Equity Commitment	78
7.12	Tower Bonds	79
7.13	Master Collocation Agreements; Multiple Tower Ground Leases	80
7.14	Notices of Certain Events	81
7.15	Third Party Confidentiality Agreements	81
7.16	Payments Received After Initial Site Closings	81
7.17	Title Insurance Commitments	82
7.18	No Solicitation of Other Bids	82
7.19	Right of First Offer for Competing Facilities	84

Article VIII. CONDITIONS TO CLOSINGS		85
8.1	Conditions to the Obligations of Each Party to the Initial Closing	85
8.2	Additional Conditions to Buyer’s Obligation to the Initial Closing	86
8.3	Additional Conditions to the Commnet Parties’ Obligations to the Initial Closing	87
8.4	Conditions of Each Party to the Obligations to Close the Subsequent Closings	88
8.5	Additional Conditions to Buyer’s Obligation to Subsequent Closings	88
8.6	Additional Conditions to the Commnet Parties’ Obligation to Subsequent Closings	89

Article IX. INDEMNIFICATION; SURVIVAL		91
9.1	Indemnification Obligations of Commnet Parties	91
9.2	Indemnification Obligations of Buyer	91
9.3	Indemnification Claim Procedure	92

ii

9.4	Indemnity Period	94
9.5	Liability Limits	95
9.6	Mitigation	96
9.7	Exclusive Remedies	96
9.8	Netting of Losses	97
9.9	Coordination with Tax Indemnity	97
9.10	Option to Designate Excluded Sites	97

Article X. TERMINATION		98
10.1	Termination of Agreement	98
10.2	Effect of Termination	100
10.3	Termination Fee	100

Article XI. MISCELLANEOUS		101
11.1	Counterparts	101
11.2	Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury; Escalation to Management; Arbitration	102
11.3	Entire Agreement	103
11.4	Fees and Expenses	103
11.5	Notices	103
11.6	Assignment; Successors and Assigns; Third Party Beneficiaries	103
11.7	Amendment; Waivers; Etc.	103
11.8	Time of Essence	104
11.9	Specific Performance	104
11.10	Severability	104
11.11	Interpretation	104

iii

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of February 11, 2026 (the “Signing Date”), is by and among: (i) Commnet Wireless, LLC, a Delaware limited liability company (“Commnet”), Alloy, Inc., a Delaware corporation (“Alloy”), Arizona Nevada Tower Company, LLC, a Nevada limited liability company, Commnet Four Corners, LLC, a Delaware limited liability company (“Commnet Four Corners”), Commnet of Arizona, LLC, a Delaware limited liability company, Commnet of Nevada, LLC, a Delaware limited liability company, Excomm, LLC, a Delaware limited liability company, and Mora Valley Wireless, LLC, a Delaware limited liability company (collectively with Commnet and Alloy, the “Commnet Parties” and, individually, each a “Commnet Party”); (ii) EIP Holdings IV, LLC, a Delaware limited liability company (“Buyer”); and (iii) subject to the terms of a Joinder Agreement, each Sale Site Subsidiary that becomes a party to this Agreement in accordance with the terms hereto. Each Commnet Party, Buyer, and each Sale Site Subsidiary may be referred to, individually, as a “Party” and, collectively, as the “Parties”.

RECITALS

A.	The Commnet Parties have an interest in and operate the 214 Portfolio Sites described on the Portfolio Site Information List attached as Schedule 1 hereto.

B.	Buyer desires to, through the purchase of the membership interests of each Sale Site Subsidiary, purchase and acquire the Included Property of the Sale Sites or otherwise operate and manage the Portfolio Sites that are Sale Sites, in each case, on the terms and subject to the conditions set forth in this Agreement and the Collateral Agreements.

C.	Concurrently with the execution and delivery of this Agreement, Buyer, Commnet, and Deposit Agent have duly executed and delivered a deposit agreement (the “Deposit Agreement”) and, no later than three (3) Business Days after the date of this Agreement, in accordance with Section 2.13 below, Buyer will pay by wire transfer of immediately available funds an amount equal to the Deposit Amount to the applicable account designated in the Deposit Agreement, which Deposit Amount will be held and applied by Deposit Agent in accordance with the terms of this Agreement and the Deposit Agreement.

D.	Prior to the Initial Closing, Alloy shall form a Delaware limited liability company (the “Initial Sale Site Subsidiary”) in accordance with Section 2.1, and the Initial Sale Site Subsidiary shall become a party to this Agreement by executing and delivering a Joinder Agreement, in substantially the form set forth in Exhibit A hereto (each, a “Joinder Agreement”).

E.	Prior to or at the Initial Closing, upon the terms and conditions set forth in this Agreement, among other things:

(1)	the applicable Commnet Parties will convey, assign, transfer, and deliver to the Initial Sale Site Subsidiary all of such Commnet Parties’ right, title and interest in, to, and under the Included Property of each Assignable Site in accordance with the terms of a Transfer Agreement, in substantially the form attached as Exhibit B hereto (each, a “Transfer Agreement”), in each case free and clear of all Liens, other than Permitted Liens;

(2)	the applicable Commnet Parties will execute and deliver a State Specific Deed for each Owned Site, if any, that is an Assignable Site to convey or transfer the Owned Site Land of such Owned Site to the Initial Sale Site Subsidiary; and

(3)	the applicable Commnet Parties and the Initial Sale Site Subsidiary will enter into:

(A)	the Master Lease Agreement (Verizon B2B), in substantially the form attached as Exhibit C hereto (the “Verizon B2B MLA”), with respect to each Portfolio Site (other than the Excluded Sites) designated on the Portfolio Site Information List as a Verizon CMS Space Site, pursuant to which the Initial Sale Site Subsidiary and any Subsequent Sale Site Subsidiary that becomes a party to the Verizon B2B MLA in accordance with Section 2.7(b)(ii) will lease to Commnet the applicable Commnet Collocation Space at such CMS Space Sites that are Assignable Sites;

(B)	the Master Lease Agreement (NSB/SPP B2B), in substantially the form attached as Exhibit D hereto (the “NSB/SPP B2B MLA”), with respect to each Portfolio Site (other than the Excluded Sites) designated on the Portfolio Site Information List as a NSB Space Site or a SPP Space Site, pursuant to which the Initial Sale Site Subsidiary and any Subsequent Sale Site Subsidiary that becomes a party to the NSB/SPP B2B MLA in accordance with Section 2.7(b)(ii) will lease to Commnet the applicable Commnet Collocation Space at such NSB Space Sites and SPP Space Sites that are Assignable Sites;

(C)	the Master Lease Agreement (Other Space), in substantially the form attached as Exhibit E hereto (the “Other Space MLA”), with respect to each Portfolio Site (other than the Excluded Sites) designated on the Portfolio Site Information List as a FWA Space Site, MW Space Site, or Ground Space Site, pursuant to which the Initial Sale Site Subsidiary and any Subsequent Sale Site Subsidiary that becomes a party to the Other Space MLA in accordance with Section 2.7(b)(ii) will lease to Commnet Four Corners the applicable Commnet Collocation Space at such FWA Space Site, MW Space Site, and Ground Space Site that are Assignable Sites;

(D)	the Management Agreement, in substantially the form attached as Exhibit F hereto (the “Management Agreement”), with respect to each Managed Site, pursuant to which: (i) the applicable Commnet Party will grant to the Initial Sale Site Subsidiary and any Subsequent Sale Site Subsidiary that becomes a party to the Management Agreement in accordance with Section 2.7(b)(ii) the right to operate each Managed Site (including the Included Property thereof) and the duty to reserve and make the applicable Commnet Collocation Space at such Managed Site available for the exclusive use and possession of the applicable Commnet Party until such time as such Managed Site becomes an Assignable Site or an Excluded Site; and (ii) the Initial Sale Site Subsidiary and any Subsequent Sale Site Subsidiary that becomes a party to the Management Agreement in accordance with Section 2.7(b)(ii), as applicable, shall accept, assume, and perform, all Post-Closing Liabilities with respect to each Managed Site; and

(E)	the Transition Services Agreement, in substantially the form attached as Exhibit G hereto (the “Transition Services Agreement”), pursuant to which the Commnet Parties will provide certain transition services to the Initial Sale Site Subsidiary after the Initial Closing and the Subsequent Sale Site Subsidiary that becomes a party to the Transition Services Agreement in accordance with Section 2.7(b)(ii) after the applicable Subsequent Closing.

(4)	Alloy will convey, assign, transfer and deliver to Buyer the Sale Site Subsidiary Interests of the Initial Sale Site Subsidiary free and clear of all Liens, and Buyer shall purchase, acquire and assume such Sale Site Subsidiary Interests from Alloy, in each case, pursuant to a Sale Site Subsidiary Interests Assignment and Assumption Agreement, in substantially the form set forth as Exhibit H hereto (each, a “Sale Site Subsidiary Interests Assignment and Assumption”).

(5)	Commnet and Buyer will execute and deliver the Preferred Backhaul Provider Agreement, in substantially the form attached as Exhibit I hereto (the “Preferred Backhaul Provider Agreement”), pursuant to which Commnet will become the preferred backhaul provider for Buyer and its Affiliates in the Commnet Markets.

AGREEMENT

In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

Article I.
DEFINITIONS

1.1	Certain Defined Terms. As used in this Agreement, in addition to the terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings when used in this Agreement with initial capital letters.

“Access Agreement” means the Early Access Agreement, dated as of September 15,  2025, by and between the Commnet Parties and Parent.

“Accounts Payable” means, with respect to a Sale Site, all Liabilities arising out of the operation, use or occupancy of the Included Property of such Sale Site, as of immediately prior to the Initial Site Closing Date or, for purposes of Section 5.12(a), the date specified therein.

“Accounts Receivable” means, with respect to a Sale Site, all receivables arising out of the operation, use or occupancy of the Included Property of such Sale Site, as of immediately prior to the Initial Site Closing Date or, for purposes of Section 5.12(b), the date specified therein.

“Acquisition Proposal” has the meaning set forth in Section 7.18.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. As used in this definition, “control” means the beneficial ownership (as such term is defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% or more of the voting interests of the Person. Prior to the any Closing, the Sale Site Subsidiary formed for such Closing is an Affiliate of Commnet, and after any Closing, the Sale Site Subsidiary formed for such Closing is an Affiliate of Buyer.

“Agreement” has the meaning set forth in the Preamble and shall include, except where the context otherwise requires, all of the attached Schedules and Exhibits, the Commnet Disclosure Schedule, and the Buyer Disclosure Schedule.

“Allocated Site Consideration” means, for each Portfolio Site, the amount set forth under the heading “Allocated Site Consideration” with respect to such Portfolio Site on the Portfolio Site Information List, subject to adjustment as set forth in Section 2.8 and 2.9. Prior to giving effect to any adjustments under Section 2.8 and 2.9, the aggregate Allocation Site Consideration for all Portfolio Sites equals the Consideration Base Amount.

“Allocation Methodology” has the meaning set forth in Section 2.11(d).

“Assignable Site” has the meaning set forth in Section 4.1. At any point in time, a Portfolio Site is either an Assignable Site, a Managed Site, a Deferred Site, or an Excluded Site.

“AT&T” means AT&T Corp. and its successors and permitted assigns.

“AT&T Bifurcated License Agreements” means AT&T/Buyer Bifurcated License Agreements and the AT&T/Commnet Bifurcated License Agreements.

“AT&T/Buyer Bifurcated License Agreements” means the bifurcated portion of the AT&T License Agreements that relates to the AT&T Sites and to which the Sale Site Subsidiaries are a party, as tenant.

“AT&T/Commnet Bifurcated License Agreements” means the bifurcated portion of the AT&T License Agreements that relates to the AT&T Sites and to which Commnet is a party, as tenant.

“AT&T Build Agreements” means (i) the Network Build and Maintenance Agreement, dated as of July 31, 2019 (including the related Build Addendum and the Maintenance Addendum), by and between Commnet and AT&T Mobility (on behalf of itself and its Affiliates) (as amended by: (A) the First Amendment, dated as of August 6, 2020; (B) the Second Amendment, dated as of May 4, 2021; (C) the Third Amendment, dated as of December 31, 2021; (D) the Fourth Amendment, dated as of December 21, 2023; and (E) the Fifth Amendment, dated as of March 4, 2025); and (ii) any and all related documents, instruments, and agreements executed and delivered in connection with or pursuant to the foregoing from time to time; in each case, as the same may be amended, modified, and supplemented from time to time.

“AT&T License Agreements” means (i) the Master License Agreement, dated as of July 31, 2019, by and between Commnet (on its own behalf and on behalf of its Affiliates) and AT&T (on its own behalf and on behalf of its Affiliates) (as amended by Amendment No. 1, dated as of October 21, 2021); (ii) each Site License (as defined therein) and (iii) any and all related documents, instruments, and agreements executed and delivered in connection with or pursuant to the foregoing from time to time; in each case, as the same may be amended, modified, and supplemented from time to time.

“AT&T Mobility” means AT&T Mobility LLC and its successors and permitted assigns.

“AT&T Services Agreements” means: (i) the Cell Site Backhaul Services Master Agreement, dated as of July 31, 2019, by and between Commnet (on its own behalf and on behalf of its Affiliates) and AT&T (on its own behalf and on behalf of its Affiliates) (as amended by: (A) Addendum No. 1, executed by Commnet on October 1, 2020 and by AT&T on October 5, 2020 (as amended by Amendment No. 1, executed by Commnet on November 8, 2023 and by AT&T on November 15, 2023, and Amendment No. 2, executed by Commnet on October 10, 2023 and by AT&T on October 25, 2023); and (B) Addendum No. 2, executed by Commnet on October 10, 2023, and executed by AT&T on October 25, 2023); (ii) the Network Build and Maintenance Agreement, dated as of July 31, 2019, by and between Commnet (on behalf of itself and its Affiliates) and AT&T Mobility (on behalf of itself and its Affiliates); and (iii) any and all related documents, instruments, and agreements executed and delivered in connection with or pursuant to the foregoing from time to time; in each case, as the same may be amended, modified, and supplemented from time to time.

“AT&T FirstNet Space Site” means a Portfolio Site identified as a “AT&T FirstNet Space Site” on the Portfolio Site Information List.

“Authorization” means, with respect to any Sale Site or Deferred Site, each consent, approval or waiver from, or a notice to or filing with, any Governmental Authority or other Person (including, if applicable, a Consent from or Notice to the Ground Lessor under the Ground Lease for such Sale Site or Deferred Site or the counterparty to any applicable Collocation Agreement), if any, required in order to consummate the transactions contemplated by this Agreement.

“Backhaul Services” means the transport of signals utilizing point-to-point microwave radio links consisting of radios, antennas and transmission lines.

“Backlog Collocation Agreement” means a Collocation Agreement under which the Tower Subtenant has not commenced the payment of rent to Commnet, each as set forth on Schedule 3 hereto, which Schedule 3 also lists the applicable Portfolio Site, the applicable Tower Subtenant, the amount of the monthly collocation base rent (excluding any reimbursements, utilities, or other similar amounts), and whether the Backlog Collocation Agreement is a Firm Backlog Collocation Agreement or a Prospective Backlog Collocation Agreement.

“Bankruptcy” means, as to any Person, a proceeding, whether voluntary or involuntary, under the federal bankruptcy Laws, a foreclosure, an assignment for the benefit of creditors, trusteeship, conservatorship or other proceeding or transaction arising out of the insolvency of a Person or any of its Affiliates or involving the complete or partial exercise of a creditor’s rights or remedies in respect of payment upon a breach or default in respect of any obligation, or any similar proceeding under state Law.

“Base Ground Rent” means, for any Short Term/No Ground Lease Site, the annualized monthly base ground rent (excluding any reimbursements, utilities, or other similar amounts) required to be paid by the applicable Commnet Party under the applicable Ground Lease, which amount is listed under the column “Monthly Base Ground Rent” set forth in the Portfolio Site Information List for such Portfolio Site.

“Books and Records” means, with respect to each Sale Site, copies of any books, files, and records in the possession or under the control of any Commnet Group Member to the extent exclusively relating to the Included Property of such Sale Site or the operation of such Sale Site in respect of the Collocation Operations (including any TIA Assessments and Structural Analyses) or, to the extent not so exclusively related, appropriate extracts thereof, in all cases with respect to periods prior to the Initial Site Closing, including financial, operating and other data related to the Sale Sites, and copies of rent checks or rent statements for the periods covered by the representations and warranties in Sections 5.12(a) and 5.12(b); provided, however, that “Books and Records” shall not include the portion of any document, book, file, or record that (a) is covered by the attorney-client privilege or (b) the disclosure of which is prohibited by Law; and provided, further, that, if expressly requested by Buyer in writing, Commnet will use commercially reasonable efforts (without incurring any out of pocket costs or expenses that are not reimbursed by Buyer) to obtain any required consents and take such other actions (such as entry into a joint defense agreement or other arrangement to avoid loss of privilege) to permit the disclosure of such document, book, file, or record.

“Business Day” means any day other than a Saturday, a Sunday, a federal holiday, or any other day on which banks in the Commonwealth of Massachusetts or the Commonwealth of Pennsylvania are authorized or obligated by Law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Bring Down Certificate” has the meaning set forth in Section 8.3(c).

“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to Commnet prior to the execution and delivery of this Agreement and which is attached to and part of this Agreement.

“Buyer Indemnified Parties” means Buyer and each of its Affiliates (including, following any Closing, the Sale Site Subsidiary formed in connection with such Closing), together with its and their respective equity holders, members, managers, officers, directors, agents and Representatives.

“Buyer Material Adverse Effect” means any state of facts, change, effect, condition, development, event or occurrence that is, or could be reasonably expected to become, materially adverse to the assets, financial condition or results of operations of Buyer and its Affiliates, taken as a whole; provided, however, that no adverse change or event to the extent arising directly or indirectly from or otherwise relating directly or indirectly to any of the following shall be deemed either alone or in combination to constitute, and no such adverse change or event shall be taken into account in determining whether there has been or could reasonably be expected to become, a Buyer Material Adverse Effect: (a) changes to the wireless communications industry in the United States generally or the communications tower ownership, operation, leasing, management and construction business in the United States generally; (b) the announcement or disclosure of the transactions contemplated by this Agreement; (c) general economic, regulatory or political conditions in the United States or changes or developments in the financial or securities markets; (d) changes in GAAP or its application; (e) acts of war, military action, armed hostilities or acts of terrorism; (f) changes in Law; (g) any facts, change, effect, condition, development, event or occurrence relating directly or indirectly to COVID-19 or any other virus or pandemic or quarantine; or (h) the taking of any action by any Person which is required to be taken pursuant to the terms of this Agreement, unless any of the facts, changes, effects, conditions, developments, or occurrences set forth in clauses (a), (c) or (e) hereof materially and disproportionately impacts or affects Buyer and its Affiliates, taken as a whole, as compared to other participants in the industries and businesses in which Buyer and its Affiliates operate.

“Cap” has the meaning set forth in Section 9.5(a).

“Carrier Managed Services” shall mean the provision by Commnet and/or its Affiliates of services to one or more carriers of bundled or stand alone tower maintenance, operation, and/or Backhaul Services, but in each case, excluding the leasing of space to third party tenants.

“Casualty Event” means, with respect to any Portfolio Site, any force majeure or other casualty event that occurs prior to the Initial Site Closing Date, including any of the following: (a) acts of God; (b) flood, fire, earthquake, hurricane, tropical storm or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; and (d) a national or regional emergency.

“Casualty Site” means a Portfolio Site with respect to which physical damage by way of a Casualty Event has been suffered prior to the Initial Site Closing Date and either: (i) such Portfolio Site is identified as being a Casualty Site on the Signing Site Designation List or, in accordance with the definition of Open Diligence Site, is identified as a Casualty Site on the Closing Site Designation List for the Initial Site Closing Date for such Portfolio Site; or (ii) (A) such Portfolio Site becomes a Casualty Site on or after the Signing Date and prior to the Initial Site Closing Date for such Portfolio Site, (B) such Portfolio Site is identified as a Casualty Site on the Closing Site Designation List for the Initial Site Closing Date for such Portfolio Site, and (C) the Expected Remediation Costs to remediate such Casualty Site exceed the Remediation Cost Threshold.

“Chosen Courts” has the meaning set forth in Section 11.2(a).

“Claims” means any claims, demands, assessments, actions, suits, damages, obligations, fines, penalties, liabilities, losses, adjustments, Taxes, costs and expenses (including reasonable fees and expenses of attorneys and other appropriate professional advisors).

“Closing” means the Initial Closing and each Subsequent Closing (including the Final Subsequent Closing), as applicable.

“Closing Date” means, with respect to a particular Closing, the date on which such Closing occurs.

“Closing Site Designation List” has the meaning set forth in Section 3.1(b).

“Closing Statement” has the meaning set forth in Section 2.2(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral Agreements” means the following documents: (a) the MLAs; (b) the Management Agreement; (c) the Transition Services Agreement; (d) each Transfer Agreement; (e) the SLAs and Memorandum of SLAs; (f) the Confidentiality Agreement; (g) each Sale Site Subsidiary Certification of Formation; (h) each Sale Site Subsidiary LLC Agreement; (i) each Sale Site Subsidiary Interests Assignment and Assumption; (j) the State Specific Deeds; (k) each Joinder Agreement; (l) the Access Agreement; (m) the Deposit Agreement; and (n) any other agreements, certificates, and documents entered into in connection with the transactions contemplated by this Agreement or the Collateral Agreements, in each case, as the same may be amended, modified, and supplemented from time to time.

“Collocation Agreement” means any Contract between or among any of the Commnet Parties, as a landlord, tenant, or in another similar capacity, on the one hand, and a third Person, as a tenant, lessee, or in another similar capacity, on the other hand, pursuant to which such Commnet Party rents or licenses to such third Person space at any Sale Site (including, to the extent applicable, space on a Tower), including all amendments, modifications, supplements, assignments, and guaranties related thereto as in effect from time to time prior to the Initial Closing; it being understood that in the case of a Site that is subject to a Master Collocation Agreement, the Collocation Agreement shall be the applicable site lease agreement (or similar agreement) (including any rights, interests, and provisions incorporated therein); provided, however, that, for the avoidance of doubt, Collocation Agreements: (i) exclude the AT&T Build Agreements, the AT&T License Agreements (other than the AT&T/Buyer Bifurcated License Agreements), the AT&T Services Agreements, the NSB Agreement, the NSB Option Agreement, the SPP Agreement, the SPP Option Agreement, and the Verizon Agreements; and (ii) include the AT&T/Buyer Bifurcated License Agreements. Utility and power-sharing agreements between any Commnet Party and a third Person are not Collocation Agreements.

“Collocation Operations” means the operations of the Commnet Group Members of: (a) marketing available capacity at any Sale Site by the Commnet Group Members on their own behalf; (b) administering the Collocation Agreements; and (c) managing (as to compliance with the terms of any applicable Ground Lease, Collocation Agreement, or Law) the use and occupancy of the Sale Sites by: (i) the Commnet Group Members and (ii) the Tower Subtenants. Collocation Operations does not include the provision of wireless or wireline voice, video, internet, data, Backhaul Services, or any other communications, broadcast, or telecommunications services.

“Commnet” has the meaning set forth in the Preamble.

“Commnet Bring Down Certificate” has the meaning set forth in Section 8.2(c).

“Commnet Change of Control” means any of the following events: (a) a merger or consolidation of a Commnet Party with an unaffiliated third party that results in the voting securities of such Commnet Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation; (b) a transaction or series of related transactions in which an unaffiliated third party becomes the direct or indirect beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of any Commnet Party; or (c) the sale or other transfer to an unaffiliated third party of all or substantially all of any Commnet Party’s and any of their Affiliates’ assets to which this Agreement relates provided, however, that, notwithstanding the foregoing, in any event, a Commnet Change of Control shall not be deemed to have occurred as a result of any transaction or series of related transactions that result in a change in the holder(s) of a majority of the combined voting power of the outstanding securities of ATN International, Inc., a Delaware corporation.

“Commnet Collocation Space” means, with respect to any given Sale Site subject to the MLA(s) or the Management Agreement, the ground, tower, or other space (including any Commnet Ground Space) that is Leased or occupied by the applicable Commnet Tenant(s) pursuant to the MLA(s) or the Management Agreement, as applicable. For the avoidance of doubt, the Commnet Collocation Space at a given Portfolio Site will consist of the applicable space leased by: (i) Commnet for a NSB Space Site, SPP Space Site, and/or Verizon CMS Space Site; and (ii) Commnet Four Corners for a MW Space Site, FWA Space Site, and/or Ground Space Site; in each case, as designated for such Sale Site on the Portfolio Site Information List. For the avoidance of doubt, a Portfolio Site may: (i) be a NBS Space Site, SPP Space Site, Verizon CMS Space Site, MW Space Site, FWA Space Site, and/or Ground Space Site; or (ii) have no such designation.

“Commnet Communications Equipment” means any Communications Equipment located on Commnet Collocation Space or otherwise at a Portfolio Site that is used, owned, leased, or operated by any Commnet Group Member.

“Commnet Disclosure Schedule” means the disclosure schedule delivered by Commnet to Buyer prior to the execution and delivery of this Agreement and which is attached to and made a part of this Agreement.

“Commnet Ground Space” means the ground space leased or to be leased by applicable Commnet Tenant under the applicable MLA(s) and, with respect to any Sale Site, the SLA for such Sale Site.

“Commnet Group” means, collectively, Commnet and its Affiliates.

“Commnet Group Member” means a member of the Commnet Group.

“Commnet Improvements” means, as to any Sale Site, the Improvements owned by any Commnet Group Member and located at such Sale Site and that are required by any Commnet Group Member to provide wireless or wireline voice, video, internet, data, Backhaul Services, or any other communications, broadcast, or telecommunications services as opposed to being an owner and operator of the applicable Sale Site and permitted to remain on the Sale Site pursuant to any applicable Collateral Agreements with Buyer, each Sale Site Subsidiary, or their respective Affiliates.

“Commnet Indemnified Parties” means Commnet and each of its Affiliates, together with its and their respective equity holders, members, managers, officers, directors, agents and Representatives.

“Commnet Markets” means each State in which a Portfolio Site is located.

“Commnet Material Adverse Effect” means any state of facts, change, effect, condition, development, event, or occurrence that is, or could be reasonably expected to become, individually or in the aggregate, materially adverse to the assets, financial condition or results of operations of the Included Property of the Sale Sites taken as a whole; provided, however, that no adverse change or event to the extent arising directly or indirectly from or otherwise relating directly or indirectly to any of the following shall be deemed either alone or in combination to constitute, and no such adverse change or event shall be taken into account in determining whether there has been or could reasonably be expected to become, an Commnet Material Adverse Effect: (a) changes to the wireless communications industry in the United States generally or the communications tower ownership, operation, leasing, management and construction business in the United States generally; (b) the announcement or disclosure of the transactions contemplated by this Agreement; (c) general economic, regulatory or political conditions in the United States or changes or developments in the financial or securities markets; (d) changes in GAAP or its application; (e) acts of war, military action, armed hostilities or acts of terrorism; (f) changes in Law; (g) any facts, change, effect, condition, development, event or occurrence relating directly or indirectly to COVID-19 or any other virus or pandemic or quarantine; or (h) the taking of any action by any Person which is required to be taken pursuant to the terms of this Agreement, unless any of the facts, changes, effects, conditions, developments, or occurrences set forth in clauses (a), (c) or (e) hereof materially and disproportionately impacts or affects Included Property of the Sale Sites, taken as a whole, as compared to other similar portfolios of communications towers.

“Commnet Party” has the meaning set forth in the Preamble.

“Commnet Tenant” means, with respect to the Commnet Collocation Space to be leased by Commnet or Commnet Four Corners under each MLA: (i) Commnet for the Portfolio Sites that are designated as a NSB Space Site, SPP Space Site, or Verizon CMS Space Site on the Portfolio Site Information List; and (ii) Commnet Four Corners for the Portfolio Sites that are designated as a MW Space Site, FWA Space Site, or Ground Space Site on the Portfolio Site Information List.

“Communications Equipment” means, as to any Sale Site, all equipment now or hereafter installed at any portion of the Sale Site with respect to a Tower Subtenant, for the provision of current or future communication services, including voice, video, cable, broadcast television, internet and other data services (including Backhaul Services), and any other services. Such equipment shall include, among other things, the Excluded Backhaul Assets, switches, antennas, including microwave antennas, panels, fiber, backboards, conduits, flexible transmission lines, cables, radios, amplifiers, filters, interconnect transmission equipment and all associated software and hardware, and will include any modifications, replacements and upgrades to such equipment.

“Competing Facilities” shall mean any communications towers or similar facilities that host antennas to transmit and receive radio frequency signals within a one (1) mile radius of any Sale Site other than any towers or similar facilities: (A) that are owned or operated by Commnet or any of its Affiliates as of the Initial Closing Date; (B) for which Commnet or any of its Affiliates have a Contract to construct, manage, or replace as of the Signing Date and which are identified on Schedule 7.19 hereto; (C) that are utilized by Commnet and its Affiliates solely for: (1) use as a fixed wireless broadband operator; (2) the use of providing Backhaul Services for their own use or to third-parties; or (3) the use of providing Carrier Managed Services, (D) for which Buyer and its Affiliates do not offer or have the ability and capacity to timely provide the space needed at any such Sale Site by Commnet or its Affiliates on terms that are no less favorable than provided to the Commnet Group Members under the MLAs, (E) that are Under Construction Sites or To Be Built Sites, or (F) that are no longer deemed to be “Competing Facilities” pursuant to Section 7.19(d).

“Confidentiality Agreement” means the Nondisclosure Agreement, dated as of May 17, 2024, by and between ATN International, Inc. and Buyer.

“Confirmatory Assignments” has the meaning set forth in Section 2.6(c).

“Consent” means a Consent Agreement executed by the counterparty to which such Consent Agreement was directed without substantive change thereto, unless such change is approved in writing by Commnet and Buyer.

“Consent Agreement” means an agreement provided to a counterparty to a Ground Lease or a Collocation Agreement substantially in the form of Exhibit J hereto.

“Consideration” means: (i) with respect to the Initial Closing, an amount equal to the aggregate amount of the Allocated Site Consideration for all Sale Sites included in the Initial Closing, subject to adjustments as set forth in Section 2.8; (ii) with respect to each Subsequent Closing, an amount equal to the aggregate amount of the Allocated Site Consideration for all Sale Sites for which such Subsequent Closing is the Initial Site Closing, subject to adjustments as set forth in Section 2.8; and (iii) without duplication, any amounts otherwise payable to Commnet or Buyer under Section 2.8.

“Consideration Base Amount” means an amount equal to $[***].

“Contracts” means contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Corrective Assignment” has the meaning set forth in Section 2.6(d).

“Data Room” means, collectively, those folders of the electronic data rooms hosted by Datasite that were established by Commnet under the name “Project Catapult” for the transactions contemplated by this Agreement that contain the documents and data to which Buyer or any of its Representatives had access as of the Initial Closing and all documents and data that were in the folders of such electronic data rooms at any time on or subsequent to the date on which Buyer or any of its Representatives first obtained access to the folders of such electronic data rooms.

“De Minimis Claim” has the meaning set forth in Section 9.5(a).

“Deferred Site” means any Portfolio Site that would otherwise be a Managed Site at the Initial Site Closing for such Managed Site and (i) has been designated as a Deferred Site by Commnet prior to such Initial Site Closing for such Managed Site in accordance with Section 4.3 or otherwise in accordance with this Agreement; or (ii) unless otherwise agreed to by the Parties in writing, is a To Be Built Site. At any point in time, a Portfolio Site is either an Assignable Site, a Managed Site, a Deferred Site, or an Excluded Site.

“Deposit Agent” means Fifth Third Bank, National Association.

“Deposit Amount” means an amount equal to $[***], together with all interest or income, if any, earned thereon.

“Deposit Agreement” has the meaning set forth in paragraph C of the Recitals.

“Direct Claim” has the meaning set forth in Section 9.3(c).

“Direct Claim Notice” has the meaning set forth in Section 9.3(c).

“Environmental Law” means any federal, state or local statute, Law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning protection of the environment, human health, or workplace health and safety as may now or at any time hereafter be in effect, including but not limited to the following, as amended or replaced, and all regulations promulgated under or in connection therewith: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”); The Clean Air Act; The Clean Water Act; The Toxic Substances Control Act of 1976; The Solid Waste Disposal Act; Federal Insecticide, Fungicide, and Rodenticide Act; The Emergency Planning and Community Right-to-Know Act; The Hazardous Materials Transportation Act; and The Occupational Safety and Health Act of 1970.

“Environmental Report” means any Phase I or Phase II conducted in accordance with Section 7.10 or the Access Agreement.

“Environmental Site” means any Portfolio Site where there exists any condition at such Portfolio Site that requires any environmental investigation, remediation, removal, abatement, sampling, or monitoring under any Environmental Law regulating, relating to, or imposing liability concerning any Hazardous Materials (including any Environmental Law relating to lead-based paint on a Tower) as may now be in effect or which may become in effect prior to the Initial Site Closing Date for such Portfolio Site; and in any such case: (i) such Portfolio Site is identified as being an Environmental Site on the Signing Site Designation List or, in accordance with the definition of Open Diligence Site, is identified as an Environmental Site on the Closing Site Designation List for the Initial Site Closing Date for such Portfolio Site; or (ii) (A) such Portfolio Site becomes an Environmental Site on or after the Signing Date and prior to the Initial Site Closing Date for such Portfolio Site, (B) such Portfolio Site is identified as an Environmental Site on the Closing Site Designation List for the Initial Site Closing Date for such Portfolio Site, and (C) the Expected Remediation Costs to remediate such Environmental Site exceed the Remediation Cost Threshold.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means all assets of any Commnet Group Member (including Accounts Receivable, the Excluded Backhaul Assets, the AT&T Build Agreements, the AT&T License Agreements (other than the AT&T/Buyer Bifurcated License Agreements), the AT&T Services Agreement, the NSB Agreement, the NSB Option Agreement (including the “Acquired Network Assets” subject thereto), the SPP Agreement, the SPP Option Agreement (including the “Acquired Network Assets” subject thereto), and the Verizon Agreements (including the “Vendor Network” and the “Vendor RAN”, each as defined in Section 2.1 of the Verizon Master Agreement)) other than the Included Property applicable to the Sale Sites, and the Shared Facilities (as defined in the AT&T Bifurcated License Agreements).

“Excluded Backhaul Assets” means any and all right, title, and interest of the Commnet Group Members in the equipment and other property relating to the provision of Backhaul Services at any of the Portfolio Sites, including Backhaul Services related routers, switches, fiber rings, and battery backup systems, and all other related equipment and property, whether located on Commnet Ground Space or otherwise.

“Excluded Liabilities” means all Liabilities of the Commnet Parties other than Post-Closing Liabilities, Pre-Closing Liabilities, and any Liability for Taxes.

“Excluded Site” means, at any time of determination, any Portfolio Site designated as or deemed to be an Excluded Site in accordance with this Agreement or that is returned to the applicable Commnet Party after the Initial Site Closing Date in accordance with this Agreement. At any point in time, a Portfolio Site is either an Assignable Site, a Managed Site, a Deferred Site, or an Excluded Site.

“Excluded Site Collocation Payments” means, with respect to any Excluded Site, any amounts received by Buyer, any Sale Site Subsidiary, or any of their respective Affiliates or assigns from and after the Initial Site Closing Date with respect to such Excluded Site (including any payments received by Buyer, any Sale Site Subsidiary, or any of their respective Affiliates or assigns from and after the Initial Site Closing Date under this Agreement, any Collateral Agreement, or any Collocation Agreement for such Excluded Site).

“Excluded Ground Lease Payments” means, with respect to any Excluded Site, any amounts relating to such Excluded Site that are paid by Buyer, any Sale Site Subsidiary, or any of their respective Affiliates or assigns from and after the Initial Site Closing Date for such Excluded Site.

“Expected Remediation Costs” means, with respect to any Portfolio Site that would otherwise be subject to one or more Managed Site Conditions, the reasonably expected costs and expenses necessary to cure such Managed Site Conditions as mutually agreed to in writing by Commnet and Buyer; provided, however, that Expected Remediation Costs exclude any amounts required to be paid to cause a Lien (other than a Permitted Lien) securing Indebtedness of the Commnet Parties to be terminated.

“FAA” means the United States Federal Aviation Administration or any successor federal Governmental Authority performing a similar function.

“FCC” means the United States Federal Communications Commission or any successor federal Governmental Authority performing a similar function.

“FCC ASR Database” has the meaning set forth in Section 7.4(e).

“Final Subsequent Closing” means has the meaning set forth in Section 2.7(a).

“Final Subsequent Closing Date” has the meaning set forth in Section 4.2(a).

“Final Subsequent Closing Date Deadline” means the date that is ten (10) Business Days prior to the Final Subsequent Closing Date.

“Financial Independent Consultant” means BDO USA PC or such other accounting firm or consulting firm as Commnet and Buyer may mutually agree upon in writing.

“Financial Independent Consultant Proration Report” has the meaning set forth in Section 2.9(b).

“Firm Backlog Collocation Agreement” means a Backlog Collocation Agreement where the Tower Subtenant is Verizon and for which the applicable Commnet Tenant enters into the applicable MLA(s) for the corresponding space prior to the time that Verizon commences paying rent under such Backlog Collocation Agreement.

“FWA Space Sites” means the Portfolio Sites that are identified as a “FWA Space Site” on the Portfolio Site Information List.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Approvals” means all licenses, permits, franchises, certifications, waivers, variances, registrations, consents, approvals, qualifications, determinations, notices, and other authorizations to, from, or with any Governmental Authority.

“Governmental Authority” means, with respect to any Person or any Sale Site or other property, any federal, territorial, state, tribal or local governmental authority, administrative body, quasi-governmental authority, court, government or self-regulatory organization, commission, board, administrative hearing body, arbitration panel, tribunal or any regulatory, administrative, or other agency, or any political or other subdivision, department, or branch of any of the foregoing, in each case having jurisdiction over such Person or such Sale Site or other property.

“Ground Lease” means, as to any Leased Site, the ground lease, sublease, or any easement, license, marketing or development right, co-marketing or co-development right, or other Contract or document pursuant to which the applicable Commnet Party holds a leasehold or subleasehold interest, leasehold or subleasehold estate, easement, license, sublicense, marketing or development right, co-marketing or co-development right, or other interest in such Leased Site, together with any extensions of the term thereof (whether by exercise of any right or option contained therein or by execution of a new ground lease or other instrument providing for the use of such Leased Site), and including all amendments, modifications, supplements, assignments, and guarantees related thereto as in effect from time to time prior to the applicable Closing Date for such Leased Site.

“Ground Lessor” means, as to any Leased Site, the “lessor”, “sublessor”, “landlord”, “licensor”, “sublicensor” or similar Person under the related Ground Lease.

“Ground Lessor Estoppel” means an estoppel agreement from the Ground Lessor under a Ground Lease for the benefit of the applicable Commnet Party, its successors, and permitted assigns (including any applicable Sale Site Subsidiary), in form and substance reasonably satisfactory to Commnet and Buyer.

“Ground Lessor Mortgage” means any mortgage, deed of trust, or similar Lien encumbering the interest of a Ground Lessor that is superior to the interest of the applicable Commnet Party in a Leased Site and that exists prior to the Initial Site Closing Date for such Leased Site.

“Ground Space Sites” means the Portfolio Sites that are identified as a “Ground Space Site” on the Portfolio Site Information List.

“Hazardous Material” or “Hazardous Materials” means and includes (1) petroleum products, flammable explosives, radioactive materials, asbestos or any material containing asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, lead-based paint, or (2) any hazardous or toxic waste, substance, or material, in each case, defined as such (or any similar term) or regulated by, in or for the purposes of Environmental Laws, including but not limited to Section 101(14) of CERCLA.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements”, means, as to each Sale Site: (i) one or more equipment pads or raised platforms capable of accommodating exterior cabinets or equipment shelters, huts or buildings, electrical service and access for the placement and servicing of Tower Subtenant Improvements; (ii) buildings, huts, equipment shelters or exterior cabinets; (iii) batteries, generators and associated fuel tanks or any other substances, products, materials or equipment used to provide backup power; (iv) grounding rings; (v) fencing; (vi) signage; (vii) connections for telephone service or utility service up to the meter; (viii) hardware constituting a Tower platform to hold Tower Subtenant Communications Equipment; (ix) access road improvements; (x) common shelters, if any; (xi) all marking/lighting systems and light monitoring devices; and (xii) such other equipment, alterations, replacements, modifications, additions and improvements as may be installed on or made to all or any component of a Sale Site (including the Land and the Tower). Notwithstanding the foregoing, Improvements do not include Communications Equipment or any Towers.

“Included Property” means, with respect to each Sale Site: (a) the Land related to such Sale Site (including the applicable interest in any Ground Lease); (b) the Tower located on such Sale Site; (c) the related Improvements (excluding: (i) any generators that are located within Shared Facilities (as defined in in the AT&T License Agreements) and any generators that are not used solely for the operation of the Tower itself in the normal and ordinary course of business, (ii) Commnet Improvements, and (iii) any Improvements owned by a Tower Subtenant), the related Material Agreements, and the Tower Related Assets with respect to such Sale Site; but excluding, in each case of (a), (b) and (c), all Tower Subtenant Communications Equipment, and other Excluded Assets.

“Indebtedness” means: (a) all liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes, or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock; (b) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance, or similar credit transaction (other than Tower Bonds); (c) all accrued and unpaid interest on any of the obligations referred to in clauses (a) and (b) above; and (d) all liabilities as guarantor, surety, obligor or otherwise of obligations of any other Person of a type described in clauses (a) through (c) above.

“Indemnified Party” has the meaning set forth in Section 9.3(a).

“Indemnified Taxes” means, without duplication, (a) Taxes (other than Taxes subject to the second sentence of Section 2.11(a)) of the Commnet Parties for any taxable period (including for the avoidance of doubt, Net Income Taxes imposed or borne under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract or otherwise); (b) any Taxes allocable to the Commnet Parties under Section 2.11(a); (c) the Commnet Parties’ share of any Transfer Taxes in accordance with Section 2.11(e); and (d) Taxes relating to or arising from the transactions contemplated by each Transfer Agreement.

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Indemnity Period” means the period during which a claim for indemnification may be asserted pursuant to Article IX by an Indemnified Party.

“Initial Closing” has the meaning set forth in Section 2.5(a).

“Initial Closing Date” means the date on which the Initial Closing occurs.

“Initial Sale Site Subsidiary” has the meaning set forth in paragraph D of the Recitals.

“Initial Site Closing” means, with respect to any Portfolio Site, the first Closing where such Portfolio Site becomes a Sale Site (i.e., an Assignable Site or a Managed Site).

“Initial Site Closing Date” means, with respect to any Portfolio Site, the date on which the first Closing occurs in which such Portfolio Site is a Sale Site (i.e., an Assignable Site or a Managed Site).

“Intended Tax Treatment” has the meaning set forth in Section 2.11(d).

“Joinder Agreement” has the meaning set forth in paragraph D of the Recitals.

“Knowledge of Buyer” means the actual knowledge after reasonable investigation of [***] and [[***]]. For purposes of this definition, reasonable investigation shall be deemed satisfied after such individual reviews his or her relevant files and makes inquiry of his or her direct reports who would reasonably be expected to have knowledge of the matter in question.

“Knowledge of the Commnet Parties” means the actual knowledge after reasonable investigation of [***] and [***]. For purposes of this definition, reasonable investigation shall be deemed satisfied after such individual reviews his or her relevant files and makes inquiry of his or her direct reports who would reasonably be expected to have knowledge of the matter in question.

“Land” means, with respect to each Sale Site, the tracts, pieces or parcels of real property underlying such Sale Site, together with all easements, rights of way, and other rights appurtenant thereto.

“Law” means any federal, state, or local law, statute, common law, rule, code, regulation, ordinance or Order of, or issued by, any Governmental Authority.

“Lease” or “Leased” means, with respect to the Included Property of a Sale Site, the act of leasing, subleasing, assigning, transferring, or otherwise granting by the applicable Sale Site Subsidiary to the applicable Commnet Party the right to use such Included Property pursuant to the applicable MLA(s) or the Management Agreement.

“Leased Site” means a Sale Site that is subject to a Ground Lease. Each Leased Site is designated as a “Leased Site” on the Portfolio Site Information List. A Portfolio Site is either a Leased Site or an Owned Site.

“Leased Sites Land” means, with respect to each Leased Site, the Land leased from the Ground Lessor by the applicable Commnet Party or, after the applicable Closing, by the applicable Sale Site Subsidiary.

“Legal Independent Consultant” means an independent law firm or consulting firm that is nationally recognized in the telecommunications industry, as may be mutually agreed upon in writing by the Parties.

“Liabilities” means, with respect to any Person, any and all debts (including interest thereon and any prepayment penalties applicable thereto), obligations, liabilities, and Claims, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability), and whether or not the same would be required by GAAP to be reflected in such Person’s consolidated financial statements or disclosed in the notes thereto.

“Liens” means, with respect to any asset, any mortgage, lien, pledge, security interest, charge, attachment, encumbrance, claim, equitable interest, option, deed of trust, or encroachment of any kind in respect of such asset.

“Managed Site” means, at any time of determination, any Portfolio Site (other than a Deferred Site or an Excluded Site) that satisfies any of the Managed Site Conditions and that has been designated as a Managed Site on the Signing Site Designation List or in accordance with Section 4.4(a) or otherwise in accordance with this Agreement prior to the applicable Initial Site Closing Date and, at the time of determination, remains subject to any such uncured Managed Site Conditions. At any point in time, a Portfolio Site is either an Assignable Site, a Managed Site, a Deferred Site, or an Excluded Site.

“Managed Site Conditions” has the meaning on Schedule 4.4.

“Management Agreement” has the meaning set forth in paragraph E(3)(D) of the Recitals.

“Master Collocation Agreement” means a Collocation Agreement that permits a Tower Subtenant to occupy space (including on a Tower) at more than one site, which may include sites that are not the subject of the transaction contemplated by this Agreement.

“Material Agreement” means each Ground Lease and Collocation Agreement, in each case, as amended, modified, or supplemented, and all assignments and guarantees related thereto and in effect from time to time.

“Material Site Non-Compliance Issue” means, with respect to any Portfolio Site, that: (a) such Portfolio Site is in non-compliance with applicable Law, including, but not limited to, NEPA or NHPA, in any material respect; (b) such Portfolio Site lacks FCC compliant and operational lighting / monitoring systems; or (c) such Portfolio Site was not constructed in compliance or is not in material compliance with all agreements by and between the Company and any Tower Subtenant, including any AT&T and Verizon Agreement; and in any such case: (i) such Portfolio Site is identified as being subject to a Material Site Non-Compliance Issue on the Signing Site Designation List or, in accordance with the definition of Open Diligence Site, is identified as being subject to a Material Site Non-Compliance Issue Site on the Closing Site Designation List for the Initial Site Closing Date for such Portfolio Site; or (ii) (A) such Portfolio Site becomes subject to a Material Site Non-Compliance Issue on or after the Signing Date and prior to the Initial Site Closing Date for such Portfolio Site, (B) such Material Site Non-Compliance Issue is identified on the Closing Site Designation List for the Initial Site Closing Date for such Portfolio Site, and (C) the Expected Remediation Costs to remediate such Material Site Non-Compliance Issue exceed the Remediation Cost Threshold.

“Material Site Title Issue” means, with respect to any Portfolio Site: (a) with respect to any Leased Site, that no Commnet Group Member holds a valid and existing leasehold interest in such Leased Site or a valid and existing easement, license, marketing or development right, co-marketing or co-development right, permit or similar agreement or right with respect to such Leased Site or such other valid and existing possessory interest in such Leased Site as of the Initial Site Closing Date; (b) with respect to any Owned Site, that no Commnet Party holds good and marketable fee simple interest in such Owned Site as of the Initial Closing Date; or (c) any other title or related issue disclosed in a Title Report that could adversely impact the use or operation of the Portfolio Site in any material respect; and in any such case: (i) such Portfolio Site is identified as being subject to a Material Site Title Issue on the Signing Site Designation List; or (ii) (A) such Portfolio Site becomes subject to a Material Site Title Issue on or after the Signing Date and prior to the Initial Site Closing Date for such Portfolio Site, (B) such Material Site Title Issue is identified on the Closing Site Designation List for the Initial Site Closing Date for such Portfolio Site, and (C) the Expected Remediation Costs to remediate such Material Site Title Issue exceed the Remediation Cost Threshold.

“Material TIA Issue” means a Portfolio Site or the Included Property thereon requires any safety or material maintenance remediation per a current TIA Assessment (including, but not limited to, non-functioning safety climbs, advanced corrosion, missing or damaged tower components, excessive access road or compound overgrowth, unusable access road, and demand-capacity ratio does not exceed intended load conditions); and, in any such case: (i) such Portfolio Site is identified as being subject to a Material TIA Issue on the Signing Site Designation List or, in accordance with the definition of Open Diligence Site, is identified as being subject to a Material TIA Issue on the Closing Site Designation List for the Initial Site Closing Date for such Portfolio Site; or (ii) (A) such Portfolio Site becomes subject to a Material TIA Issue on or after the Signing Date and prior to the Initial Site Closing Date for such Portfolio Site, (B) such Material TIA Issue is identified on the Closing Site Designation List for the Initial Site Closing Date for such Portfolio Site, and (C) the Expected Remediation Costs to remediate such Material TIA Issue exceed the Remediation Cost Threshold.

“Memorandum of SLA” means, as to any Sale Site, a Memorandum of SLA in substantially the form attached to the SLA for each MLA.

“MLAs” means the Verizon B2B MLA, the NSB/SPP B2B MLA, and the Other Space MLA.

“Multiple” means [***].

“Multiple Tower Ground Lease” means any Ground Lease applicable to multiple Towers, where at least one of those Towers is located on a Sale Site and at least one of those Towers is not located on a Sale Site.

“MW Space Sites” means the Portfolio Sites that are identified as a “MW Space Site” on the Portfolio Site Information List.

“Names” means, with respect to a Party, collectively, all names, marks, trade names, and trademarks, whether or not registered.

“NEPA” means the National Environmental Policy Act of 1970, as amended.

“Net Amount” means, with respect to an Excluded Site returned to the Commnet Parties in accordance with this Agreement, the sum of the Allocated Site Consideration paid for such Excluded Site (after giving effect to any adjustments under Section 2.8), as adjusted for any Excluded Site Collocation Payments and any Excluded Ground Lease Payments; provided, however, that, if any Sale Site Subsidiary agrees to any increases in the rent or other payments to Ground Lessors (other than increases in the rent or other payments to Ground Lessors necessary to cure the Short Term/No Ground Lease Site Managed Site Condition) prior to the date any Net Amount is paid in accordance with Section 4.5, then the Net Amount shall be calculated assuming the terms of the applicable Ground Lease as of the Initial Site Closing Date for such Excluded Site were in effect through the date of such payment.

“Net Income Tax” means the U.S. federal income Tax imposed by the Code and any state, local, or other Tax that is imposed on, based on, or measured by or with reference to taxable income as defined in the current or any former version of the Code (including any franchise Tax).

“NHPA” means the National Historic Preservation Act of 1966, as amended.

“No Access Site” means a Portfolio Site that is a “No Access Site” in accordance with Section 1.9 of Schedule 4.4.

“Non-Compliant Site” means a Portfolio Site that: (i) is subject to: (a) a Material Site Non-Compliance Issue as of the Initial Site Closing Date; or (b) a Material Site Title Issue as of the Initial Site Closing Date; in each case, and (ii) has been designated as a Non-Compliant Site prior to the Initial Site Closing Date in accordance with this Agreement.

“Non-Disturbance Agreement” means, as to a Ground Lease for a Sale Site that is subject to a Ground Lessor Mortgage, a non-disturbance agreement from the lender with respect to such Ground Lessor Mortgage, in form and substance reasonably satisfactory to Buyer.

“Non-Surviving Representations and Warranties” means the representations and warranties set forth in:

(a)	Section 5.2(b)(iii) (entitled Authority; Enforceability; No Conflicts) and Section 5.14(c)(iii) (entitled Authority; Enforceability; No Conflicts) (solely with respect to Material Agreements true and complete copies of which have been made available to Buyer prior to the Initial Site Closing for a Sale Site);

(b)	Section 5.3(a) and (b) (entitled Title to Property; Sufficiency) and Section 5.14(e) (entitled Title to Properties);

(c)	Section 5.5(a) (entitled Other Property and Insurance) (as to matters that are customarily covered by a TIA Assessment and as to matters that are customarily covered by Structural Analysis);

(d)	Section 5.8(a) (entitled Environmental Matters); and

(e)	Section 5.12 (entitled Tower Expenses; Accounts Receivable).

Notwithstanding anything to the contrary in this Agreement or any Collateral Agreement, the Non-Surviving Representations and Warranties with respect to any Sale Site will terminate at, and will not survive, the Initial Site Closing Date for such Sale Site.

“Notice” means a notice provided to a counterparty to a Ground Lease or Collocation Agreement, as applicable, substantially in the form of Exhibit K hereto.

“NSB Agreement” means: (i) the Strategic Build and Network Share Agreement, dated as of January 20, 2023, by and between Commnet and AT&T Mobility; and (ii) any and all related documents, instruments, and agreements executed and delivered in connection with or pursuant to the foregoing from time to time; in each case, as the same may be amended, modified, and supplemented from time to time.

“NSB B2B MLA” has the meaning set forth in paragraph E(3)(B) of the Recitals.

“NSB Option Agreement” means: (i) the Option Agreement (3 NSBs (Nevada)), dated as of January 19, 2023, by and between Commnet and New Cingular Wireless PCS, LLC; and (ii) any and all related documents, instruments, and agreements executed and delivered in connection with or pursuant to the foregoing from time to time; in each case, as the same may be amended, modified, and supplemented from time to time.

“NSB Space Site” means the Portfolio Sites that are subject to the NSB Agreement and that are designated as a “NSB Space Site” on the Portfolio Site Information List.

“Open Cash Proofs” has the meaning set forth in Section 2.8(e)(iii).

“Open Cash Proof Sites” has the meaning set forth in Section 2.8(e)(iii).

“Open Diligence Site” means a Portfolio Site for which (i) a current Structural Analysis or current TIA Assessment has not been delivered to Buyer prior to the Signing Date and such Portfolio Site is identified as a “Structural/TIA” Open Diligence Site on the Signing Site Designation List; or (ii) Buyer has not been able to complete its due diligence with respect to whether such Portfolio Site is a No Access Site or is subject to other Managed Site Conditions to the extent related to the fact that Buyer could not physically access such Portfolio Site prior to the Signing Date and such Portfolio Site is identified as an “Other” Open Diligence Site on the Signing Site designation List.

(A)	With respect to clause (i), if, when received by Buyer (which the Parties agree would occur prior to the Initial Site Closing Date for such Portfolio Site): (1) the current TIA Assessment shows a Material TIA Issue with respect to such Portfolio Site or the current Structural Analysis shows that the Tower on such Portfolio Site is Structurally Unsound, then such Portfolio Site shall become a Structurally Unsound Site (but will no longer be a Open Diligence Site for such reason) until such Managed Site Condition(s) is/are cured in accordance with the terms of this Agreement; or (2) the current TIA Assessment does not show a Material TIA Issue with respect to such Portfolio Site or the current Structural Analysis does not show that the Tower on such Portfolio Site is Structurally Unsound, then, such Portfolio Site will no longer be an Open Diligence Site for such reason(s).

(B)	With respect to clause (ii), if, when Buyer is able to obtain physical access to such Portfolio Site and complete its due diligence with respect to the Managed Site Conditions covered by such clause (ii) (which the Parties agree would occur prior to the Initial Site Closing Date for such Portfolio Site): (1) Buyer’s due diligence reasonably shows that such Portfolio Site is a No Access Site or is subject to other Managed Conditions covered by such clause (ii), then such Portfolio Site shall become a No Access Site or a Managed Site for the identified Managed Site Conditions(s) (but will no longer be a Open Diligence Site for such reason(s)) until such Managed Site Condition(s) is/are cured in accordance with the terms of this Agreement; or (2) Buyer’s due diligence reasonably shows that such Portfolio Site is not a No Access Site or is not subject to any such Managed Site Condition(s), then such Portfolio Site will no longer be an Open Diligence Site for such reason(s).

“Order” means an administrative, judicial, or regulatory injunction, order, decree, judgment, sanction, award, or writ of any nature of any Governmental Authority.

“Other Space MLA” has the meaning set forth in paragraph E(3)(A) of the Recitals.

“Owned Site” means a Portfolio Site, if any, for which a Commnet Party owns a fee interest in the Land and for which such Commnet Party will execute and deliver an applicable State Specific Deed to the applicable Sale Site Subsidiary at the applicable Closing. Each Owned Site is designated as an “Owned Site” on the Portfolio Site Information List. A Portfolio Site is either a Leased Site or an Owned Site and, for the avoidance of doubt, there may be Portfolio Sites for which a Commnet Party or an Affiliate owns a fee interest in the Land, but are Leased Sites.

“Owned Site Land” means, with respect to an Owned Site, the Land of the Owned Site.

“Parent” means Everest Infrastructure Partners, Inc., a Delaware corporation.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Payoff Letter” means one or more “payoff letters” duly executed by the applicable lender or other obligee: (i) specifying the aggregate amount of Indebtedness (including unpaid principal, accrued and unpaid interest, prepayment penalties, breakage costs and premiums in connection with the repayment thereof), if any, that is secured by a Lien (other than a Permitted Lien) on the right, title, and interest of a Commnet Party in any Included Property of an Assignable Site to be conveyed at, and that will be outstanding as of, a particular Closing, but only to the extent that such lender or other oblige requires such Indebtedness to be paid in order to release such Lien, and (ii) which completely terminates and releases any Liens securing such Indebtedness over any Included Property, together with all applicable UCC termination statements and other documents and endorsements necessary to release such Liens and other security.

“Permitted Liens” means, with respect to any Portfolio Site: (a) any Lien for Property Taxes or similar assessments, governmental charges, or levies that are required under applicable Law to be paid by the Commnet Group Members for such amounts that are not past due or being contested in good faith and, to the extent being contested in good faith, are set forth on Section 5.3 of the Commnet Disclosure Schedule; (b) any Lien of a landlord, laborer, shipper, carrier, warehousemen, mechanic, materialmen, repairmen, and other like Liens imposed by Law for services ordered by the Commnet Group Members for such amounts that are not yet past due or being contested in good faith, to the extent being contested in good faith, are set forth on Section 5.3 of the Commnet Disclosure Schedule and, to the extent applicable in accordance with the definition thereof, are Excluded Liabilities; (c) any easements, rights of public utility companies, rights-of-way, covenants, conditions, licenses, restrictions, reservations of mineral rights (with surface rights being waived), or similar non-monetary encumbrances that do not or could not reasonably be expected to, individually or in the aggregate, materially adversely affect the use or operation of the applicable Sale Site as a communications tower facility; (d) the Collocation Agreements, the Verizon Agreements, and/or any Liens arising out of the Tower Subtenant’s interest in the applicable Portfolio Site; (e) the Ground Leases (to the extent fully disclosed to the Buyer hereunder); (f) agreements with Governmental Authorities related to the construction, use, or operation of a Sale Site; (g) Zoning Laws and all other Laws related to the use and operation of communications towers similar to the Towers; (h) the Collateral Agreements, the NSB Agreement, the NSB Option Agreement, the SPP Agreement, the SPP Option Agreement, and the Verizon Agreements; (i) subject to Article IV, any Lien arising from, or in connection with, any uncured Managed Site Condition; (j) any Lien consented to in a writing specifically identifying the Lien and signed, by Buyer or its Affiliates after the Signing Date or any Lien caused by Buyer or its Affiliates in connection with its due diligence performed pursuant to this Agreement or the Access Agreement; (k) any exclusions from coverage set forth in the jacket of any policy of title insurance issued to the applicable Sale Site Subsidiary (and/or Buyer or any of its Affiliates, as applicable) or any standard printed exceptions; (l) any Lien with respect to a Portfolio Site that relates to the interest of a Person other than the Commnet Group Members (or their respective predecessors in interest) in such Portfolio Site; (m) without limiting the foregoing, such other matters filed in the public real estate records that are not Material Site Title Issues; and (n) any Lien securing Indebtedness of a Commnet Party, but only to the extent that such Lien is terminated at or prior to the Closing in which such Portfolio Site becomes an Assignable Site.

“Person” means any individual, corporation, limited liability company, partnership, association, trust, or any other entity or organization, including a Governmental Authority.

“Portfolio Site Information List” means the list of Portfolio Sites and other information included therein attached as Schedule 1 hereto.

“Portfolio Sites” means the wireless communications sites identified on the Portfolio Site Information List.

“Post-Closing Liabilities” or “Post-Closing Liability” means all Liabilities, to the extent that they arise out of, relate to, or are in connection with the ownership, operation, use, maintenance, or occupancy of the Included Property of a Sale Site at and after the Initial Site Closing Date, for such Sale Site, including all such payment and performance obligations under any Ground Lease (including all Transaction Revenue Sharing Payments) and any Collocation Agreement, in each case, arising at and after the Initial Site Closing Date for such Sale Site, except in each case to the extent taken into account in determining the proration of expenses pursuant to Section 2.9. Post-Closing Liabilities shall also include, with respect to any Sale Site that becomes an Excluded Site after the Initial Site Closing Date, for such Sale Site and is rescinded in accordance with this Agreement, any such Liabilities with respect to periods at and after the Initial Site Closing Date for such Excluded Site and prior to the applicable date of such rescission to the extent caused by the intentional misconduct or gross negligence of Buyer, any Sale Site Subsidiary, or any of their respective Affiliates. Notwithstanding the foregoing, no Taxes, Pre-Closing Liabilities or Liabilities arising from any breach by Commnet of any representation, warranty, covenant or agreement contained in this Agreement or any Collateral Agreement shall be treated as Post-Closing Liabilities.

“Post-Closing Tax Period” means, with respect to any Sale Site and its Initial Closing Date, any taxable period beginning on or after such Initial Closing Date and the portion of any Straddle Period beginning on and including such Initial Closing Date.

“Pre-Closing Claims Deductible” has the meaning set forth in Section 9.5(a).

“Pre-Closing Liabilities” means all Liabilities to the extent that they arise out of, relate to, or are in connection with the ownership, operation, use, maintenance, or occupancy of the Included Property of a Sale Site by the Commnet Parties (whether or not asserted as of or prior to the Initial Closing Date) or any Sale Site Subsidiary with respect to periods prior to the Initial Site Closing Date for such Sale Site, including all Accounts Payable and all payments due under any Ground Lease or Collocation Agreement prior to the Initial Site Closing Date for such Sale Site, except in each case to the extent taken into account in determining the proration of expenses pursuant to Section 2.9. Notwithstanding the foregoing, no Taxes shall be treated as Pre-Closing Liabilities.

“Pre-Closing Tax Period” means, with respect to any Sale Site and its Initial Closing Date, any taxable period ending before such Initial Closing Date and the portion of any Straddle Period ending on and including the day immediately preceding such Initial Closing Date.

“Preferred Backhaul Provider Agreement” has the meaning set forth in paragraph E(5) of the Recitals.

“Previously Recorded Site Documents” has the meaning set forth in Section 2.6(c).

“Property Taxes” means any and all of the following Taxes, assessed or imposed upon, against or with respect to real or personal property, including the Sale Site or any part thereof, or the use and occupancy of real or personal property, including the Sale Site or any part thereof, whether imposed directly by a Governmental Authority or indirectly through any other Persons, and including any penalties, fines, and interest related thereto: (a) real property and personal property ad valorem Taxes; (b) Taxes imposed by any Governmental Authority for improvements or betterments related to the Sale Site; (c) sanitary Taxes, sewer or water Taxes; and (d) any other Tax imposed solely as a result of the use or ownership of real or personal property that is similar to the Taxes described in clauses (a) through (c), however described or labeled.

“Proration Certificate” has the meaning set forth in Section 2.9(b).

“Proration Dispute Resolution Deadline” has the meaning set forth in Section 2.9(a).

“Prospective Backlog Collocation Agreement” means any Backlog Collocation Agreement other than a Firm Backlog Collocation Agreement.

“Remediation Cost Cap” means, with respect to any Portfolio Site, an amount equal to [***] percent ([***]%) of the Allocated Site Consideration for such Portfolio Site.

“Remediation Cost Threshold” means [***] Dollars ($[***]); provided, however, that, notwithstanding the foregoing, for any Portfolio Site that is listed as an Open Diligence Site on the Signing Site Designation List and for which additional Managed Site Conditions are identified by Buyer in accordance with clauses (A) and (B) of the definition of Open Diligence Site, the Remediation Cost Threshold shall be [***] Dollars ($[***]) with respect to any such identified Managed Site Conditions.

“Representations and Warranties Threshold” has the meaning set forth in Section 9.5(a).

“Representatives” means, with respect to a Person, its directors, officers, employees, attorneys, accountants, consultants, bankers, financing sources, financial advisers, and any other professionals or agents acting on behalf of such Person.

“Sale Sites” means, as of any time of determination, the Portfolio Sites that are Assignable Sites and Managed Sites.

“Sale Site Subsidiary” means the Initial Sale Site Subsidiary and each Subsequent Sale Site Subsidiary, as applicable.

“Sale Site Subsidiary Certificate of Formation” has the meaning set forth in Section 2.1.

“Sale Site Subsidiary Interests” means all of the issued and outstanding limited liability company membership interests of the applicable Sale Site Subsidiary.

“Sale Site Subsidiary Interests Assignment and Assumption” has the meaning set forth in paragraph E(4) of the Recitals with respect to each Sale Site Subsidiary.

“Sale Site Subsidiary LLC Agreement” has the meaning set forth in Section 2.1 with respect to each Sale Site Subsidiary.

“Short Term/No Ground Lease Site” means any Portfolio Site for which either: (i) the term for the Ground Lease has expired and is month-to-month, year-to-year, or will expire within twelve (12) months of the Target Initial Closing Date after giving effect to any options to extend such term or amendments to such Ground Lease; or (ii) the applicable Commnet Party has not yet entered into a Ground Lease; and, in each case, such Portfolio Site is designation as a Short Term/No Ground Lease Site on the Signing Site Designation List. Notwithstanding anything to the contrary in this Agreement, any Portfolio Site that is identified as a Short Term/No Ground Lease Site on the Initial Closing Site Designation List will be a Managed Site for each Closing so long as such Portfolio Site otherwise continues to be a Short Term/No Ground Lease Site except that, for purposes of the Final Subsequent Closing, such Portfolio Site will be an Excluded Site if it then continues to be a Short Term/No Ground Lease Site.

“Signing Date” has the meaning set forth in the Preamble.

“Signing Site Designation List” means Schedule 2 hereto.

“Site Designation” means, with respect to any Portfolio Site, the designation of such Portfolio Site into one or more of the following categories of Portfolio Sites: (a) an Assignable Site, a Managed Site, a Deferred Site, or an Excluded Site; (b) if a Managed Site or a Deferred Site, a reference to the specific provision of this Agreement (including the applicable Managed Site Condition(s)) pursuant to which such Portfolio Site has been designated as a Managed Site or a Deferred Site; and (c) if an Excluded Site, a reference to the specific provision of this Agreement pursuant to which such Portfolio Site has been designated as an Excluded Site.

“Site Marketing Agreement” means any contract, agreement or arrangement, whether written or oral, (x) by which any Sale Site or any Included Property is bound or affected or (y) to which any Commnet Party is a party or by which it is bound in connection with any Sale Site or any Included Property, in each case, which would require Buyer to pay any consideration, whether as a fee or revenue sharing, for entering into any Collocation Agreement after the applicable Initial Site Closing.

“SLA” means, as to any Sale Site, a site lease agreement, which is a supplement to each MLA, in substantially the form attached to such MLA.

“Solvent” means, when used with respect to any Person, as of any date of determination: (a) the amount of the “fair value” of the “property” of such Person will, as of such date, exceed the value of all “debts” of such Person, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors; (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or about to be engaged following such date; and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

“Special Zoning Site” means a Portfolio Site that: (a) prior to the Initial Site Closing Date, received a zoning variance, exemption, or other similar Order which permits its current use; (b) would lose such variance, exemption, or other Order if the Included Property of such Portfolio Site were, subject to Section 1.3, to be transferred to the applicable Sale Site Subsidiary in the manner contemplated by this Agreement; and (c) would not lose such variance, exemption, or other similar Order if the Included Property of such Portfolio Site were retained by the applicable Commnet Party and managed by the applicable Sale Site Subsidiary in accordance with the terms of the Management Agreement.

“Specified Representations and Warranties” means the representations and warranties set forth in Sections 5.1 (entitled Organization), Section 5.2(a) (entitled Authority; Enforceability; No Conflicts), Section 5.2(b) (excluding Section 5.2(b)(iii) (entitled Authority; Enforceability; No Conflicts), Section 5.9 (entitled Brokers, Finders, Site Marketing Agreements, Etc.), Section 5.13 (entitled Sale Site Subsidiary Prior to the Applicable Closing), Section 5.14(a) (entitled Organization), Section 5.14(b) (entitled Authority and Enforceability), Section 5.14(c) (other than Section 5.14(c)(iii) (entitled No Conflicts), Section 6.1 (entitled Organization), Section 6.2(a) (entitled Authority; Enforceability; No Conflicts), Section 6.2(b) (other than Section 6.2(b)(iii)) (entitled Authority; Enforceability; No Conflicts), and Section 6.5 (entitled Brokers, Finders, Etc.).

“SPP Agreement” means: (i) the Strategic Build and Network Share Agreement, dated as of January 12, 2024, by and between Commnet and AT&T Mobility; and (ii) any and all related documents, instruments, and agreements executed and delivered in connection with or pursuant to the foregoing from time to time; in each case, as the same may be amended, modified, and supplemented from time to time.

“SPP Option Agreement” means: (i) the Option Agreement - SPP, dated as of January 12, 2024, by and between Commnet and New Cingular Wireless PCS, LLC; and (ii) any and all related documents, instruments, and agreements executed and delivered in connection with or pursuant to the foregoing from time to time; in each case, as the same may be amended, modified, and supplemented from time to time.

“SPP Space Sites” means the Portfolio Sites that are subject to the SPP Agreement and that are designated as a “SPP Space Site” on the Portfolio Site Information List.

“State Specific Deed” means a deed, in substantially the form attached as Exhibit L hereto, for the state in which the applicable Owned Sites, if any, are located.

“Stipulated Open Cash Proof Amount” has the meaning set forth in Section 2.8(e)(iii).

“Straddle Period” means, with respect to any Sale Site and its Initial Closing Date, any taxable period that includes but does not end on the day immediately preceding such Initial Closing Date. For all purposes of this Agreement, in the case of any Taxes for any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the day before the Closing Date shall be deemed to be: (i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period, times a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the day before the applicable Initial Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (ii) in the case of Taxes not described in (i) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, or Taxes based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the end of the day before the applicable Initial Closing Date (determined by closing the books as of the end of such day).

“Structural Analysis” means a written structural evaluation of a Tower performed by a qualified engineer reasonably acceptable to Buyer of the physical condition and load capacity of each Tower.

“Structurally Sound” means with respect to a Portfolio Site, that the Tower located thereon currently has a passing (<[***]%) Structural Analysis and, if applicable, a third-party post-modification inspection (PMI) report, based on current site-specific structural regulations and site condition, as it relates to both the Tower structure and foundation for the Tower loading configuration shown in the applicable Structural Analysis for the Tower. The [***]% rating assumes the Structural Analysis is run using a stress ratio or max demand capacity ratio of 1.0. If the Structural Analysis is run using a stress ratio or max demand capacity ratio of 1.05, then Structurally Sound will mean a Structural Analysis with Tower or Foundation capacity <[***]%.

“Structurally Unsound” means, with respect to a Portfolio Site, that the Tower is not Structurally Sound and: (i) such Portfolio Site is identified as being Structurally Unsound on the Signing Site Designation List or, in accordance with the definition of Open Diligence Site, is identified as being Structurally Unsound on the Closing Site Designation List for the Initial Site Closing Date for such Portfolio Site; or (ii) (A) such Portfolio Site becomes Structurally Unsound on or after the Signing Date and prior to the Initial Site Closing Date for such Portfolio Site, (B) such Portfolio Site is identified as Structurally Unsound on the Closing Site Designation List for the Initial Site Closing Date for such Portfolio Site, and (C) the Expected Remediation Costs to remediate such Structurally Unsound issue exceed the Remediation Cost Threshold.

“Structurally Unsound Site” means the Tower at the Portfolio Site is Structurally Unsound.

“Subsequent Closing” has the meaning set forth in Section 2.5(b).

“Subsequent Closing Date” has the meaning set forth in Section 2.7(a).

“Subsequent Sale Site Subsidiary” means any Sale Site Subsidiary formed in accordance with Section 2.1 in connection with a Subsequent Closing.

“Subsidiary” means, with respect to any Person, any other Person: (a) of which at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries; or (b) of which such Person is the general partner.

“Taken” means, as to any Portfolio Site, a condemnation, foreclosure, deed in lieu of foreclosure, or similar proceeding, in each case, that is existing or pending as of the Initial Site Closing Date and involving a Lien or Ground Lessor Mortgage that results in (a) the Tower on such Portfolio Site being unusable as a communications tower, or (b) the ability of the Tower on such Portfolio Site to continue to be usable as a communications tower being materially impaired and the value of such Portfolio Site being materially impaired; and in any such case: (i) such Portfolio Site is identified as being Taken on the Signing Site Designation List; or (ii) (A) such Portfolio Site becomes Taken on or after the Signing Date and prior to the Initial Site Closing Date for such Portfolio Site, (B) such Portfolio Site is identified as Taken on the Closing Site Designation List for the Initial Site Closing Date for such Portfolio Site, and (C) the Expected Remediation Costs to remediate such Taken issue exceed the Remediation Cost Threshold.

“Taken Site” means a Portfolio Site with respect to which a pending or threatened written notice from the holder of an applicable Ground Lessor Mortgage, a Governmental Authority, and/or other Person has been received prior to the Initial Closing Date by a Commnet Party, which if the claims in such notice are determined to be accurate it would cause such Portfolio Site to be Taken.

“Target Initial Closing Date” means the date that is sixty (60) days after the Signing Date, unless such date is not a Business Day, in which case, the Target Initial Closing Date will be the first Business Day after such date.

“Tax” or “Taxes” means any and all impositions, fees (including license, documentation and registration fees), taxes (including income, capital gains, gross receipts, gross margin, ad valorem, excise, value-added, sales, use, transfer, franchise, capital stock, doing business, license, stamp, business and occupation, withholding, employment, escheat, unclaimed property, and payroll tax), Property Taxes, levy or duty, or other charge, assessment, deduction or withholding of any nature whatsoever, together with any fee, assessment, penalty, fine, addition to tax or additional amount with respect to any of the foregoing, and interest on any of the foregoing, in each case imposed by any Governmental Authority (whether imposed directly by a Governmental Authority or indirectly through any other Person, or determined by reference to the Tax liability of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, or local Law), as a transferee or successor, by contract or otherwise); provided, however, that Tax does not include any amount assessed as a result of any failure to comply with any Environmental Law.

“Tax Return” means any return, report, statement, schedule, estimate, claim for refund, or other document filed or required to be filed with any Taxing Authority (including any amendment thereof or attachment thereto).

“Taxing Authority” means any Governmental Authority responsible for the imposition or administration of any Tax.

“Termination Date” has the meaning set forth in Section 10.1(b).

“Termination Fee” has the meaning set forth in Section 10.3(a).

“Third Party Claim” has the meaning set forth in Section 9.3(a).

“Third Party Claim Notice” has the meaning set forth in Section 9.3(a).

“TIA” means the Telecommunications Industry Association.

“TIA Assessment” means a written structural evaluation of a Tower performed using appropriately skilled personnel with expertise in telecommunications infrastructure reasonably acceptable to Buyer in accordance with the standards promulgated by the TIA, including the ANSI/TIA-222 standard.

“Title Company” means one or more national title insurance companies (or agents thereof) designated by Buyer.

“Title Policies” has the meaning set forth in Section 7.17.

“Title Policy Affidavit” means an affidavit executed and delivered in accordance with Section 7.17 for a Sale Site, prior to or at the Closing in which such Sale Site becomes an Assignable Site by the Sale Site Subsidiary formed in connection with such Closing, in each case, in substantially the form set forth in Exhibit M hereto.

“Title Report” means a title search, a title insurance commitment, or a title insurance policy.

“To Be Built Site” means those Portfolio Sites identified as a “To Be Built Site” on the Signing Site Designation List where the Commnet Parties have not commenced or completed construction on the Portfolio Site, but construction of such Portfolio Site is expected to be completed prior to the Final Subsequent Closing Date. A To Be Built Site will cease to be a To Be Built Site at such time that construction is complete and such Portfolio Site has passed a Structural Analysis and a current TIA Assessment and, until such time, will be a Deferred Site.

“Tower” or “Towers” means the communications towers, poles, brackets, or other similar support structures (including, by way of example, silos and water towers) for Communications Equipment on the Portfolio Sites from time to time.

“Tower Bonds” means, collectively, any bonds, letters of credit, deposits or other security interests, in each case, relating to the removal of a Tower from a Portfolio Site.

“Tower Related Assets” means, with respect to each Tower at a Portfolio Site: (a) to the extent such rights are assignable or leasable, as the case may be, all rights to any warranties held by a Commnet Party exclusively with respect to such Tower; (b) to the extent such rights are assignable or leasable without Authorization, as the case may be, all rights under any Governmental Approvals (other than Governmental Approvals granted by the FCC or any public utilities commission that are not antenna structure registrations under Part 17 of the FCC rules) held exclusively with respect to the ownership or operation of such Tower (and of the related Sale Site if such Sale Site is an Owned Site), and that are not used by any Commnet Group Member in any part of their respective businesses and operations other than the Collocation Operations; (c) to the extent such rights are sublicensable or grantable (i) without Authorization; or (ii) without otherwise materially diminishing or limiting the rights of, or resulting in increased costs or expenses to, any Commnet Group Member (provided, however, that any cost or expense of sublicensing or granting such right that is reimbursed by Buyer shall not be considered in the determination of increased costs or expenses), as the case may be, a sublicense or other right to use any Governmental Approvals (other than Governmental Approvals granted by the FCC or any public utilities commission that are not antenna structure registrations under Part 17 of the FCC rules) not held exclusively with respect to, but held in part for the benefit of, the ownership or operation of such Tower (and of the related Sale Site if such Sale Site is an Owned Site); and (d) all Books and Records. Tower Related Assets does not include any intellectual property or intangible rights or any Excluded Assets.

“Tower Subtenant” means, as to any Sale Site: (i) any Person that: (a) is a “sublessee”, “licensee”, “sublicensee”, “tenant” or “subtenant” under any Collocation Agreement affecting the right to use available space at such Sale Site (prior to the Initial Closing); or (b) subleases, licenses, sublicenses, or otherwise acquires from the applicable Sale Site Subsidiary the right to use available space at such Sale Site (at or after the Initial Closing); or (ii) with respect to Sale Sites subject to the Verizon Agreements, Verizon.

“Tower Subtenant Communications Equipment” means any Communications Equipment owned or leased by a Tower Subtenant (including any Commnet Communications Equipment and any Communications Equipment of Verizon that is subject to the Verizon Agreements).

“Transaction Revenue Sharing Payment” means any amounts payable, from time to time, to any Ground Lessor, whether as revenue sharing under the terms of any Ground Lease (as in effect on or prior to the Initial Site Closing Date for the applicable Portfolio Site), as percentage rent, as an additional lump sum payment, as a fixed periodic increase in rent or otherwise, in each case resulting from the payment contemplated by Section 2.2(a), the payment of rent contemplated by the MLA(s), or otherwise in accordance with the terms of any Ground Lease.

“Transaction Tax” means all (A) Transfer Taxes, and (B) Taxes imposed on, based on or measured by or with reference to gross income or receipts, in each case imposed with respect to any transaction or payment that is contemplated by this Agreement or any Collateral Agreement.

“Transfer Agreement” has the meaning set forth in paragraph E(1) of the Recitals.

“Transfer Taxes” means all sales, use, license, value added, documentary, stamp, gross receipts, registration, real estate transfer, conveyance, excise, recording, and other similar Taxes and fees, including with respect to the transfer of Assignable Sites to the applicable Sale Site Subsidiary and the transfer of applicable Sale Site Subsidiary Interests to Buyer.

“Transition Services Agreement” has the meaning set forth in paragraph E(3)(E) of the Recitals.

“Treasury Regulations” shall mean any temporary or final regulations promulgated under the Code.

“Under Construction Site" means those Portfolio Sites identified as an “Under Construction Site” on the Signing Site Designation List where either: (i) the Commnet Parties have received a notice to proceed for the Portfolio Site; (ii) there is or will be at the Initial Site Closing Date for such Portfolio Site a Collocation Agreement (including the MLAs) where the duty of the Tower Subtenant (including any Commnet Party) to pay rent has commenced; or (iii) construction has commenced on the Portfolio Site and, in any case, the Commnet Parties have not yet completed construction of such Portfolio Site, but construction of such Portfolio Site is expected to be completed prior to the Final Subsequent Closing Date. An Under Construction Site will cease to be an Under Construction Site at such time that construction is complete and such Portfolio Site has passed a Structural Analysis and a current TIA Assessment and, until such time, may not be an Assignable Site.

“Unindemnified Taxes” shall mean all Taxes other than those for which a Commnet Party is responsible under Section 2.11.

“Verizon” means Cellco Partnership d/b/a Verizon Wireless and its successors and permitted assigns.

“Verizon Agreements” means: (i) the Carrier Managed Services Master Agreement, dated as of May 10, 2023, by and between Commnet (on behalf of itself and its Affiliates) and Verizon (on behalf of itself and its Affiliates) (as amended by Amendment No. 1, dated as of May 10, 2023) (the “Verizon Master Agreement”); (ii) the Master Equipment Lease Agreement, dated as of May 10, 2023, by and between Verizon, as lessor, and Commnet, as lessee; and (iii) any and all related documents, instruments, and agreements executed and delivered in connection with or pursuant to the foregoing from time to time; in each case, as the same may be amended, modified, and supplemented from time to time.

“Verizon B2B MLA” has the meaning set forth in paragraph E(3)(A) of the Recitals.

“Verizon Master Agreement” has the meaning set forth in the definition of Verizon Agreements.

“Verizon CMS Space Sites” means the Portfolio Sites that are subject to the Verizon Agreements and that are designated as a “Verizon CMS Space Sites” on the Portfolio Site Information List.

“Willful and Intentional Breach” means a breach or failure to perform that is a consequence of an act or omission undertaken by the breaching Party with the knowledge that the taking of, or failure to take, such act would, or could reasonably be expected to, cause a breach of this Agreement.

“Zoning Laws” means any zoning, land use or similar Laws, including Laws relating to the use or occupancy of any communications towers or property, building codes, development orders, zoning ordinances, historic preservation laws, and land use regulations.

1.2	Construction. Unless the express context otherwise requires:

(a)	the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)	the terms defined in the singular have a comparable meaning when used in the plural, and vice versa, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa;

(c)	any references herein to “$” are to United States Dollars;

(d)	any references herein to a specific Article, Section, Schedule or Exhibit shall refer, respectively, to Articles, Sections, Schedules or Exhibits of this Agreement;

(e)	any use of the words “or”, “either” or “any” shall not be exclusive;

(f)	wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g)	any document or item will be deemed “delivered”, “provided” or “made available” by a Commnet Party to Buyer within the meaning of this Agreement only if such document or item is included in the Data Room and the Buyer and its authorized representatives had continuous, unrestricted access (subject to the confidentiality obligations under this Agreement or the Confidentiality Agreement) thereto for a period of at least three (3) Business Days prior to the Signing Date or the applicable Closing Date and such document or item is free of any redactions for a period of at least one (1) Business Day prior to the Signing Date or the applicable Closing Date; provided, however, that any documents or other items that are required to be “delivered”, “provided” or “made available” hereunder by a specific date, shall be included in the Data Room free of any redactions by such specific date and the Buyer and its authorized representatives shall have unrestricted access thereto (subject to the confidentiality obligations under this Agreement or the Confidentiality Agreement); and

(h)	references herein to any gender include each other gender.

1.3	Assignments; Transfers of Certain Assets and Liabilities.

(a)	Notwithstanding anything in this Agreement or any Collateral Agreement to the contrary, but without limiting any of the Parties’ duties and obligations arising under this Agreement or any Collateral Agreement, neither this Agreement nor any Collateral Agreement shall constitute an assignment, sublease, transfer or other conveyance of any claim, contract, license, lease, sublease or commitment if an attempted assignment, sublease, transfer or other conveyance thereof, without the Authorization of a third-party thereto, would constitute a breach or violation thereof or in any way adversely affect the rights of any Sale Site Subsidiary thereunder, but only to the extent such Authorization has not been obtained.

(b)	If any Authorization described in Section 1.3(a) is not obtained, or if any attempt at an assignment, sublease, transfer or other conveyance thereof would be ineffective or would affect the rights of any Commnet Party thereunder so that the applicable Sale Site Subsidiary would not in fact receive all such rights (including all such rights under Collocation Agreements) or would affect the ability of the applicable Sale Site Subsidiary to obtain the benefits and rights contemplated by this Agreement and the Collateral Agreements, the applicable Commnet Party will: (i) enter into the Management Agreement with respect to contracts or agreements applicable to any Sale Site for which an Authorization has not been obtained pursuant to Section 1.3(a) (and, subject to Section 4.2, the Commnet Parties will be solely responsible for any commercially reasonable costs or expenses necessary to obtain any such Authorization); and/or (ii) use commercially reasonable efforts to implement alternative arrangements reasonably acceptable to Buyer and the applicable Commnet Party designed to ensure that, after any Closing, the applicable Sale Site Subsidiary obtains all such benefits and rights and is in the same legal position as the applicable Sale Site Subsidiary would have been if such Authorization had been obtained.

Article II.
FORMATION OF THE SALE SITE SUBSIDIARIES;
TRANSFER AND CONSIDERATION

2.1	Formation of a Sale Site Subsidiary for a Closing. On or prior to the each Closing Date, Alloy shall: (i) form an Sale Site Subsidiary by filing a certificate of formation, in the form set forth in Exhibit N hereto (each, a “Sale Site Subsidiary Certificate of Formation”), with the Secretary of State of Delaware; (ii) enter into a limited liability company agreement in the form attached as Exhibit O hereto (each, a “Sale Site Subsidiary LLC Agreement”); and (iii) cause such Sale Site Subsidiary to be duly qualified in each jurisdiction in which a Sale Site to be held by such Sale Site Subsidiary is located and, in each case, provide Buyer with evidence of the same.

2.2	Initial Closing Transactions. At the Initial Closing (or such earlier day specified below), the Parties will consummate the following transactions (which, except as otherwise provided below, shall be deemed to have occurred in the order listed below):

(a)	At least three (3) Business Days prior to the Initial Closing, Commnet will deliver any Payoff Letters required to release and discharge any Liens (other than Permitted Liens) on any Included Property relating to any Assignable Site to be included in the Initial Closing. The Parties will execute and deliver a closing statement for the Initial Closing and each other Closing (each, a “Closing Statement”), which Closing Statement shall be prepared in accordance with Section 2.6 and will set forth, among other things, the amount of the Consideration for such Closing, the adjustments and prorations described in Section 2.8, Section 2.9, and as otherwise provided in this Agreement, and the payments to be made at the applicable Closing by Buyer to Commnet (on behalf of the Commnet Parties) and other third-parties pursuant to Payoff Letters, if any. At the Closing: (i) Buyer will pay the Consideration (less the Deposit Amount and the amounts to be paid to third-parties pursuant to the Payoff Letters, if any) to Commnet and make the other payments contemplated by such Closing Statement and Payoff Letters by wire transfer of immediately available funds; and (ii) Buyer and Commnet will execute and deliver to the Deposit Agent a joint written instruction directing the Deposit Agent to pay the Deposit Amount to an account designated by Commnet by wire transfer of immediately available funds.

(b)	The Initial Sale Site Subsidiary shall enter into a Joinder Agreement (and Buyer and the Commnet Parties shall acknowledge and consent to such Joinder Agreement).

(c)	With respect to the Assignable Sites, the applicable Commnet Party will convey, assign, transfer, and deliver to the Initial Sale Site Subsidiary, and the Initial Sale Site Subsidiary shall acquire, accept, and assume from the applicable Commnet Party, all of the applicable Commnet Party’s right, title and interest in, to, and under the Included Property of such Assignable Sites (including the related Material Agreements), free and clear of all Liens (other than Permitted Liens), and all Post-Closing Liabilities with respect to such Assignable Sites, and the applicable Commnet Parties will retain responsibility for all Excluded Liabilities and Pre-Closing Liabilities, in each case, in accordance with the terms and conditions of a Transfer Agreement and, with respect to each Assignable Site that is an Owned Site, if any, an applicable State Specific Deed; provided, however, that, notwithstanding the foregoing, such transactions may, at the option of Commnet, be consummated one (1) Business Day prior to the Initial Closing Date.

(d)	The Commnet Parties, Buyer, and the Initial Sale Site Subsidiary, as applicable, will execute and deliver: (i) the MLAs with respect to the Assignable Sites, pursuant to which the Initial Sale Site Subsidiary will lease to the applicable Commnet Tenant the applicable Commnet Collocation Space at such Assignable Sites (which shall include Commnet entering into the applicable MLA with respect to corresponding space at any such Assignable Sites that are subject to a Firm Backlog Collocation Agreement); (ii) the Management Agreement with respect to each Managed Site, pursuant to which: (A) the applicable Commnet Party will grant to the Initial Sale Site Subsidiary the right to operate each Managed Site (including the Included Property thereof) and the duty to reserve and make the applicable Commnet Collocation Space at such Managed Site available for the use and possession of the applicable Commnet Party until such time as such Managed Site becomes an Assignable Site or an Excluded Site; and (B) the Initial Sale Site Subsidiary shall accept, assume, and perform, all Post-Closing Liabilities with respect to each Managed Site; and (iii) the Transition Services Agreement, pursuant to which the Commnet Parties will provide certain transition services to the Initial Sale Site Subsidiary after the Initial Closing.

(e)	Commnet and Buyer will execute and deliver the Preferred Backhaul Provider Agreement, pursuant to which Commnet will become the preferred backhaul provider for Buyer and its Affiliates in the Commnet Markets.

(f)	Alloy will sell, convey, assign, transfer and deliver to Buyer all of the Sale Site Subsidiary Interests in the Initial Sale Site Subsidiary free and clear of all Liens, and Buyer shall purchase, acquire and assume such Sale Site Subsidiary Interests from Alloy, and Alloy and Buyer will execute and deliver a Sale Site Subsidiary Interests Assignment and Assumption Agreement pursuant to which such Sale Site Subsidiary Interests held by Alloy shall be transferred to Buyer.

(g)	The Parties shall duly execute and deliver the certificates and other contracts, documents, and instruments required to be delivered under Section 8.2 and Section 8.3.

(h)	Commnet will instruct Datasite to provide Buyer with access to the Data Room that permits Buyer to print and download any documents and data that constitute Books and Records, which access shall not expire or terminate earlier than the date that is thirty (30) days following the Initial Closing Date.

2.3	Items Excluded from Transaction.

(a)	Except for the Post-Closing Liabilities, and except as expressly agreed with respect to Taxes, none of Buyer, its Affiliates or any Sale Site Subsidiary shall assume any Liabilities of the Commnet Parties.

(b)	Notwithstanding anything to the contrary contained in this Agreement, as a result of the consummation of the transactions contemplated by this Agreement, neither the Buyer nor any Sale Site Subsidiary shall lease, acquire, or have any rights with respect to, or obligations to the extent relating to: (i) the Excluded Assets, the Excluded Liabilities, or the Pre-Closing Liabilities; and (ii) any and all rights or obligations that accrue or shall accrue to any Commnet Group Member under this Agreement or any Collateral Agreement.

2.4	As Is, Where Is; Discharge of Liabilities. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT (a) IT IS THE EXPLICIT INTENT OF EACH PARTY THAT THE PROPERTY BEING CONVEYED, ASSIGNED, TRANSFERRED, AND DELIVERED BY THE COMMNET PARTIES IS BEING SO CONVEYED, ASSIGNED, TRANSFERRED, AND DELIVERED “AS IS, WHERE IS,” WITH ALL FAULTS, AND THAT THE COMMNET PARTIES ARE NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY GIVEN IN THIS AGREEMENT (WHICH SHALL SURVIVE ONLY TO THE EXTENT SET FORTH IN SECTION 9.4), INCLUDING ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE VALUE, CONDITION, MERCHANTABILITY, OR SUITABILITY AS TO ANY OF THE PORTFOLIO SITES OR THE TOWERS AND EQUIPMENT LOCATED THEREON (OR THE COLLOCATION AGREEMENTS), AND ANY REPRESENTATION OR WARRANTY AS TO THE ENVIRONMENTAL COMPLIANCE OR CONDITION OF THE PORTFOLIO SITES OR THE INCLUDED PROPERTY, AND (b) PURSUANT TO CERTAIN COLLATERAL AGREEMENTS, BUYER SHALL CAUSE EACH APPLICABLE SALE SITE SUBSIDIARY TO ASSUME AND PAY, HONOR, AND DISCHARGE WHEN DUE IN ACCORDANCE WITH THEIR TERMS ANY AND ALL POST-CLOSING LIABILITIES. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, NO REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT IS INTENDED TO, OR DOES, COVER OR OTHERWISE PERTAIN TO ANY EXCLUDED ASSETS OR EXCLUDED LIABILITIES OR TAXES FOR WHICH AN COMMNET GROUP MEMBER IS RESPONSIBLE UNDER SECTION 2.11. THE FOREGOING SHALL IN NO WAY LIMIT ANY RIGHT OR REMEDY THAT THE BUYER MAY HAVE AGAINST ANY COMMNET PARTY RELATED TO FRAUD OR INTENTIONAL MISREPRESENTATION. THE COMMNET PARTIES, AS APPLICABLE, SHALL PAY, HONOR, AND DISCHARGE WHEN DUE IN ACCORDANCE WITH THEIR TERMS ANY AND ALL PRE-CLOSING LIABILITIES, EXCEPT TO THE EXTENT THAT SUCH PRE-CLOSING LIABILITIES ARE SUBJECT TO A DISPUTE BY THE COMMNET PARTIES AND, IF SUCH DISPUTE IS UNRESOLVED ON THE SIGNING DATE, SUCH DISPUTE IS IDENTIFIED ON SECTION 2.4 OF THE COMMNET DISCLOSURE SCHEDULE.

2.5	Closings; Place and Dates.

(a)	Initial Closing. The transactions described in Section 2.2 shall take place at a closing (the “Initial Closing”) on the Target Initial Closing Date or on such earlier date as the Parties shall agree on in writing and shall be deemed to have occurred at 12:00 am (Eastern Time) on the Initial Closing Date; provided, however, that if the applicable conditions set forth in Article VIII have not been satisfied on or prior to the Target Initial Closing Date, the Initial Closing shall take place within ten (10) Business Days following the date that the applicable conditions set forth in Article VIII (other than conditions which are to be satisfied by delivery at the Initial Closing) have been duly satisfied or waived unless otherwise agreed by the Parties. The Initial Closing shall be conducted via the delivery of executed documents via mail or overnight delivery service or via the transmission of executed signature pages by facsimile or electronic mail; provided, however, that the Parties may mutually agree in writing to have a physical in person Closing at a mutually agreed upon location.

(b)	Subsequent Closings; Final Subsequent Closing. The Parties shall hold a Closing (each a “Subsequent Closing”) to effectuate a Closing for any Managed Site that has become an Assignable Site since the prior Closing Date, any Deferred Site that has become a Managed Site or an Assignable Site since the prior Closing Date or, at the Final Subsequent Closing, any Managed Site or Assignable Site that has become an Excluded Site, and such Closing shall be deemed to have occurred at 12:00 am (Eastern Time) on such Closing Date. Each Subsequent Closing shall be conducted via the delivery of executed documents via mail or overnight delivery service or via the transmission of executed signature pages by facsimile or electronic mail.

2.6	Preparation of Closing Documents.

(a)	Subject to the terms and conditions of this Agreement (including Section 4.3), Commnet shall prepare (using, subject to the terms and conditions of this Agreement, the information set forth on the Portfolio Site Information List, the Signing Site Designation List, and the Closing Site Designation List for the applicable Closing) all the exhibits to the Collateral Agreements (except for the SLAs and Memorandum of SLAs, which shall be prepared in accordance with Section 2.6(b)), and the Closing Statement for such Closing, in a form reasonably acceptable to the Parties.

(b)	The SLA and Memorandum of SLA applicable to each Sale Site shall be prepared in accordance with, and at the times required by, the MLAs. The Parties shall cooperate with each other to cause changes to be made in the Memorandum of SLA for each Sale Site, if such changes are reasonably requested by either Party to evidence any changes in the description of such Sale Site or equipment or improvements thereof as may be agreed by the Parties in accordance with the MLAs, and the Party that requested such changes shall record the same at its sole cost and expense and shall promptly provide in electronic form a recorded copy of the same to the other Party.

(c)	From and after the Signing Date, to the extent that the public land records for a Sale Site either: (i) include a recorded Ground Lease (or memorandum thereof) that does not reflect the applicable Commnet Party as the named tenant of record under such Ground Lease; or (ii) do not reflect the applicable Commnet Party as the named owner of an Owned Site (collectively, the “Previously Recorded Site Documents”) and, in either case, any Ground Lessor Estoppel or other documentation obtained or prepared in connection with the transactions contemplated hereby does not cure this condition, Buyer shall notify Commnet and Commnet shall cooperate with Buyer, at the sole cost and expense of Commnet, to execute and deliver to Buyer such documentation as Buyer may reasonably request to correct the public land records with respect to such tenant or record or ownership (the “Confirmatory Assignments”); provided, however, that the execution and delivery of any Confirmatory Assignment shall not be a condition to any Closing or be a Managed Site Condition. In addition to the foregoing, with respect to any Assignable Sites, Buyer may prepare, at Buyer’s sole cost and expense, (x) recordable assignments or memorandums of any assignments pursuant to a Transfer Agreement and (y) Non-Disturbance Agreements, and in each case, the Commnet Parties shall cooperate with Buyer, at the sole cost and expense of Buyer, to (A) execute and deliver to Buyer such requested documentation and (B) request such Non-Disturbance Agreements from the applicable Ground Lessors; provided, however, that the execution and delivery of any such documentation shall not be a condition to any Closing or be a Managed Site Condition.

(d)	With respect to all Previously Recorded Site Documents for an Assignable Site, Buyer may prepare, and, at Buyer’s reasonable request, the Commnet Parties shall cooperate with Buyer in Buyer’s preparation of, and to execute, deliver, and record, all intermediate assignments from the original lessee under a Ground Lease to the applicable Commnet Party that have not been recorded in the public land records (collectively, the “Corrective Assignments”), in each case in form and substance reasonably satisfactory to Buyer and in form sufficient for recordation; provided, however, that the execution and recordation of such Corrective Assignments shall not be a condition to any Closing or be a Managed Site Condition.

(e)	Subject to any restrictions under a Ground Lease for a Portfolio Site, at or after the Closing for such Portfolio Site in which it becomes an Assignable Site, the Buyer or the applicable Sale Site Subsidiary may record a memorandum of lease with the applicable Governmental Authority in the name of name of the applicable Sale Site Subsidiary.

(f)	If, prior to or after the applicable Closing, any Party identifies, in its reasonable judgment, any corrections to any SLA, Memorandum of SLA, Confirmatory Assignment, Corrective Assignment, Ground Lessor Estoppel, Non-Disturbance Agreement, or other recorded document, such Party shall promptly notify the other Party and the Parties shall cooperate in good faith to effect an appropriate correction to that document and, if such document is a recorded document, to promptly record such corrected document in accordance with Section 2.10.

2.7	Subsequent Closings.

(a)	After the Initial Closing, the Parties shall hold Subsequent Closings on such dates as either Commnet or Buyer may reasonably request (but in no event shall a Subsequent Closing be held on a day that is not a Business Day or more frequently than once every sixty (60) days (unless otherwise agreed to in writing by the Parties)), subject to the requesting Party providing the other Parties with at least five (5) Business Days’ notice prior to the date of such Subsequent Closing (each, a “Subsequent Closing Date”); provided, however, that the Parties will hold the final Subsequent Closing (the “Final Subsequent Closing”) on the Final Subsequent Closing Date and, unless the Parties otherwise agree in writing, there shall be no Subsequent Closings after the Final Subsequent Closing.

(b)	At each Subsequent Closing (or such earlier day specified below), the Parties will consummate the following transactions (which, except as otherwise provided below, shall be deemed to have occurred in the order listed below):

(i)	At least three (3) Business Days prior to any Subsequent Closing, Commnet will deliver any Payoff Letters required to release and discharge any Liens (other than Permitted Liens) on any Included Property relating any Assignable Site to be included in the Subsequent Closing. At each Subsequent Closing, the Parties will execute and deliver the Closing Statement for such Subsequent Closing, and Buyer will pay the Consideration (less the amount required to pay to third parties under the applicable Payoff Letters, if any, and subject to the adjustments and prorations described in Section 2.8, Section 2.9, and as otherwise provided in this Agreement) to Commnet and make the other payments contemplated by such Closing Statement and Payoff Letters by wire transfer of immediately available funds.

(ii)	The Subsequent Sale Site Subsidiary shall enter into a Joinder Agreement (and Buyer, the other existing Sale Site Subsidiaries, and the Commnet Parties shall acknowledge and consent to such Joinder Agreement).

(iii)	The applicable Parties will enter into: (A) with respect to each Portfolio Site that is converted into an Assignable Site at such Subsequent Closing, a Transfer Agreement and any other documentation necessary to evidence the sale, conveyance, assignment, transfer, and delivery to the applicable Sale Site Subsidiary of the applicable Commnet Party’s right, title, and interest in, to, and under such Assignable Site, the Included Property of such Assignable Site and any other assets and property that would transfer at such time if the date of such Subsequent Closing had been the date of the Initial Closing; and (B) amended schedules or exhibits to all other applicable Collateral Agreements; in each case, in accordance with the Site Designations List for such Subsequent Closing.

(iv)	Alloy will sell, convey, assign, transfer and deliver to Buyer all of the Sale Site Subsidiary Interests in the applicable Subsequent Sale Site Subsidiary, free and clear of all Liens, and Buyer shall purchase, acquire and assume such Sale Site Subsidiary Interests from Alloy, in each case, pursuant to a Sale Site Subsidiary Interests Assignment and Assumption Agreement executed and delivered by Alloy and Buyer.

(v)	The Parties shall duly execute and deliver the certificates and other contracts, documents, and instruments required to be delivered under Sections 8.5 and Section 8.6.

(vi)	Commnet will instruct Datasite to provide Buyer with access to the Data Room that permits Buyer to print and download any documents and data that constitute Books and Records, which access shall not expire or terminate earlier than the date that is thirty (30) days following the applicable Subsequent Closing.

(c)	In addition, at the Final Subsequent Closing, the Parties will consummate the transactions contemplated by Section 4.5. The Closing Statement for the Final Subsequent Closing will also include the transactions contemplated by Section 4.5.

2.8	Adjustments to Allocated Site Consideration.

(a)	Short Term/No Ground Lease Adjustment. If, prior to the Final Subsequent Closing for a Sale Site that is a Short Term/No Ground Lease, such Portfolio Site is no longer deemed a Short Term/No Ground Lease Site because such underlying Managed Site Condition has been cured, then: (A) the Allocated Site Consideration for such Portfolio Site will be reduced by an amount equal to the product of: (1) the Multiple, times (2) the amount by which, if any, the annualized monthly base ground rent (excluding any reimbursements, utilities, or other similar amounts) under the Ground Lease for such Portfolio Site in effect immediately after such cure exceeds the percentage set forth on Schedule 2.8(a) of the annualized monthly Base Ground Rent for such Portfolio Site (the “Short Term/No Ground Lease Adjustment Amount”), and (B) if the Initial Site Closing Date for such Portfolio Site had occurred prior to such cure and Buyer had paid Commnet the full Allocated Site Consideration (prior to giving effect to any such reduction) for such Portfolio Site at a prior Closing, then Commnet shall promptly pay the Short Term/No Ground Lease Adjustment Amount to Buyer without set-off or counterclaim by wire transfer of immediately available funds in accordance with Buyer’s wire instructions at the Subsequent Closing immediately following such cure.

(b)	Termination of Collocation Agreement Adjustment. If, at any time after the Signing Date and prior to the Initial Site Closing for a Sale Site, one or more Collocation Agreements has been terminated with respect to such Sale Site, the Allocated Site Consideration for such Sale Site will be reduced by an amount equal to the product of: (A) the Multiple, times (B) the amount of the actual annualized monthly collocation base rent (excluding any reimbursements, utilities, or other similar amounts) under any such terminated Collocation Agreement(s).

(c)	Backlog Collocation Agreement and New Collocation Agreement Adjustments.

(i)	The Allocated Site Consideration for any Sale Site that is subject to any Prospective Backlog Collocation Agreement for which the Tower Subtenant has not commenced the payment of rent at the Initial Site Closing for such Sale Site will be reduced by an amount equal to the product of (A) the Multiple, times (B) the annualized monthly collocation base rent (excluding any reimbursements, utilities, or other similar amounts) under each such Prospective Backlog Collocation Agreement as set forth on Schedule 3 hereto. If, at any time after the Initial Site Closing for a Sale Site and prior to the Final Subsequent Closing Date, the Tower Subtenant commences the payment of rent under a Prospective Backlog Collocation Agreement, then (A) the Allocated Site Consideration for such Sale Site will be increased by an amount equal to the product of the actual annualized monthly collocation base rent (excluding any reimbursements, utilities, or other similar amounts) payable under such Prospective Backlog Collocation Agreement, times the Multiple, and (B) Buyer shall pay such amount to Commnet at the Subsequent Closing immediately following such occurrence.

(ii)	The Allocated Site Consideration for any Sale Site that is subject to any Firm Backlog Collocation Agreement will not be reduced if the Tower Subtenant has not commenced the payment of rent at the Initial Site Closing for such Sale Site; provided, however, that if the Tower Subtenant does not commence the payment of rent under a Firm Backlog Collocation Agreement prior to the Final Subsequent Closing, then, at the Final Subsequent Closing, (A) the Allocated Site Consideration for such Sale Site will be reduced by an amount equal to the product of (1) the Multiple, times (2) the annualized monthly collocation base rent (excluding any reimbursements, utilities, or other similar amounts) under each such Firm Backlog Collocation Agreement as set forth on Schedule 3 hereto (with respect to each such Firm Backlog Collocation Agreement, the “Firm Backlog Adjustment Amount”), (B) Commnet will pay to Buyer such Firm Backlog Adjustment Amount, (C) the Parties will terminate the corresponding SLA to which a Commnet Party was a party (and, as applicable, amend the MLAs and Management Agreement to reflect such termination), and (D) Buyer will pay to Commnet any amounts received by Buyer, any applicable Sale Site Subsidiary, or any of their respective Affiliates or assigns from and after the Initial Site Closing Date under with respect to such SLA (under the MLAs or Management Agreement).

(iii)	For any Sale Site for which the Commnet Parties, after January 31, 2026 and prior to the Initial Site Closing Date for such Sale Site, (A) enter into an amendment to an existing Collocation Agreement that increases the base rent or enter into a new Collocation Agreement (other than a Backlog Collocation Agreement) in the ordinary course of business, consistent with past practices, and (B) such Tower Subtenant commences paying rent under such amendment or new Collocation Agreement prior to the Final Subsequent Closing Date, then the Allocated Site Consideration for such Sale Site will be increased by an amount equal to the product of: (1) for any such amendment to a Collocation Agreement, the amount of the increase in the actual net annualized monthly collocation base rent payable under such amendment to such Collocation Agreement; and (b) for any such new Collocation Agreement, the amount of the actual net annualized monthly collocation base rent payable under such new Collocation Agreement, times (2)(a) with respect to any such amendment or new Collocation Agreement with [***] or their Affiliates, the Multiple; and (b) with respect to any other Tower Subtenant, an appropriate multiple mutually agreed upon by Buyer and Commnet based on the identity, credit worthiness, and other relevant factors; and, in each case, Buyer shall pay such amount to Commnet at the Subsequent Closing immediately following such occurrence; provided, however, that, notwithstanding the foregoing, the maximum number of such amendments to and new Collocation Agreements with the Commnet Parties or their Affiliates as the Tower Subtenant permitted under this Section 2.8(c)(iii) is limited to three (3).

(iv)	Promptly after Buyer or Commnet learns that any Tower Subtenant has commenced paying rent under any Backlog Collocation Agreement, amened Collocation Agreement, or New Collocation Agreement, such party will promptly notify the other in writing (and provide reasonable supporting evidence of the same).

(d)	Expected Remediation Costs. At any time prior to the Initial Site Closing for a Sale Site that would otherwise be a Managed Site in such Closing, upon the written consent of Commnet (which consent will not be unreasonably conditioned, delayed, or withheld), Buyer may elect to designate such Sale Site as an Assignable Site, the Allocated Site Consideration for such Sale Site will be reduced by the amount of the Expected Remediation Costs to cure the Managed Site Conditions to which such Sale Site is subject, and Buyer will assume the liability for such Managed Site Conditions at the Initial Site Closing for such Sale Site and will not have any recourse against the Commnet Parties for any such Managed Site Conditions. In addition, the Parties agree that: (i) the matters identified Schedule 2.8(d) hereto shall not constitute Managed Site Conditions and have been factored into the determination of the Allocated Site Consideration for the applicable Portfolio Sites, and (ii) Buyer will assume the liability for such Managed Site Conditions at the Initial Site Closing for each such Sale Site and will not have any recourse against the Commnet Parties for any such Managed Site Conditions.

(e)	Other Potential Adjustments.

(i)	Pass Through Real Estate Taxes. With respect to each Portfolio Site listed on Schedule 2.8(e)(i), if after the Initial Site Closing Date for any such Portfolio Site and prior to the Final Subsequent Closing Date, the Ground Lessor under the Ground Lease for any such Portfolio Site demands that the applicable Sale Site Subsidiary, as the lessee under such Ground Lease, needs to commence paying pass through real estate Taxes in accordance with the terms of the Ground Lease, then: (A) Buyer will notify Commnet in writing and provide Commnet with reasonable supporting documentation with respect to such demand; [***].

(ii)	Rural Exemption Sites. With respect to the Portfolio Sites listed on Schedule 2.8(e)(ii) (the “Rural Exemption Sites”), the Commnet Parties have obtained rural exemptions that do not require the payment of any ground rent under the Ground Leases for such Rural Exemption Sites. During the period commencing on the Signing Date and ending on the Final Subsequent Closing Date, the Parties will cooperate and use commercially reasonable efforts to cause such exemptions to be transferred to the applicable Sale Site Subsidiary or obtain new rural exemptions in the name of the applicable Sale Site Subsidiary for such Real Exemption Sites. If, notwithstanding such efforts, prior to the Final Subsequent Closing Date, with respect to any Rural Exemption Site, such rural exemption cannot be transferred or obtained and the Ground Lessor under the Ground Lease for any such Rural Exemption Site demands that the applicable Sale Site Subsidiary, as the lessee under such Ground Lease, needs to commence paying ground rent in accordance with the terms of the Ground Lease as a result of the failure to have a rural exemption, then: (A) Buyer will notify Commnet in writing and provide Commnet with reasonable supporting documentation with respect to such demand; [***].

(iii)	Open Cash Proof Sites. With respect to the Portfolio Sites listed on Schedule 2.8(e)(iii) (the “Open Cash Proof Sites”), prior to the Signing Date, Buyer has not been provided with sufficient documentation in order to complete a customary cash proof of the amount of ground rent payable under the applicable Ground Lease, the amount of collocation rent payable under the applicable Collocation Agreement(s), or other applicable expenses and reimbursements to enable Buyer to reconcile such amounts with the determination of the Allocated Site Consideration for such Open Cash Proof Sites in a manner consistent with the cash proofing completed by Buyer on the Portfolio Sites that are not Open Cash Proof Sites, in each case, with respect to the particular items identified on Schedule 2.8(e)(iii) (the “Open Cash Proofs”). During the period commencing on the Signing Date and ending on the Final Subsequent Closing Date, Commnet will use commercially reasonable efforts to provide Buyer with such documents or evidence of payment as may be reasonably necessary to complete the Open Cash Proofs. If Buyer is provided with or otherwise receives or obtains sufficient documentation or evidence of payment to reasonably complete an Open Cash Proof for an Open Cash Proof Site prior to its Initial Site Closing Date, Buyer will promptly notify Commnet in writing and there will be no adjustment to the Allocated Site Consideration for such Open Cash Proof Site, otherwise, for any Open Cash Proof Site for which the Open Cash Proofs have not been finalized in accordance with this Section 2.8(e)(iii) prior to the Initial Site Closing Date for such Open Cash Proof Site, the amount of the Allocated Site Consideration will be decreased by an amount equal to the “Stipulated Open Cash Proof Amount (Annualized)”, if any, specified on Schedule 2.8(e)(iii), times the Multiple. If Buyer is not provided with or does not otherwise receive or obtain sufficient documentation or evidence of payment to reasonably complete the Open Cash Proofs for any such Open Cash Proof Site at least ten (10) days prior to the Final Subsequent Closing Date, then: (A) Buyer will provide Commnet with a written notice of a description of any such documentation deficiency and Buyer’s reasonable determination of the amount of any discrepancy of the annualized monthly base ground rent under the applicable Ground Lease(s), the annualized monthly collocation base rent under the applicable Collocation Agreement(s), or the annualized monthly other applicable expenses and reimbursements; (B) the Parties will negotiate a mutually agreeable increase or decrease to the Allocated Site Consideration for such Portfolio Site (taking into account, among other things, whether the Allocated Site Consideration for such Portfolio Site was reduced by the Stipulated Open Cash Proof Amount at the Initial Site Closing for such Portfolio, the nature of such deficiency, discrepancy, and the Multiple); and (C) Commnet or Buyer, as applicable, shall pay such decrease or increase, as applicable, to the other Party at the Subsequent Closing immediately following such mutual agreement so long as such Portfolio Site remains a Sale Site in such Subsequent Closing; provided, however, that, no such amounts shall be payable by Commnet with respect to any Sale Site for which a Ground Lessor Estoppel or an estoppel from the Tower Subtenant under the Collocation Agreement has been obtained that validates the Open Cash Proof for such Sale Site.

2.9	Prorating of Revenue and Expenses.

(a)	Except as provided in the MLAs and the Management Agreement, as of the Initial Site Closing Date for each Sale Site, for purposes of determining Pre-Closing Liabilities and Post-Closing Liabilities and the allocation of Property Taxes between the Commnet Parties, on the one hand, and Buyer and the Sale Site Subsidiaries, on the other hand, prorations of receivables, payables, expenses, and revenue relating to the use, occupancy, and operation of the Included Property of such Sale Sites shall be made on an accrual basis in accordance with GAAP, and proration of Property Taxes shall be made in accordance with the allocation methodology set forth in the definition of Straddle Period, with the Commnet Parties being obligated to make any payments in respect of payables and expenses (including ground rent and Property Tax payments under Ground Leases), and being entitled to retain any receivables and revenue (including collocation revenue under Collocation Agreements and prepaid rent), in respect of events, and for periods and portions thereof ending prior to the Initial Site Closing Date for a Sale Site, and the applicable Sale Site Subsidiary being obligated to make any payments in respect of payables and expenses (including ground rent and Property Tax payments under Ground Leases), and being entitled to receive any receivables and revenue (including collocation revenue under Collocation Agreements and prepaid rent), in respect of events, and for periods and portions thereof beginning on or subsequent to the Initial Site Closing Date for a Sale Site. Without limitation to the foregoing, prior to the Initial Site Closing Date for a Sale Site, the applicable Commnet Party shall pay for all rent due under Ground Leases with respect to the calendar month immediately following the month in which the Initial Site Closing Date for a Sale Site occurs, which rent payments with respect to periods (or portions thereof) beginning on or subsequent to the Initial Site Closing Date for a Sale Site shall, for the avoidance of doubt, be added to the Consideration payable to Commnet at the Initial Site Closing Date for a Sale Site. The Parties shall work in good faith to determine and finalize any amounts due under this Section 2.9 prior to the Initial Site Closing Date for a Sale Site. The net amount of the prorations set forth in this Section 2.9 shall be credited to (or debited from) the Consideration payable by Buyer at the Initial Site Closing Date for a Sale Site; provided, that to the extent any such prorations are not finalized by such Initial Site Closing Date for a Sale Site, the Parties shall work in good faith to finalize as promptly as practicable, but in no event later than sixty (60) days after such Initial Site Closing Date (the “Proration Dispute Resolution Deadline”), and, subject to Section 2.9(b), the appropriate Party will pay the other Party or Parties such net amount at that time. Notwithstanding the foregoing, the Parties recognize that the terms and conditions of any Ground Lease or Ground Leases may contain reconciliation periods for operating expenses, Property Taxes, utilities, or similar charge back items which may not be calculable by the Proration Dispute Resolution Deadline. In such case, the Proration Dispute Resolution Deadline shall be extended with respect to such Ground Lease or Ground Leases unless and until the reconciliation event has occurred, provided that in no event will the Proration Dispute Resolution Deadline be extended beyond two hundred seventy (270) days after the Initial Site Closing Date for a Sale Site.

(b)	If any dispute regarding the prorations is not resolved in accordance with Section 2.9(a) and the Parties do not reach agreement on the disputed prorations on or prior to the applicable Proration Dispute Resolution Deadline in accordance with Section 2.9(a), then, no later than ten (10) Business Days after the applicable Proration Dispute Resolution Deadline, the Parties will prepare, execute and deliver to the Financial Independent Consultant their own certificate (each, a “Proration Certificate”) that sets forth, with respect to each disputed proration, the prorations proposed by such Party, and submit all such disputed Prorations for resolution by the Financial Independent Consultant. For each disputed proration submitted to the Financial Independent Consultant, the Financial Independent Consultant must select either the proration proposed by Commnet or the proration proposed by Buyer, each as set forth in the applicable Proration Certificate, which selection will be set forth in a report prepared by the Financial Independent Consultant (the “Financial Independent Consultant Proration Report”) and submitted to the Parties. The Financial Independent Consultant shall make its determination as promptly as may be reasonably practicable, and the Parties will instruct the Financial Independent Consultant to endeavor to complete such Financial Independent Consultant Report within a period of no more than sixty (60) days after the dispute is submitted to the Financial Independent Consultant. The Financial Independent Consultant may conduct such proceedings as the Financial Independent Consultant believes, in its sole discretion, will assist in making its determination; provided, however, that, all communications between any Party or any of their respective representatives, on the one hand, and the Financial Independent Consultant, on the other hand, will, to the extent practicable, be in writing with copies simultaneously delivered to the non-communicating Parties and, if not practicable, may be by teleconference with a representative of each Party being present. The Financial Independent Consultant’s determination will be final, binding, and conclusive on the Parties, effective as of the date the Financial Independent Consultant Report is received by the Parties. The Parties agree that (i) the dispute resolution process conducted pursuant to this Section 2.9(a) is the exclusive mechanism for the resolution of disputes with respect to prorations, and (ii) no action, suit, or proceeding may be brought in any other forum relating to any such matters. Each of Buyer, on the one hand, and the Commnet Parties, on the other hand, will bear one-half of the fees and expenses of the Financial Independent Consultant. Within five (5) Business Days after receipt of the Financial Independent Consultant Proration Report the appropriate Party will pay the other Party or Parties the net amount of the prorations set forth therein by wire transfer of immediately available funds to an account designated in writing by the other Party.

2.10	Recordation; Signage.

(a)	Commnet acknowledges and agrees that, from and after the Initial Site Closing Date for a Sale Site, Buyer shall be permitted to record, or cause to be recorded, and, if necessary, re-record, or cause to be re-recorded, any documents (including any Memorandum of SLA, Corrective Assignment, Confirmatory Assignment, Ground Lessor Estoppel, or Non-Disturbance Agreement) that are necessary or desirable (and consistent with the terms and conditions of this Agreement and the Collateral Agreements) to give effect to the transactions contemplated by this Agreement and the Collateral Agreements, in each case without any prior notice to or the prior consent of Commnet.

(b)	Prior to the recordation or re-recordation of any document, to the extent reasonably practicable, Buyer shall cause a copy thereof to be delivered to Commnet, and Buyer shall further cause a copy of the recorded or re-recorded document to be delivered to Commnet promptly after recordation thereof. The applicable Commnet Party shall execute all documents reasonably requested by Buyer to effect any such recordation or re-recordation and shall cooperate with Buyer in pursuing such recordation or re-recordation.

(c)	Buyer and the applicable Sale Site Subsidiary shall, from and after the Initial Site Closing Date for a Sale Site, have the right to place, at its sole cost and expense, signage on any such Sale Site to put third parties on notice of its interest in such Sale Site, subject to compliance with applicable Laws and any Ground Lease applicable to such Sale Site in question.

2.11	Tax Matters.

(a)	Apportionment of Property Taxes. Except as expressly provided in this Agreement or in the MLAs, but without duplication of any right to recovery provided in this Agreement, the Commnet Parties shall be responsible for, shall pay, and shall defend, indemnify, and hold harmless the Buyer for, all Property Taxes and other Taxes attributable to the ownership, operation, use, leasing, management, maintenance, or occupancy of any Sale Site allocable to the Pre-Closing Tax Period with respect to such Sale Site. Except as expressly provided in this Agreement or in the MLAs, Buyer and each applicable Sale Site Subsidiary shall be responsible for, shall pay, and shall defend, indemnify, and hold harmless the Commnet Parties for, all Property Taxes and other Taxes attributable to the ownership, operation, use, leasing, management, maintenance, or occupancy of any Sale Site allocable to the Post-Closing Tax Period with respect to such Sale Site. For the avoidance of doubt, each Party shall be responsible for its own Net Income Taxes and no Party shall be entitled to indemnification for its own Net Income Taxes.

(b)	Bulk Sales. The Parties hereby waive compliance with the provisions of the “bulk sales,” “bulk transfer” and similar Laws. It is understood and agreed by the Parties that (i) any Liabilities arising out of the failure of the Parties to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction with respect to the transactions contemplated by this Agreement shall be treated as Indemnified Taxes, (ii) neither Buyer nor any Sale Site Subsidiary shall have any liability with respect thereto and (iii) without duplication of any right to recovery provided in this Agreement, the Commnet Parties shall indemnify and hold harmless each of the Buyer Indemnified Parties for any such Liability.

(c)	Tax Cooperation. The Parties will furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Included Property transferred pursuant to this Agreement (including access to Books and Records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Claims relating to any Tax. Any expenses incurred in furnishing such information or assistance will be borne by the Party requesting it.

(d)	Income Tax Treatment. The Parties agree that (i) each Sale Site Subsidiary is intended to be classified as an entity that is disregarded as separate from its owner for US federal (and analogous state and local) income tax purposes, (ii) following the Initial Site Closing Date for any Managed Site, Buyer will be treated as the Tax owner of such Managed Site, and (iii) Buyer’s purchase of the membership interest of a Sale Site Subsidiary at the Initial Closing Date for any Managed Site shall treated as a taxable purchase and sale of the assets of the applicable Sale Site Subsidiary and Managed Site, respectively, pursuant to Section 1001 of the Code (collectively, the “Intended Tax Treatment”). Each Party and their respective Affiliates will file all Tax Returns consistent with the Intended Tax Treatment. Each of the Parties agrees that it shall: (i) subject to any adjustments as a result of payments made in accordance with Section 4.5, be bound by the allocation of the Consideration (which allocation will include the amount of the Consideration allocable to the asset classes identified in IRS Form 8594) set forth in a Closing Statement delivered in accordance with Section 2.6(a) and Section 2.7(b) for purposes of determining Taxes (but not for any other purpose); (ii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with such allocation (including IRS Form 8594); and (iii) take no position, and cause its Affiliates to take no position, inconsistent with such allocation on any applicable Tax Return, except as otherwise required by Law or an Order. The Parties will use commercially reasonable efforts to agree upon such allocation prior to the Initial Site Closing Date for a Sale Site, but in any event, within ninety (90) days after the Initial Site Closing Date for a Sale Site; provided, however, that the allocation shall be prepared by the Parties in a manner consistent with the methodology (the “Allocation Methodology”) set forth on Schedule 2.11(d) hereto. Any dispute regarding the allocation will be resolved in accordance with the Allocation Methodology and the procedures set forth in Section 2.9(b), mutatis mutandis, not later than ninety (90) days after the Initial Site Closing Date for a Sale Site. If such allocation is disputed by any Taxing Authority, then the Party receiving notice of such dispute shall promptly notify the other Parties of such dispute. For the avoidance of doubt, without limiting the generality of the foregoing, the Parties agree to treat the Initial Site Closing Date for a Managed Site as the date when all benefits and burdens of ownership of each such Managed Site have transferred and Buyer (through the acquisition of the membership interests of the applicable Sale Site Subsidiary or otherwise) will be treated as purchasing, and the applicable Commnet Party will be treated as selling, any such Managed Site as of the Initial Site Closing Date for such Managed Site.

(e)	Transfer Taxes. All Transfer Taxes imposed as a result of the transactions contemplated by Section 2.2(f) and Section 2.7(b)(iv) shall be borne [***]. Any Tax Returns that must be filed in connection with any Transfer Taxes will be prepared and filed by the party that has primary responsibility for filing such Tax Returns pursuant to the applicable Law. The parties hereto will cooperate with each other in filing such Tax Returns and minimizing the amount of any Transfer Taxes to the extent permitted by applicable Law.

(f)	Withholding. The Parties will be entitled to deduct and withhold from amounts payable pursuant to this Agreement any withholding Taxes or other amounts required under any applicable Law to be deducted and withheld; provided, however, that: (i) except with respect to any deduction or withholding as a result of a failure of a Party to deliver an IRS Form W-9 in accordance with applicable Law, any such Party will use commercially reasonable efforts to provide the other Parties with written notice of its intent to deduct and withhold any amounts otherwise payable to such other Parties at least three (3) Business Days prior to effecting such deduction and withholding, and shall reasonably cooperate with such other Parties to minimize any required deduction and withholding or to eliminate any such deduction or withholding, in each case, to the extent permitted by Law, and (ii) without limiting the foregoing, as of the Signing Date and absent a change in applicable Law, the Parties expect no payment required to be made by Buyer or its Affiliates, on the one hand, to Commnet or its Affiliates, on the other hand, under this Agreement or the Collateral Agreements to require withholding of any Tax under U.S. federal income Tax Law, subject to Buyer having received an IRS Form W-9 from Commnet in accordance with this Agreement. To the extent that such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(g)	Survival. Notwithstanding anything to the contrary contained in this Agreement, the agreements and indemnities contained in this Section 2.11 shall survive indefinitely after the consummation of the transactions contemplated by this Agreement or the termination of this Agreement.

2.12	Integrated Transactions. The Parties acknowledge and agree that: (a) the transactions contemplated by this Agreement and the Collateral Agreements are dependent upon one another; (b) the Parties would not have entered into this Agreement and the Collateral Agreements unless this Agreement and all of the Collateral Agreements were being entered into as and when contemplated; and (c) this Agreement and the Collateral Agreements are to be treated as a single integrated and indivisible agreement for all purposes, including the Bankruptcy of any Party.

2.13	Deposit Amount. Within three (3) Business Days after the Signing Date, Buyer will pay by wire transfer of immediately available funds an amount equal to the Deposit Amount to the applicable account designated in the Deposit Agreement, which Deposit Amount will be held and applied by Deposit Agent in accordance with the terms of this Agreement and the Deposit Agreement. Any interest or income earned with respect to the Deposit Amount will be income of the Buyer, unless Commnet is paid the Deposit Amount in connection with the Initial Closing (in which case, such interest or income shall be paid to Commnet as part of the Consideration) or is paid the Termination Fee (in which case, such interest or income will be paid to Commnet as part of the Termination Fee).

Article III.
SITE LISTS; PAYMENT OF CONSIDERATION

3.1	Site Lists.

(a)	The Parties have mutually prepared in good faith the Signing Site Designation List, which categorically identifies, as of the Signing Date, the Parties’ good faith determination of the Site Designations for each Portfolio Site as of the Signing Date.

(b)	At least five (5) Business Days prior to each Closing Date, Buyer shall reasonably and in good faith prepare and deliver to Commnet an updated version (subject to modification by Commnet in accordance with Section 4.3, each a “Closing Site Designation List”) of the Signing Site Designation List or the most recent Closing Site Designation List, as applicable, which categorically identifies, as of the date thereof, the Site Designations for each Portfolio Site in accordance with this Agreement. For any Portfolio Site for which the Site Designations have changed since the Signing Site Designation List or the previous Closing Site Designation List, Buyer must deliver to Commnet, concurrently with delivery of such Closing Site Designation List, reasonable supporting documentation and/or copies of all applicable Authorizations (including any Consent Agreements or Notices) or evidence of other matters as the basis for such change to the extent not already provided in accordance with Section 4.2; provided, however, that, in no event, may the Site Designation for a Portfolio Site that was an Assignable Site in a Closing change to an Excluded Site, a Deferred Site, or a Managed Site.

(c)	The Parties agree that, except for Buyer’s and Commnet’s covenants or other obligations expressly set forth in this Section 3.1, the matters described in this Section 3.1 shall not be considered as representations, warranties, covenants, or obligations of any Party.

3.2	Payment of Consideration. Buyer agrees that the payments contemplated by Section 2.2(a) and Section 2.7(b) to be made by Buyer is non-refundable and that Buyer shall not have any right of abatement, reduction, setoff, counterclaim, rescission, recoupment, refund, defense, or deduction with respect thereto, including in connection with any event of default by any Commnet Party or any casualty or condemnation, in each case except as otherwise expressly provided by this Agreement or the Collateral Agreements.

Article IV.
PROCEDURES FOR PORTFOLIO SITES

4.1	General: Assignable Sites, Managed Sites, Deferred Sites, and Excluded Sites. Subject to and except as otherwise provided by the terms and conditions of this Agreement, if: (a) there are no Managed Site Conditions with respect to a Portfolio Site (other than an Excluded Site); or (b) all of the Managed Site Conditions with respect to a Portfolio Site (other than an Excluded Site) have been corrected or addressed, then, except as otherwise provided in this Article IV, such Portfolio Site will thereafter be treated as an “Assignable Site”, otherwise, such Portfolio Site will either be a Deferred Site, a Managed Site, or an Excluded Site; provided, however, that, notwithstanding anything to the contrary in this Agreement, once the Initial Closing occurs: (i) any Assignable Site may not become a Deferred Site, a Managed Site, or an Excluded Site; and (ii) any Managed Site may not become a Deferred Site.

4.2	Certain Procedures with Respect to Identifying and Curing Managed Site Conditions.

(a)	From and after the Signing Date until the later of: (i) the last Business Day of the month in which the first anniversary of the Initial Closing Date occurs; and (ii) [***] (or such later date upon with the Parties may agree upon in writing, the “Final Subsequent Closing Date”), the Parties shall coordinate and cooperate in good faith to identify and cure any and all Managed Site Conditions (except for those Managed Site Conditions related to Excluded Sites) and to cause the conversion of any Deferred Sites and Managed Sites to Assignable Sites; provided, however, that, notwithstanding the foregoing, from and after the Initial Site Closing Date for a Portfolio Site, Buyer will not have the right to identify any additional Managed Site Conditions for such Portfolio Site except as set forth in the definition of “Open Diligence Site”. In furtherance of the foregoing: (i) the Commnet Parties shall have principal responsibility, at their sole cost and expense (except as otherwise provided in this Agreement), for devising and implementing the strategy for curing any and all Managed Site Conditions; (ii) the Commnet Parties shall be permitted to unilaterally prepare and deliver (and re-deliver) Consent Agreements and receive Consents from and after the Signing Date; and (iii) the Commnet Parties shall, in the case of each Authorization that requires only notice to be delivered to a Person, deliver a Notice to each such Person prior to the Initial Site Closing Date for a Portfolio Site. If Buyer or its Representatives receive communications from any Person regarding any of the foregoing matters or the transactions contemplated by this Agreement, Buyer and its Representatives: (A) shall direct any such Person to contact Commnet; and (B) may respond to any unsolicited communications that are non-written, but only if a Representative of Commnet is present (or otherwise to communicate to such Person that Buyer is unable to otherwise respond to such Person without Commnet present). Each Party shall exercise its rights under this Section 4.2(a) in a reasonable and good faith manner intended to not interfere with the business activities or relationships of the other Parties. In no event will a Commnet Party agree to enter into any Ground Lease (including to cure the Managed Site Condition with respect to the Short Term/No Ground Lease Sites) or amend the terms of any Ground Lease or any Collocation Agreement to the extent it relates to a period after the Initial Site Closing Date for a Portfolio Site without the prior written approval of Buyer, which approval will not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, the Commnet Parties will not be obligated to pay any commercially unreasonable consent fee or other amount to any Ground Lessor in order to obtain a Consent or cure a Managed Site Condition under a Ground Lease unless the terms of the Ground Lease expressly require a Commnet Party to make such payment.

(b)	Except as otherwise provided in Section 4.2(a), and without increasing Buyer’s rights under Section 4.2(a), with respect to each Sale Site, between the Signing Date and the conveyance, assignment, transfer and delivery of such Sale Site at the Initial Closing or a Subsequent Closing, as applicable, without the prior written consent of Commnet (which consent will not be unreasonably conditioned, delayed, or withheld), Buyer shall: (i) not initiate contact with any Ground Lessor or any other Person in connection with any notices or requests for consents to assignments, transfers, leases and subleases of Ground Leases, in each case without the prior written consent of Commnet (which such consent will not be unreasonably conditioned, delayed, or withheld); (ii) include Commnet in any written communications with any such Person (including Notices and Consents); (iii) to the extent reasonably practicable, not engage in any telephone conversations with any such Person without a representative of Commnet having been invited to participate on such call, and if a Representative of Commnet is not on such call, promptly following the conclusion of such call, notify Commnet of any such telephone conversations; (iv) obtain approval from Commnet for the content of any such communications (which such approval will not be unreasonably conditioned, delayed, or withheld); and (v) provide Commnet with copies of all written or other communications from such Persons; provided, however, that this Section 4.2(b) does not apply after the Initial Site Closing Date for any Portfolio Site that is an Assignable Site.

(c)	Notwithstanding anything to the contrary contained in this Agreement, from and after the Final Subsequent Closing Date, the Parties may, in their respective discretion, continue any efforts, from time to time, to cure any remaining Managed Site Conditions for any Sale Sites or Deferred Sites, and the Parties shall execute and deliver such documentation as the other Parties may prepare and which is reasonably acceptable to the Parties, as reasonably requested from time to time with respect thereto, including execution of the documents required for additional Subsequent Closings. Buyer shall promptly reimburse, or cause to be reimbursed, the Commnet Parties for their reasonable, documented out-of-pocket costs and expenses related to providing assistance pursuant to this Section 4.2(c), to the extent requested by Buyer, after the Final Subsequent Closing Date.

(d)	Following the cure of any Managed Site Conditions with respect to a Sale Site, the Party that took the action that resulted in such cure shall promptly provide written notice to the other Parties, identifying the Sale Site or Deferred Site together with the related Managed Site Conditions that were cured and containing a brief statement regarding how such Managed Site Conditions were cured, which notice shall include for each applicable Sale Site or Deferred Site, copies of all applicable Authorizations (including any Consent Agreements or Notices) or other documentation that establish by clear and convincing evidence that any applicable Managed Site Conditions have been cured.

(e)	Subject to (i) the terms and conditions set forth in this Section 4.2(e), (ii) contractual restrictions applicable to Buyer and its Affiliates and (iii) applicable Law, from and after the Initial Site Closing Date for a Sale Site that is subject to a Prospective Backlog Collocation Agreement, a Firm Backlog Collocation Agreement, or any uncured Managed Site Condition (collectively, the “Access Sites”) until the Final Subsequent Closing Date, the Commnet Parties shall, upon at least three (3) days prior notice (email will suffice) to Buyer, have the right to access each such Access Site and the related Tower, shelters, and other space and structures at such Access Site for the sole purpose of enabling the Commnet Parties to construct and prepare the Backlog Collocation Site for, and in compliance with, any Backlog Collocation Agreement and/or to cure any Managed Site Conditions (the “Cure Activities”). The Commnet Parties shall comply with the requirements set forth in Schedule 4.2(e) in connection with its access of the Access Sites and conduct of the Cure Activities. Neither Buyer nor any of its Affiliates will charge to any Commnet Party any additional consideration to access the Access Sites or to conduct the Cure Activities, but for clarity, except as otherwise provided in this Agreement, the Commnet Parties shall be responsible for all costs and expenses it incurs with third parties in connection with conducting the Cure Activities. In no event shall any Commnet Party take or permit any action in connection with access of the Access Sites and conduct of the Cure Activities that would reasonably be expected to impair or otherwise interfere with the use of the other assets located upon such Access Site or other operations being conducted at such Backlog Collocation Site, in each case, without the prior written consent of Buyer, which consent will not be unreasonably conditioned, delayed or withheld. The rights granted to the Commnet Parties in this Section 4.2(e) shall be self-effecting upon the applicable Initial Site Closing Date without further requirements of the Parties. Upon request from Commnet, Buyer shall use its commercially reasonable efforts, at Commnet’s sole cost and expense, to cause the owner or manager of the applicable Access Sites to execute a stand along license memorializing the rights granted to the Commnet Parties under this Section 4.2(e); provided, however, execution and delivery of such license is not necessary to establish or confirm the rights granted to the Commnet Parties under this Section 4.2(e). The Commnet Parties shall, jointly and severally indemnify, defend, and hold harmless the Buyer Indemnified Parties for any claims, losses, or causes of action caused by any action by any Commnet Party and its Representatives in connection with access to the Access Sites provided under this Section 4.2(e) and the Cure Activities; provided, however, that the Commnet Parties shall not indemnify, defend, and hold harmless the Buyer Indemnified Parties for any claim, loss, or cause of action caused by: (A) the gross negligence or willful misconduct of any Buyer Indemnified Party; or (B) any physical condition existing on any Access Site prior to such Commnet Party’s or its Representative’s entry thereon (except for any incremental damage or exacerbation of any existing condition caused by such Commnet Party or its Representatives with respect to any such physical condition), except in the case of clause (B) with respect to any claim brought by a Representative or invitee of any Commnet Party and its Affiliates. The rights and obligations of the Parties under this Section 4.2(e) shall survive the Initial Site Closing Date for a Sale Site until the Final Subsequent Closing Date.

4.3	Certain Deferred Sites and Excluded Sites.

(a)	In addition to Commnet’s other rights to designate a Portfolio Site as an Excluded Site in accordance with this Agreement, Commnet may elect, in its sole discretion, by written notice to Buyer given at any time prior to the date that is one (1) Business Day prior to the Closing Date for a Portfolio Site that would first be a Managed Site or Deferred Site in such Closing, to designate such Portfolio Site: (i) as an Excluded Site and permanently exclude such Portfolio Site from the transactions contemplated by this Agreement if the Expected Remediation Costs to cure the Managed Site Conditions for such Managed Site (other than an Under Construction Site or with respect to a Portfolio Site designated as an Assignable Site by Buyer under Section 2.8(d)) exceed the Remediation Cost Cap or if it is reasonably expected that such Managed Site Conditions could not be cured prior to the Final Subsequent Closing Date; or (ii) if such Portfolio Site is an Environmental Site (other than an Environmental Site designated by Buyer as an Assignable Site under Section 2.8(d)), as a Deferred Site for purposes of such Closing and exclude such Deferred Site from such Closing. The Closing Site Designation List for each Closing will be modified by any elections made by Commnet in accordance with this Section 4.3(a).

(b)	Upon the designation of a Portfolio Site as an Excluded Site in accordance with this Agreement, all references to such Portfolio Site in the representations and warranties contained in this Agreement shall be deemed to have been deleted effective as of the Signing Date as if such representations and warranties were never made.

(c)	During the period between the Signing Date and the Final Subsequent Closing Date, the Commnet Parties shall use commercially reasonable efforts, at their sole cost and expense, to (i) complete construction on any Under Construction Sites and To Be Built Sites, (ii) enter into a Ground Lease for all Short Term/No Ground Lease Sites, and (iii) otherwise cure any Managed Site Conditions related to any Deferred Sites and Managed Sites. Commnet shall provide Notice to Buyer upon achieving (i), (ii), and (iii) above.

4.4	Managed Site Conditions.

(a)	If a Portfolio Site that was designated as an Assignable Site on the Signing Site Designation List and, at least five (5) Business Days prior to the Initial Closing Date, Buyer reasonably and in good faith determines that a Portfolio Site is subject to one or more Managed Site Conditions, then Buyer shall promptly notify Commnet in writing that it considers such Portfolio Site to be a Managed Site and provide Commnet with reasonable specificity as to the reasons therefor (including Section references to the applicable Managed Site Condition(s)) and the actions necessary to cure (if curable) the applicable Managed Site Condition(s) applicable to such Portfolio Site, and in such case, subject to Section 2.8(d) and Section 4.3(a), such Managed Site shall be identified as a Managed Site on the Closing Site Designation List. Subject to Section 2.8(d) and Section 4.3(a), until the Final Subsequent Closing Date Deadline, Commnet shall use commercially reasonable efforts at its sole cost and expense, to cure the Managed Site Condition(s) causing any Portfolio Site (other than an Excluded Site) to be a Managed Site or a Deferred Site.

(b)	Except as otherwise provided in this Agreement, if a Managed Site is not designated as an Excluded Site or a Deferred Site in accordance with Section 4.3 or this Agreement or as an Assignable Site in accordance with Section 2.8(d), then such Portfolio Site shall be deemed a Managed Site or a Deferred Site, as applicable, until such time as the Managed Site Conditions causing such Portfolio Site to be a Managed Site or a Deferred Site, as applicable, have been cured and Commnet has provided reasonable supporting documentation evidencing the cure of such Managed Site Conditions or such Portfolio Site becomes an Excluded Site in accordance with this Agreement.

(c)	If Commnet is unable to cure the Managed Site Conditions resulting in such Portfolio Site (other than a Portfolio Site designated as an Excluded Site by Commnet in accordance with Section 4.3 or Section 4.4(a)) being a Managed Site or a Deferred Site by the Final Subsequent Closing Date Deadline, Buyer may elect, in its sole discretion, to: (i) designate such Portfolio Site as an Excluded Site; or (ii) for any Managed Site, allow such Managed Site to continue as a Managed Site, by delivering written notice thereof to Commnet within five (5) Business Days after the Final Subsequent Closing Date Deadline. If Buyer does not deliver such notice within such five (5) Business Day period, then any such Managed Site will continue as a Managed Site and any Deferred Site will become an Excluded Site. If Buyer elects to designate such Managed Site as an Excluded Site, on the Final Subsequent Closing Date, such Managed Site will become an Excluded Site, and with respect to all such Excluded Sites and any Portfolio Sites otherwise designated as Excluded Sites in accordance with Section 4.3 or Section 4.4(a) that were a Managed Site in a Closing, the Parties shall take all actions, make all payments, and execute all documents reasonably necessary (and any necessary amendments to existing documentation as appropriate) to ensure that the Parties are in the same legal position as they would have been if such Managed Site was an Excluded Site at the Initial Site Closing for such Managed Site, including rescinding the transaction that occurred with respect to such Managed Site at any Closing under this Agreement and the Collateral Agreements and, in accordance with Section 4.5, Commnet or Buyer, as applicable, paying the Net Amount for such Managed Site to Buyer or Commnet, as applicable. To the extent a Portfolio Site becomes an Excluded Site after the Initial Closing in accordance with this Section 4.4(c), the Parties agree to treat the transactions described in this Section 4.4(c) and the return of the Excluded Site to the applicable Commnet Party as a separate Tax event at the time such transactions are consummated unless the Parties agree in writing to treat the transactions as effectuating a recission under applicable Tax Law.

(d)	Any dispute regarding whether a Portfolio Site is a Managed Site will be resolved in accordance with Section 4.6. Without limiting Commnet’s duties under this Section 4.4, Buyer shall coordinate with Commnet prior to Buyer incurring any out-of-pocket costs and expenses in connection with any efforts to cause the circumstances causing any Portfolio Site to be a Managed Site to be cured. If Commnet approves the incurrence of such costs and expenses in writing, Commnet shall be responsible for reimbursing, and shall promptly (but in any event no later than sixty (60) days following request with reasonable detail therefor) reimburse, Buyer for all approved commercially reasonable and documented out-of-pocket costs and expenses incurred by it in connection with any efforts to cause the Managed Site Condition(s) causing any Portfolio Site to be a Managed Site to be cured.

4.5	Payment of the Aggregate Net Amount. If applicable, Commnet or Buyer, as applicable, shall make payment to Buyer or Commnet, as applicable, on the Final Subsequent Closing Date (or, with respect to any Portfolio Site subject to a pending Site Designation Dispute as of the Final Subsequent Closing Date Deadline, as soon as practicable thereafter and without duplication), of an amount equal to, without duplication, the aggregate Net Amount for each Portfolio Site that became an Excluded Site and was returned to the applicable Commnet Party after the Initial Closing and on or prior to the Final Subsequent Closing Date in accordance with Sections 4.4(a), 4.4(c), or 4.6, or otherwise in accordance with this Agreement. The amount of the Allocated Site Consideration included in such aggregate payment shall be treated as an adjustment to the paid Consideration. In addition, if Buyer has paid or received any amounts that constitute a Net Amount after the Initial Site Closing Date for any such Portfolio Site and prior to the Final Subsequent Closing Date Deadline, then no later than five (5) Business Days following the Final Subsequent Closing Date Deadline, Buyer will provide Commnet with reasonable supporting documentation thereof, and the Parties will work reasonably and in good faith to mutually agree upon the aggregate Net Amount to be paid in accordance with this Section 4.5. In furtherance of the foregoing, the Parties shall execute and deliver, as applicable: (a) amended schedules and exhibits to the MLAs; (b) amended schedules and exhibits to the Management Agreement; and (c) amended schedules or exhibits to all other applicable Collateral Agreements. The sole and exclusive rights and remedies of the Parties with respect to adjustments to Consideration, payment of the aggregate Net Amount, and matters relating to Site Designation are set forth in this Article IV, and except as expressly provided otherwise in this Section 4.5 with respect to the calculation and the payment of the aggregate Net Amount, the Parties shall have no other rights or remedies with respect to such matters after the Final Subsequent Closing. Notwithstanding anything to the contrary in this Agreement or any Collateral Agreement: (i) the Commnet Parties shall not have a right, nor shall anything in this Agreement be construed to grant such a right, to setoff or deduct from any amounts due and payable to Buyer pursuant to any Collateral Agreement on account of any amounts due and owing to any Commnet Party by Buyer pursuant to this Agreement; and (ii) Buyer shall have no right, nor shall anything in this Agreement be construed to grant such a right, to setoff or deduct from any amounts due and payable to any Commnet Group Member pursuant to this Agreement on account of any amounts due and owing to Buyer or any Affiliate of Buyer by any Commnet Group Member pursuant to any Collateral Agreement.

4.6	Dispute Resolution.

(a)	The Parties intend to provide for an expedited dispute resolution process that shall resolve any and all disputes solely with respect to the Site Designation of any Portfolio Site (each a “Site Designation Dispute”). As such, any Site Designation Dispute shall be subject to the dispute resolution process provided in this Section 4.6. Should a Party wish to initiate a dispute resolution process with respect to any Site Designation Dispute, it shall first deliver to the other Parties a written notice (a “Notice of Dispute”) that specifies in reasonable detail the Site Designation Dispute that such Party wishes to have resolved; provided, however, that: (i) to the extent practicable, any such notice must be delivered at least thirty (30) days prior to the Final Subsequent Closing; and (ii) Buyer may not dispute any Site Designation set forth on the Closing Site Designation List except to the extent that it discovers any Managed Site Conditions after the delivery of the Closing Site Designation List for the Initial Closing and delivers written notice of such dispute to Commnet prior to the Initial Closing. Any Portfolio Site subject to a bona fide Site Designation Dispute will be deemed a Managed Site until such Site Designation Dispute is resolved in accordance with this Section 4.6.

(b)	If the Parties are not able to resolve a Site Designation Dispute within ten (10) days of a Party’s receipt of the applicable Notice of Dispute, then such Site Designation Dispute shall be promptly submitted to the Legal Independent Consultant for resolution and the Legal Independent Consultant shall determine the Site Designation of the Portfolio Site subject to such Site Designation Dispute. The Parties shall cooperate with the Legal Independent Consultant and shall proceed reasonably and in good faith to endeavor to cause the Legal Independent Consultant to resolve any Site Designation Dispute no later than ten (10) days after the Site Designation Dispute is submitted to the Legal Independent Consultant. Buyer, on the one hand, and Commnet, on the other hand, each shall pay one-half of the fees and expenses of the Legal Independent Consultant. The Legal Independent Consultant’s resolution of the disagreement shall be reflected in a written report, which report shall be delivered promptly to Buyer and Commnet and shall set forth the Legal Independent Consultant’s determination of the Site Designation for the Portfolio Site subject to the Site Designation Dispute. Judgment may be entered upon the Legal Independent Consultant’s report in any court having jurisdiction over the Party against which such report is to be enforced.

(c)	The Legal Independent Consultant conducting any dispute resolution shall be bound by, and shall not have the power to modify, the provisions of this Agreement, any Collateral Agreement, or any other related agreements, instruments, and other documents. Unless otherwise provided in this Agreement, each Party shall pay its own costs, fees, and expenses (including for counsel, experts and presentation of proof) in connection with any dispute resolution under this Section 4.6.

(d)	Each Party agrees that the dispute resolution process conducted pursuant to this Section 4.6 is the exclusive mechanism for the resolution of disputes with respect to Site Designation Disputes and agrees that no action, suit, or proceeding may be brought in any other forum relating to any such matters. All determinations of Site Designation in accordance with this Section 4.6 are final and conclusively binding on the Parties.

(e)	With respect to all Site Designation Disputes resolved after the Initial Closing Date, on the date that is twenty (20) Business Days after the final date of such resolution, the Parties shall take all actions, make all payments, and execute all documents reasonably necessary (and any necessary amendments to existing documentation as appropriate) to ensure that the Parties are in the same legal position as they would have been if the Site Designation(s) for such Portfolio Site(s) was properly determined at the Initial Site Closing for such Portfolio Site, including, if applicable: (i) rescinding the transaction(s) that occurred with respect to such Portfolio Site(s) at any Closing under this Agreement and the Collateral Agreements and, in accordance with Section 4.5, Buyer or Commnet, as applicable, paying the Net Amount for such Portfolio Site(s) to Commnet or Buyer, as applicable; and (ii) executing and delivering, as applicable, (A) amended schedules and exhibits to the MLAs, (B) amended schedules and exhibits to the Management Agreement, and (C) amended schedules or exhibits to all other applicable Collateral Agreements, in each case, in order to reflect the revised Site Designation(s).

Article V.
REPRESENTATIONS AND WARRANTIES OF THE COMMNET PARTIES

Except for any uncured Managed Site Conditions that are identified in reasonable detail on the Signing Site Designation List or a Closing Site Designation List, as applicable, and except as disclosed in the corresponding sections or subsections of the Commnet Disclosure Schedule (it being agreed that, notwithstanding the foregoing, disclosure of any item in any section of the Commnet Disclosure Schedule shall be deemed disclosure of such item with respect to any other section of the Commnet Disclosure Schedule to the extent that the relevance of such item to such other section is reasonably apparent from the face of such disclosure), each Commnet Party, jointly and severally, represents and warrants to Buyer as of the Signing Date, the Initial Site Closing Date, and each Subsequent Closing, respectively, as follows:

5.1	Organization. Each Commnet Party is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of its organization with the requisite power and authority to carry on its business (including the ownership, lease, and operation of the Included Property of the Sale Sites) as it is now being conducted and is duly qualified and in good standing as a foreign entity in each jurisdiction in which the character of the Included Property owned, leased, or operated by it requires such qualification.

5.2	Authority; Enforceability; No Conflicts.

(a)	Each Commnet Party has the requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement, and each Commnet Party has the requisite power and authority to execute and deliver each Collateral Agreement to which it is a party, to perform its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery by each Commnet Party of this Agreement and the consummation of the transactions contemplated by this Agreement have been, and the execution and delivery by each Commnet Party of the Collateral Agreements to which it is a party and the consummation of the transactions contemplated thereby shall have been on or prior to the Signing Date, duly authorized by all requisite action of each Commnet Party. Each Commnet Party has duly executed and delivered this Agreement. Each Commnet Party: (i) on the Initial Closing Date shall have duly executed and delivered each of the Collateral Agreements to which it is a party (if any); and (ii) on each Subsequent Closing Date, shall have duly executed and delivered the amended schedules and exhibits to the existing, or new, Collateral Agreements to which it is a party, as the case may be. Assuming the due execution and delivery of each such agreement by each party thereto other than each Commnet Party, this Agreement is the legal, valid, and binding obligation of each Commnet Party, and on the Initial Closing Date each of the Collateral Agreements to which each Commnet Party is a party (as amended at such time and as theretofore amended) shall be the legal, valid, and binding obligation of each Commnet Party, in each case enforceable against it in accordance with its respective terms, subject to the effect of Bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.

(b)	The execution, delivery, and performance by each Commnet Party of this Agreement and by each Commnet Party of each of the Collateral Agreements to which it is a party (if any), and the consummation of the transactions contemplated hereby and thereby on their terms and conditions, do not (or would not if it were a party hereto) and shall not, with or without notice or lapse of time or both, result in: (i) a breach or violation of, or a conflict with, any provision of the constituent documents of each Commnet Party; (ii) subject to such filings, compliance, investigation, or other action as may be required under the HSR Act, a breach or violation of, or a conflict with, any provision of Law or a Governmental Approval (excluding any Governmental Approval from a Governmental Authority in its role as a Ground Lessor under a Ground Lease) to which each Commnet Party or the Included Property is subject; or (iii) subject to Section 1.3, a breach or violation of, or a conflict with, constitute a default under, or permit the acceleration of any Liability or result in the creation of any Lien, other than Permitted Liens, upon any of the properties or assets constituting Included Property of any Commnet Party under, any Material Agreements (including any Material Agreement with a Governmental Authority in its role as a Ground Lessor under a Ground Lease).

5.3	Title to Property; Sufficiency.

(a)	Prior to the transfer to a Sale Site Subsidiary pursuant to a Transfer Agreement: (i) the applicable Commnet Party holds: (A) a valid and existing leasehold, subleasehold, easement, license or sublicense, marketing or development right, co-marketing or co-development right, permit, possessory, or other similar valid interest in the Leased Sites Land related to each Sale Site pursuant to the applicable Ground Lease(s); and (B) good and marketable fee simple title to the Owned Site Land, in each case free and clear of all Liens, except for Permitted Liens; and (ii) the applicable Commnet Party owns or has rights in all right, title and interest in, to, and under all of the Included Property of each Sale Site (other than the Land related to such Sale Site), free and clear of any Liens, except for Permitted Liens.

(b)	Prior to or at the Initial Site Closing Date with respect to each Assignable Site, such good and marketable fee simple title to the Owned Site Land and such good and marketable title to, or such valid and existing leasehold, subleasehold, easement, license or sublicense, marketing or development right, co-marketing or co-development right, permit, possessory or other similar valid interest in, to, and under, and all other rights and interests of the applicable Commnet Party in, or has rights in, to, and under, all of the Included Property of such Assignable Site (other than the Owned Site Land related to Owned Sites) shall pass to the applicable Sale Site Subsidiary pursuant to the applicable Transfer Agreement, in each case free and clear of all Liabilities except for Post-Closing Liabilities relating to such Assignable Site and except for Unindemnified Taxes, and free and clear of all Liens, except for Permitted Liens.

(c)	The applicable Commnet Party owns or has rights in all right, title and interest in, to, and under all personal property included within the definition of Included Property of each Sale Site, free and clear of any Liens, except for Permitted Liens. At the Initial Site Closing Date with respect to each Assignable Site, such good and marketable title to, or such valid and existing leasehold, subleasehold, easement, license or sublicense, marketing or development right, co-marketing or co-development right, permit, possessory or other similar valid interest in, to, and under, and all other rights and interests of the applicable Commnet Party in, or has rights in, to, and under, all personal property included within the definition of the Included Property of such Assignable Site shall pass to the applicable Sale Site Subsidiary, in each case free and clear of all Liabilities except for Post-Closing Liabilities relating to such Assignable Site and except for Unindemnified Taxes, and free and clear of all Liens, except for Permitted Liens. Except for Portfolio Sites identified on the Portfolio Site Information List as not having a recorded Ground Lease, all Ground Leases evidencing a Commnet Party’s right or interest in or to a Sale Site have been duly recorded.

(d)	The Included Property of each Sale Site is sufficient for the continued conduct of the business at such Sale Site after the Initial Site Closing for such Sale Site in substantially the same manner as conducted by the applicable Commnet Party prior to such Initial Site Closing.

(e)	The Portfolio Site Information List sets forth a true, correct, complete and accurate list and summary of the information contained therein with respect to each Portfolio Site. Commnet has provided Buyer true, correct and complete copies of all documentation reasonably requested by the Buyer prior to the Signing Date that supports such information.

(f)	The information provided in Schedule 3 hereto is true, correct, and accurate summary of the information contained therein.

5.4	Real Property.

(a)	(i) No Commnet Party is a party to, and no Sale Site or any Included Property thereof is subject to or bound by, any Contract with any Person (other than this Agreement) to transfer or encumber all or any portion of any Sale Site (excluding, for these purposes, the rights of the Tower Subtenants under the Collocation Agreements, Permitted Liens, and any Ground Lessor’s reversionary interest in a Tower upon the termination of the respective Ground Lease or right to use a portion of such Tower during the term of the Ground Lease without additional payment, which such rights are set forth in the applicable Ground Lease).

(b)	As of the Signing Date and Initial Site Closing Date for a Sale Site, respectively: (i) no Commnet Party has received written or, to the Knowledge of any Commnet Party, oral notice that any condemnation, rezoning, or other proceedings that could materially affect a Sale Site have been instituted; and (ii) to the Knowledge of the Commnet Parties, no such proceedings are pending or threatened with respect to any Sale Site.

5.5	Other Property and Insurance.

(a)	Except for Under Construction Sites and To Be Built Sites, each Sale Site includes a Tower and Improvements in each case that are operational, in good order and repair, and structurally sufficient for their current use and occupancy (consistent with industry standards for wireless communications towers and improvements) and each Sale Site includes Tower Related Assets that are in good working order and repair in satisfactory order and repair (consistent with industry standards for wireless communications towers and improvements); provided, however, that the Commnet Parties make no representations or warranties with respect to any Excluded Assets.

(b)	Except with respect to Under Construction Sites and To Be Built Sites, true, correct, and complete copies of all current TIA Assessments and Structural Analyses in the possession or under the control of a Commnet Party with respect to each Tower located on each Portfolio Site have been made available to Buyer.

(c)	Except with respect to the Under Construction Sites and the To Be Built Sites: (i) each Sale Site has the right to install, maintain, and use utilities or a generator for provision of electric power and access to a form of telecommunications service; (ii) the utility services currently available to each Sale Site are adequate for the present customary use of such Sale Site and, to the Knowledge of the Commnet Parties, there is no condition, individually or in the aggregate, which will result in the termination of such utility services to such Sale Site; (iii) no action is pending or, to the Knowledge of the Commnet Parties, threatened, or condition or event existing which, individually or in the aggregate, would have the effect of terminating or limiting such utilities; and (iv) the Commnet Parties have not received any notice that any costs of installation of such utility services have not been fully paid and, to the Knowledge of the Commnet Parties, all such costs have been paid.

(d)	Except as set forth on Section 5.5(d) of the Commnet Disclosure Schedule, each Sale Site has vehicular ingress and egress to public streets or private roads that is suitable for the purposes used by the Commnet Parties in the ordinary course of business.

(e)	The Included Property of the Sale Sites, taken as a whole, have been operated and maintained, in all material respects, in the ordinary course of business and consistent with past practice and in accordance with industry standards.

(f)	The Commnet Parties maintain policies of fire and extended coverage and casualty, liability and other forms of insurance relating to the ownership and operation of each Sale Site and the Included Property thereon in such amounts and against such risks and losses as are customary for similar businesses and assets similarly situated. As of the Initial Closing, all such insurance policies will be in full force and effect; all premiums due thereon will have been paid by the Initial Sale Site Subsidiary through the Initial Closing Date; and the Initial Sale Site Subsidiary will otherwise be in compliance with the terms and provisions of such policies.

(g)	Section 5.5(g) of the Commnet Disclosure Schedule sets forth a true, correct and complete list of all Tower Bonds with respect to each Sale Site.

(h)	Except for the To Be Built Sites and the Under Construction Sites, each Portfolio Site and the Included Property thereon has been constructed in compliance with the NSB Agreement, the SPP Agreement, the AT&T Build Agreements, or the Verizon Agreements in all material respects.

5.6	Material Agreements.

(a)	Section 5.6(a) of the Commnet Disclosure Schedule contains a true, correct, complete and accurate list and summary of the information contained therein with respect to each Material Agreement.

(b)	Except as set forth on Section 5.6(b) of the Commnet Disclosure Schedule, true, correct and complete copies of all Material Agreements (including any Master Collocation Agreements) as in effect on the Signing Date have been made available to Buyer in the Data Room or, to the extent such Material Agreements are amended, waived or entered into after the Signing Date in accordance with this Agreement, will have been made available to Buyer in accordance with Section 7.4(b) or Section 7.4(h) or in the Data Room at two (2) Business Days prior to the Initial Site Closing Date.

(c)	Each Material Agreement: (i) is in full force and effect (except with respect to Material Agreements that expire in accordance with their terms after the Signing Date, are on a month-to-month or year-to-year basis in accordance with applicable Law, or are terminated in accordance with their terms and, if terminated by the applicable Commnet Party, in accordance with the terms of this Agreement after the Signing Date); (ii) has been duly authorized, executed, and delivered by the applicable Commnet Party (or a predecessor in interest, in which case it was duly assigned or transferred to the applicable Commnet Party); and (iii) is a legal, valid, and binding obligation, enforceable against the applicable Commnet Party and, to the Commnet Parties’ Knowledge, each other party thereto, subject to the effect of Bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.

(d)	Each Commnet Party is, in all material respects, in compliance with all Material Agreements and, to the Knowledge of the Commnet Parties, no other party to a Material Agreement is, as of the Signing Date, in breach of or default in any material respect under, any Material Agreement. The Commnet Parties have not received written or, to the Commnet Parties’ Knowledge, oral, unresolved notice of any event which, with the giving of notice or the passage of time or both, would constitute such a default.

(e)	With respect to each Ground Lease: (i) no rent or other payment has been made to any Ground Lessor for a period covering more than one (1) year in advance, prior to the Signing Date in respect of periods ending after the Signing Date; (ii) all fixed rent, additional rent, operating expenses, real estate taxes and similar assessments, utility charges, common area maintenance charges and any other sums payable by the tenant under each Ground Lease that have fallen due have been paid; (iii) the applicable Commnet Party is in actual possession of the leased premises under each Ground Lease; (iv) all amounts due to be paid by the applicable Commnet Party under the Ground Leases have been duly paid, and no amounts are currently past due; and (v) except as set forth in Section 5.6(e) of the Commnet Disclosure Schedule: (A) none of the Ground Leases provides for non-monetary rent or other consideration to the Ground Lessor thereunder; and (B) none of the Ground Lessors is an Affiliate of any Commnet Party; and (vi) no Commnet Party has received any notice of termination or non-renewal that is current and pending of any Ground Lease.

(f)	With respect to each Collocation Agreement: (i) except for Under Construction Sites, To Be Built Sites, and Backlog Collocation Agreements, payment of rent has commenced thereunder, all communications equipment has been installed at the Sale Site to which such Collocation Agreement relates, and no Collocation Agreement provides for non-monetary rent or other consideration to the lessor thereunder; (ii) no Commnet Party has (A) received notice of cancellation, non-renewal or rejection in bankruptcy of such Collocation Agreement from the Tower Subtenant thereunder (or any other party on behalf of such Tower Subtenant) or (B) any knowledge that any Tower Subtenant plans to cancel or not renew its lease or seek protection under Title 11 of the United States Code, 11 U.S.C. §101 et seq.; (iii) no Commnet Party has entered into any Contract to reduce the future rental rate for any Tower Subtenant thereunder except as otherwise provided in any such Collocation Agreement; (iv) no Tower Subtenant has provided any notice or otherwise indicated to any Commnet Party of its intent to exercise any right of termination set forth in the respective Collocation Agreement; (v) no Commnet Party has received any written or, to the Commnet Parties’ Knowledge, oral, notice from any Tower Subtenant claiming that there are material defects in the Improvements, which default or defect remains in any manner uncured; (vi) no Commnet Party has received any written or, to the Commnet Parties’ Knowledge, oral, unresolved notice from any Tower Subtenant asserting any claims, offsets or defenses of any nature whatsoever to the performance of its obligations under its Collocation Agreement and the Commnet Parties have not received written or, to the Commnet Parties’ Knowledge, oral, unresolved notice of any event that, with the giving of notice or the passage of time or both, would constitute the basis of such claim, offset or defense; (vi) no Tower Subtenant under a Collocation Agreements is an Affiliate of any Commnet Party; and (vii) no Commnet Party has received any notice of termination or non-renewal that is current and pending of any Collocation Agreement.

(g)	No Material Agreement contains any restriction or limitation on the ability of a Commnet Party to (i) construct, manage, or operate communications towers or sites or (ii) compete with any Person or to engage in any line of business with any Person.

(h)	Except as provided in the Material Agreements, at the Initial Closing, there shall be no marketing, management, or other contracts pursuant to which any Person other than Commnet Group Members have the right to market or lease tower space to any Person at a Sale Site.

(i)	Except for the Material Agreements and as set forth on Section 5.6(i) of the Commnet Disclosure Schedule, there is no other Contract, other than any Collateral Agreement, that is material to the current ownership, operation or leasing of the Sale Sites, other than those: (i) that will not be in effect with respect to the Sale Sites following the Initial Closing; or (ii) for which Buyer and the Sale Site Subsidiaries will not have any Liability.

(j)	The Commnet Parties do not hold, as a security deposit or similar collateral or security under a Collocation Agreement, any cash, cash equivalents, letters of credit, or marketable securities (except where a Commnet Party is the Ground Lessor under the Collocation Agreement).

(k)	No Master Collocation Agreement provides reciprocal rights for a Commnet Party to collocate on a wireless communication tower owned or leased by a Tower Subtenant or any of its Affiliates.

(l)	Except as set forth on Section 5.6(l) of the Commnet Disclosure Schedule: (i) no Ground Lease contains any duty or obligation of a Commnet Party to provide any property or services (such as handsets) in lieu of or as partial payment of rent under such Ground Lease; and (ii) following the Initial Site Closing Date for a Sale Site, neither the Buyer nor any of its Affiliates will be required to provide any wireless or wireline voice, video, internet, data, Backhaul Services, or any other communications, broadcast, or telecommunications services under any Collocation Agreement.

5.7	Litigation; Orders. Subject to the satisfaction of the condition set forth in Section 8.1(a), there is no action, suit, Order, proceeding, claim, investigation or audit pending or, to the Knowledge of the Commnet Parties, threatened in writing against the Commnet Parties, with respect to any Sale Site or Included Property by or before any Governmental Authority or by any Person.

5.8	Environmental Matters.

(a)	Except as set forth in Section 5.8(a) of the Commnet Disclosure Schedule: (a) the Commnet Parties have not received any written notification from a Governmental Authority that any Sale Site is not in compliance with applicable Environmental Laws; and (b) there have been no releases or disposals of Hazardous Materials at, on, under, or from any Sale Sites by the Commnet Parties or, to the Knowledge of the Commnet Parties, by or on behalf of any other Person, in each case, while such Sale Sites were owned or leased by the Commnet Parties, (c) there have been no releases or disposals of Hazardous Materials at, on, under, or from any Sale Sites by or on behalf of the Commnet Parties or, to the Knowledge of the Commnet Parties, by or on behalf of any other Person, (d) to the Knowledge of the Commnet Parties, the Sale Sites are in compliance with all applicable Environmental Laws, and (e) there has been no threat of release of Hazardous Materials at or from any Sale Site, in violation of Environmental Laws, by or on behalf of the Commnet Parties and, to the Knowledge of the Commnet Parties, by or on behalf of any other Person. No Hazardous Materials have been unlawfully placed on any Sale Site by or on behalf of any Commnet Party. To the Knowledge of the Commnet Parties, there are no other facts, circumstances or conditions, at or affecting any Sale Site, that could reasonably be expected to result in any liability for, or require any remediation, abatement, or correction by, the Parties under applicable Environmental Law.

(b)	Except as set forth on Section 5.8(b) of the Commnet Disclosure Schedule, Commnet has provided to Buyer copies of all Phase I and Phase II environmental impact studies, or any similar environmental report or investigation, NEPA reports, or similar documents related to the Sale Sites that were commissioned by any Commnet Party or are in any Commnet Party’s possession or control as of the Signing Date; provided, however, that the Commnet Parties make no representation or warranty as to the scope, accuracy or comprehensiveness (or lack thereof) of such reports.

(c)	Section 5.8(c) of the Commnet Disclosure Schedule identifies every Sale Site on which a generator (temporary or permanent), fuel, chemical, or other storage tank is not currently installed or in use.

5.9	Brokers, Finders, Site Marketing Agreements, Etc. The Commnet Parties has not employed any broker, finder, investment banker or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees, or other similar fees for which Buyer or any of its Affiliates would be responsible in connection with the transactions contemplated by this Agreement or any of the Collateral Agreements. Prior to the Initial Closing, all Site Marketing Agreements have been terminated and all fees or any other amounts thereunder, including any residual fees, have been paid in full. The consummation of the transactions contemplated by this Agreement and each Collateral Agreement will not result in any fees or other amounts under or in connection with any Site Marketing Agreement for which Buyer or any of its Affiliates would be responsible.

5.10	Compliance with Laws and Governmental Approvals.

(a)	Except for the To Be Built Sites and the Under Construction Sites, each Commnet Party is operating and has for the past three (3) years operated each Sale Site (or, if such Sale Site was constructed within the past three (3) years, since the date such construction was complete) and the Included Property thereon (including the related Tower and Improvements on such Sale Site) in material compliance with all applicable Laws and Governmental Approvals.

(b)	All Governmental Approvals required for the installation, ownership, and operation of any Included Property on any Portfolio Site have been obtained and, to the extent currently required under applicable Law, are currently valid and in full force and effect. True, correct and complete copies of all Governmental Approvals required to be in effect as of the Signing Date will have been made available to Buyer no later than five (5) Business Days following the Signing Date. True, correct and complete copies of all Governmental Approvals required to be in effect as of the Initial Closing Date will have been made available to Buyer no later than two (2) Business Days prior to the Initial Closing Date.

5.11	Taxes.

(a)	Each Commnet Party and the applicable Sale Site Subsidiary has duly and timely filed, or shall so file when due, with the appropriate Governmental Authorities (or there have been or shall be duly and timely filed on its behalf) all U.S. federal and other Tax Returns required to be filed by such Commnet Party with respect to Taxes owing in respect of the Included Property, and all such Tax Returns are true, correct, and complete in all material respects with respect to the Included Property. Except to the extent of any timely filed appeal or protest set forth on Section 5.11(a) of the Commnet Disclosure Schedules, all Taxes with respect to the Included Property that are due and payable prior to the Initial Site Closing Date for a Sale Site with respect to a Pre-Closing Tax Period have or will have been paid by each Commnet Party.

(b)	No Commnet Party is a party to any audit, action, suit, or proceeding by any Taxing Authority relating to any of the Sale Sites or the applicable Sale Site Subsidiary and no Commnet Party has received notice of any such action, suit or proceeding. To the Knowledge of the Commnet Parties, there are no pending or threatened audits, actions, suits, or proceedings by any Taxing Authority relating to any of the Sale Sites or the applicable Sale Site Subsidiary.

(c)	No claim has ever been made in writing by a Governmental Authority against a Commnet Party in a jurisdiction where such Commnet Party does not pay Tax or file Tax Returns with respect to the ownership or operation of the Included Property that such Commnet Party is or may be subject to Taxes assessed by such jurisdiction or required to file Tax Returns in such jurisdiction, in each case with respect to the ownership or operation of the Included Property.

(d)	For federal and all applicable state income Tax purposes, each Sale Site Subsidiary has at all times since the date of its formation been classified as an entity disregarded as separate from its owner within the meaning of Treasury Regulation Section 301.7701-2(c)(2), and no election has been made to treat such applicable Sale Site Subsidiary as an association within the meaning of Treasury Regulation Section 301.7701-3 or as any classification other than a disregarded entity. The applicable Sale Site Subsidiary is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (other than other than customary indemnification or reimbursement provisions in loans, leases and other commercial agreements no significant purpose of which is related to Taxes).

(e)	All Tax Returns required to be filed by the applicable Sale Site Subsidiary have been duly and timely filed, and all Taxes owed such Sale Site Subsidiary (whether or not shown on a Tax Return) have been timely paid in full.

(f)	There are no Liens with respect to Taxes on the applicable Sale Site Subsidiary Interests or on any Included Property (other than Permitted Liens).

5.12	Tower Expenses; Accounts Receivable.

(a)	Section 5.12(a) of the Commnet Disclosure Schedule sets forth a true, correct, and complete list of as of the applicable dates indicated therein of the total outstanding Accounts Payable and other expense information related to the Portfolio Sites, which includes the amount of such expense payments made by the Commnet Parties under each Ground Lease for each Portfolio Site for such period. The information contained in Section 5.12(a) of the Commnet Disclosure Schedule is true and correct as of the applicable dates set forth therein. The Accounts Payable have been incurred in the ordinary course of business consistent with past practice and are not subject to any outstanding dispute.

(b)	Section 5.12(b) of the Commnet Disclosure Schedule sets forth a true, correct, and complete list as of the applicable dates indicated therein of the total outstanding Accounts Receivable and other information about revenue related to the Portfolio Sites, which includes the amount of such rental, reimbursement and other payments made by Tower Subtenants under each Collocation Agreement for each Portfolio Site for such period. The information contained in Section 5.12(b) of the Commnet Disclosure Schedule is true and correct as of the applicable dates set forth therein. The Accounts Receivable identified in Section 5.12(b) of the Commnet Disclosure Schedule are, to the Knowledge of the Commnet Parties, subject to no defenses, counterclaims, or rights of set-off (except as may be expressly provided in any of the Material Agreements or as may arise in the ordinary course of business).

(c)	The Books and Records have been maintained in accordance with sound business practices, consistently applied.

5.13	Sale Site Subsidiary Prior to the Applicable Closing.

(a)	No Assets, Indebtedness, or Activities. When a Sale Site Subsidiary is formed and immediately prior to the transactions contemplated by Section 2.2 and Section 2.7, respectively, with respect to such Sale Site Subsidiary, such Sale Site Subsidiary: (i) shall not (A) have any Subsidiaries, (B) own any shares of, or control, directly or indirectly, or have any equity interest in (or any right (whether contingent or otherwise) to acquire the same) any Person, (C) own or hold any Indebtedness or securities issued by or other investments in any Person, (D) have engaged in any activities other than in connection with or incidental to its formation, the execution and delivery of a Joinder Agreement and the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, and (ii) shall be a wholly owned subsidiary of Alloy.

(b)	No Employees or Liabilities. When a Sale Site Subsidiary is formed and immediately prior to the transactions contemplated by Section 2.2 and Section 2.7, respectively, with respect to such Sale Site Subsidiary, such Sale Site Subsidiary shall have no employees and no Liabilities other than those incident to its formation and those arising under this Agreement.

5.14	Sale Site Subsidiary at the Applicable Closing. At the applicable Closing (immediately after the transactions contemplated by a Transfer Agreement have been consummated and prior to the transfer of the Sale Site Subsidiary Interests of the applicable Sale Site Subsidiary at such Closing):

(a)	Organization. Such Sale Site Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware with the requisite limited liability company power and authority to carry on its business (including, if applicable, the ownership, lease and operation of the Included Property of the Sale Sites) as shall be conducted at such Closing, and is duly qualified and in good standing as a foreign entity in each jurisdiction in which the character of the Included Property that shall be owned, leased or operated by it requires such qualification (or applications for such qualification shall have been filed), except for such qualifications (or filing of applications to qualify) the failure of which to obtain or file could not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of such Sale Site Subsidiary to consummate the transactions contemplated by this Agreement and the Collateral Agreements to which it is a party.

(b)	Authority; Enforceability. Such Sale Site Subsidiary has the limited liability company power and authority to execute and deliver a Joinder Agreement and each Collateral Agreement to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Sale Site Subsidiary of a Joinder Agreement and each Collateral Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby shall have been duly authorized by all requisite limited liability company action of such Sale Site Subsidiary. Such Sale Site Subsidiary has duly executed and delivered a Joinder Agreement and each of the Collateral Agreements to which it is a party (if any). Assuming the due execution and delivery of each such agreement by each party thereto other than such Sale Site Subsidiary, on the applicable Closing Date, a Joinder Agreement and each of the Collateral Agreements to which such Sale Site Subsidiary is a party (as amended at such time and as theretofore amended) shall be the legal, valid and binding obligation of such Person, in each case enforceable against it in accordance with its respective terms subject to the effect of Bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.

(c)	No Conflicts. The execution, delivery and performance by such Sale Site Subsidiary of a Joinder Agreement and each of the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby on their terms and conditions, shall not, with or without notice or lapse of time or both, result in (i) a breach or violation of, or a conflict with, any provision of its Sale Site Subsidiary Certificate of Formation, Sale Site Subsidiary LLC Agreement or other organizational documents of such Sale Site Subsidiary, (ii) subject to such filings, compliance, investigation, or other action as may be required under the HSR Act, a breach or violation of, or a conflict with, any provision of Law or a Governmental Approval (excluding any Governmental Approval from a Governmental Authority in its role as a Lessor under a Ground Lease) to which such Sale Site Subsidiary or the Included Property is subject or (iii) subject to Section 1.3, a breach or violation of, or a conflict with, or constitute a default under, or permit the acceleration of any Liability or result in the creation of any Lien upon any of the properties or assets of such Sale Site Subsidiary under any Material Agreement of such Sale Site Subsidiary (including any Material Agreement with a Governmental Authority in its role as a Lessor under a Ground Lease).

(d)	Ownership. All Sale Site Subsidiary Interests of such Sale Site Subsidiary are owned solely and directly by Alloy and Alloy is the record and beneficial owner of, and has good and valid title to, all of such Sale Site Subsidiary Interests free and clear of any and all Liens (other than any Liens that will released at the Initial Closing). There is no outstanding contract or other right (contingent or otherwise) with any Person to purchase, redeem, convert into, or otherwise acquire any equity interests of such Sale Site Subsidiary or outstanding Sale Site Subsidiary Interests. Immediately prior to the applicable Closing, there existed no declared or accrued unpaid dividends or distributions with respect to any equity interests in favor of Alloy. Upon the consummation of the transactions contemplated to occur at each Closing, Alloy will transfer to Buyer ownership of 100% of the Sale Site Subsidiary Interests of such Sale Site Subsidiary free and clear of any Liens.

(e)	Title to Properties. Such Sale Site Subsidiary holds good and marketable fee simple title to the Owned Sites Land related to each Assignable Site that is an Owned Site, and a valid and existing leasehold, subleasehold, easement, license or sublicense, marketing or development right, co-marketing or co-development right, permit, possessory or other similar valid interest in the Leased Sites Land related to each Assignable Site that is a Leased Site, in each case free and clear of all Liens, except for Permitted Liens. Such Sale Site Subsidiary owns or has rights in all right, title and interest in, to and under all of the Included Property of each Assignable Site (other than the Land related to such Sale Site), in each case free and clear of all Liens, except for Permitted Liens.

(f)	Bank Accounts and Powers of Attorney. Such Sale Site Subsidiary does not have any back accounts or safe deposit boxes. Except as may be set forth in the Material Agreements or identified on Section 5.6 of the Commnet Disclosure Schedule, such Sale Site Subsidiary has not given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to its business for any purpose whatsoever.

5.15	Disclosure of Information. For any Portfolio Site, the Commnet Parties have made available to Buyer true, correct and complete Books and Records at least three (3) Business Days prior to the Initial Site Closing Date for such Portfolio Site, which contain true, correct, and complete copies of all data and information (including any applicable financial information, data, records, reports, notices, material correspondence, statements (including bank statements), files and Contracts in Commnet’s possession or under its control) (the “Information”) necessary to prepare and reasonably validate, in all material respects, the accuracy of the information listed on Section 5.12(a) and Section 5.12(b) of the Commnet Disclosure Schedule for such Portfolio Site and the Books and Records do not fail to include any such necessary Information.

5.16	Solvency. The Commnet Parties are not entering into this Agreement or any Collateral Agreement with the intent to hinder, delay, or defraud either present or future creditors of any Commnet Party. Assuming the satisfaction of the conditions to the obligation of the Commnet Parties to consummate the Initial Closing and each Subsequent Closing, then, after giving effect to such Closing, the Commnet Parties and, with respect to the applicable Closing for a Sale Site Subsidiary, such Sale Site Subsidiary, will be Solvent immediately following the consummation of such Closing.

5.17	No Implied Representations. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY THE COMMNET PARTIES IN THIS ARTICLE V OR ANY CERTIFICATE OR COLLATERAL AGREEMENT DELIVERED PURSUANT TO THIS AGREEMENT, NO COMMNET PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY (INCLUDING WITH RESPECT TO ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO BUYER RELATING TO FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS).

5.18	Additional Matters with Respect to Representations and Warranties. No representation or warranty is being made hereunder with respect to: (a) any Portfolio Site which is an Excluded Site as of the Initial Closing; (b) any Excluded Assets; or (c) any Tower Subtenant Communications Equipment; provided, however, that the foregoing shall in no way limit the Commnet Parties’ obligation to indemnify the Buyer Indemnified Parties under this Agreement with respect to Excluded Liabilities.

Article VI.
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the corresponding sections or subsections of the Buyer Disclosure Schedule (it being agreed that, notwithstanding the foregoing, disclosure of any item in any section of the Buyer Disclosure Schedule shall be deemed disclosure of such item with respect to any other section of the Buyer Disclosure Schedule to the extent that the relevance of such item to such other section is reasonably apparent from the face of such disclosure), the Buyer Parties represent and warrant to the Commnet Parties as follows:

6.1	Organization. Buyer is a Delaware limited liability company or other entity duly organized, validly existing, and in good standing under the laws of the state of its organization or formation with the requisite limited liability company or other power and authority to carry on its business as it is now being conducted and is duly qualified and in good standing as a foreign limited liability company in each jurisdiction in which the character of its business requires such qualification.

6.2	Authority; Enforceability; No Conflicts.

(a)	Buyer has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement, and Buyer has the requisite power and authority to execute and deliver each Collateral Agreement to which it is a party (if any), to perform its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated by this Agreement have been, and the execution and delivery by Buyer of the Collateral Agreements to which it is a party (if any), and the consummation of the transactions contemplated thereby have been duly authorized by all requisite action of Buyer. Buyer: (i) has duly executed and delivered this Agreement; (ii) on the Initial Closing Date shall have duly executed and delivered each of the Collateral Agreements to which it is a party (if any); and (iii) on each Subsequent Closing Date, shall have duly executed and delivered the amended schedules and exhibits to the existing, or new, Collateral Agreements to which it is a party (if any), as the case may be. Assuming the due execution and delivery of each such agreement by each party thereto other than Buyer, this Agreement is the legal, valid, and binding obligation of Buyer, and on the Initial Closing Date each of the Collateral Agreements to which Buyer is a party, if any (as amended at such time and as theretofore amended), shall be the legal, valid, and binding obligation of such Person, in each case enforceable against it in accordance with its respective terms, subject to the effect of Bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.

(b)	The execution, delivery, and performance by Buyer of this Agreement and each of the Collateral Agreements to which it is a party (if any), and the consummation of the transactions contemplated hereby and thereby on their terms and conditions, do not and shall not, with or without notice or lapse of time or both, result in: (i) a breach or violation of, or a conflict with, any provision of the articles or certificate of formation, limited liability company agreement, or other organizational documents of Buyer; or (ii) subject to such filings, compliance, investigation, or other action as may be required under the HSR Act, a breach or violation of, or a conflict with, any provision of Law or a Governmental Approval applicable to Buyer; or (iii) a breach or violation of, or a conflict with, or constitute a default under, or permit the acceleration of any Liability or result in the creation of any Lien upon any of the properties or assets of Buyer under, any contract or agreement binding on Buyer, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, acceleration or creation that could not, individually or in the aggregate, reasonably be expected to prevent, materially delay, or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement and each of the Collateral Agreements to which it is a party (if any).

6.3	Governmental Approvals, Consents, Reports, Antitrust, Etc.

(a)	Section 6.3 of the Buyer Disclosure Schedule contains a list of all Governmental Approvals and other filings, applications, or notices required to be made, filed, given, or obtained by Buyer or any of its Affiliates with, to, or from any Governmental Authorities or other Persons in connection with the consummation of the transactions contemplated by this Agreement, except: (a) those that become applicable solely as a result of the specific regulatory status of any Commnet Party; and (b) those approvals, filings, applications, and notices the failure to make, file, give, or obtain could not, individually or in the aggregate, reasonably be expected to prevent, materially delay, or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement and each of the Collateral Agreements to which Buyer is a party.

(b)	To the Knowledge of Buyer, as of the Signing Date, no fact or circumstance exists pertaining solely to Buyer or any of its Affiliates, including any current holding or transaction under consideration by Buyer or any of its Affiliates, that would reasonably be expected to prevent or materially delay the satisfaction of the conditions set forth in Section 8.1(a) of this Agreement beyond the Termination Date (including any extensions in accordance with Section 10.1(b) of this Agreement).

6.4	Litigation; Orders. As of the Signing Date there is no action, suit, or proceeding pending or, to the Knowledge of Buyer, threatened in writing against Buyer or its Affiliates that, individually or in the aggregate, could reasonably be expected to prevent, materially delay, or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement and each of the Collateral Agreements to which it is a party.

6.5	Brokers, Finders, Etc. Buyer has not employed any broker, finder, investment banker or other intermediary, or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or other similar fees for which any Commnet Group Member would be responsible in connection with the transactions contemplated by this Agreement or any of the Collateral Agreements.

6.6	Financial Capability.

(a)	On or prior to the Signing Date, Buyer has delivered to the Commnet Parties a true, complete and correct copy of an executed equity commitment letter from the sources of equity financing identified therein to provide Buyer equity financing for the transactions contemplated by this Agreement in an aggregate amount of no less than the Consideration Base Amount (the “Equity Commitment”). The Equity Commitment is in full force and effect, has not been amended, modified, supplemented, withdrawn, revoked, rescinded, or terminated and Buyer is not aware of any fact or occurrence that would, or would be reasonably likely to, cause the Equity Commitment to be unenforceable. The funds to be provided pursuant to the Equity Commitment constitute all of the funds required for Buyer to consummate the transactions contemplated by this Agreement and make the payments of all amounts to be paid by Buyer in connection therewith (including payment of the Consideration at the Initial Closing).

(b)	Subject to the receipt of proceeds from the Equity Commitment, Buyer shall have, on the Initial Closing Date, access to sufficient funds to enable Buyer to consummate the transactions contemplated hereby, including payment of the Consideration and fees and expenses of Buyer relating to the transactions contemplated hereby. At all times prior to the Initial Closing, Buyer shall have access to sufficient funds to perform its duties and obligations arising under this Agreement.

6.7	Solvency. Buyer is not entering into this Agreement with the intent to hinder, delay, or defraud either present or future creditors of Buyer. Assuming the satisfaction of the conditions to the obligation of Buyer to consummate the Initial Closing and the accuracy of the representations and warranties of the Commnet Parties set forth in Article V, then, after giving effect to the Initial Closing and each Subsequent Closing, Buyer will be Solvent immediately following the consummation of the Initial Closing and each Subsequent Closing, as applicable.

6.8	No Implied Representations. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY BUYER IN THIS ARTICLE VI OR BY BUYER IN ANY CERTIFICATE OR COLLATERAL AGREEMENT DELIVERED PURSUANT TO THIS AGREEMENT, NEITHER BUYER NOR ANY AFFILIATE THEREOF MAKES ANY OTHER REPRESENTATION OR WARRANTY.

Article VII.
COVENANTS

7.1	Amendment to Access Agreement and Confidentiality Agreement; Investigation of Portfolio Sites; Access to Properties and Records.

(a)	Notwithstanding anything to the contrary in the Access Agreement or the Confidentiality Agreement, the Parties agree that: (i) the definition of “Review Period” under the Access Agreement is hereby amended to mean the period commencing on the date of such Access Agreement and ending on the earlier of: (A) the Final Subsequent Closing Date; and (B) two (2) years after the termination of this Agreement; and (ii) subject to Section 7.9(a), the Confidentiality Agreement shall remain in full force and effect until two years after the earlier of the Final Subsequent Closing Date and the termination of this Agreement. Except as otherwise amended hereby, the Parties agree that the Confidentiality Agreement and the Access Agreement each remain in full force and effect in accordance with their respective terms.

(b)	On or immediately prior to the Initial Site Closing Date for a Sale Site, and subject to Laws relating to the exchange of information, the Commnet Group Members shall use their commercially reasonable efforts to deliver, or cause to be delivered, to Buyer: (i) all keys and other security access codes or devices providing entry to the Towers located at such Sale Sites (other than Commnet Improvements); (ii) to the extent not available in the Data Room or on the FAA’s website, a copy of any determination of “No Hazard” to air navigation from the FAA for each Tower with respect to which such determination was issued, if such determinations are in the possession of the Commnet Group Members; and (iii) to the extent not available in the Data Room or on the FCC’s website, a copy of the currently existing FCC Form 854R for each Tower with respect to which such form is required, if such forms were created and are in the possession of the Commnet Group Members. In addition, as promptly as reasonably practicable following the Signing Date, and subject to Laws relating to the exchange of information, Commnet shall, prior to the Initial Closing Date, make available to Buyer any master site inspection agreements, master site maintenance agreements, light monitoring agreements, and lease optimization agreements to the extent exclusively relating to the Portfolio Sites or the operation of the Portfolio Sites or, to the extent not so exclusively related, reasonable extracts thereof.

(c)	As promptly as reasonably practicable after the Initial Site Closing Date for a Portfolio Site, Commnet shall: (i) use its commercially reasonable efforts to ensure that Buyer is afforded access to the Towers promptly following such Initial Site Closing Date substantially equivalent to the access afforded to Commnet immediately prior to the Initial Site Closing Date; and (ii) deliver or constructively deliver (which may be through access to the Data Room) to Buyer copies of the Books and Records included in the definition of Tower Related Assets that have not previously been made available to Buyer, if any; provided, however, that the Commnet Group Members shall be permitted to keep a copy of such Books and Records for compliance purposes subject to its confidentiality obligations set forth in the Confidentiality Agreement and Section 7.9 below.

7.2	Efforts to Close; Cooperation.

(a)	Subject to the provisions of this Agreement, from the Signing Date until the Final Subsequent Closing Date, the Parties each shall use their commercially reasonable efforts to: (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Collateral Agreements, and to cooperate with the other in connection with the foregoing; and (ii) refrain from taking, or cause to be refrained from taking, any action and to refrain from doing or causing to be done, anything which could reasonably be expected to impede or impair the prompt consummation of the transactions contemplated by this Agreement, including using their commercially reasonable efforts to: (A) obtain all necessary waivers, consents, releases, and approvals that are required for the consummation of the transactions contemplated by this Agreement; (B) obtain all consents, approvals, and authorizations that are required by this Agreement or any Collateral Agreement to be obtained under any Law; (C) lift or rescind any Order that prohibits or adversely affects the ability of the Parties to consummate the transactions contemplated by this Agreement and the Collateral Agreements; (D) effect all necessary registrations and filings, including filings and submissions of information requested or required by any Governmental Authority; (E) fulfill all conditions to the other Parties’ obligation to consummate the transactions contemplated by this Agreement; and (F) respond as promptly as reasonably practical to any request for documents or information, formal or informal investigation, and/or other voluntary or compulsory process issued or initiated by a Governmental Authority; provided, however, that in no event shall either Party be required to pay any money to any Person or to offer or grant any financial or other accommodation to any Person in connection with such Party and its Affiliates’ obligations under this Section 7.2 unless otherwise required by an agreement to which such Party is bound.

(b)	Without limiting the generality of Section 7.2(a), each Party shall make or have made an appropriate Premerger Notification and Report Form filing pursuant to the HSR Act within fifteen (15) Business Days after the Signing Date (unless another date is mutually agreed upon by the Parties in writing), and Buyer shall be responsible for payment of the filing fee. Each Party shall use its reasonable best efforts to respond fully and promptly to any request or inquiry from any Governmental Authority; provided further, each Party shall promptly notify the other Parties of any oral or written communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement, permit the other Parties to review in advance any communication proposed to be made by such Party (or its advisors) to any Governmental Authority, and provide the other Parties with copies of all correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement. Each Party may, as it deems advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 7.2 as “outside counsel only.” No Party to this Agreement shall agree to participate in any meeting or discussion with any Governmental Authority in respect of any such filings, investigation or other inquiry unless, to the extent reasonably practicable, it consults with the other Parties in advance and, to the extent practicable and permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate in such meeting. Subject to the Confidentiality Agreement and applicable Law, the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under any Law in any relevant jurisdiction.

(c)	With respect to any threatened or pending preliminary or permanent injunction or other Order or Law that prohibits or would adversely affect the ability of the Parties to promptly consummate the transactions contemplated by this Agreement and the Collateral Agreements, the Parties shall use their commercially reasonable efforts to prevent the entry, enactment, or promulgation thereof, or to seek the removal, vacation or nullification thereof, as the case may be. In the event that any permanent or preliminary injunction or other Order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement or any Collateral Agreement, the Parties shall use commercially reasonable efforts to vacate, modify or suspend such injunction or Order so as to permit such consummation prior to the Termination Date. Notwithstanding the foregoing, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Authority challenging any transaction contemplated by this Agreement as violative of any federal, state or foreign Laws or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, it is expressly understood and agreed that: (a) neither Party shall have any obligation to contest any legal proceeding or Order, whether temporary, preliminary or permanent, or to initiate any legal proceeding against a Governmental Authority; and (b) neither Party (to the extent that it would occur prior to the Initial Closing) shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for (1) the sale, transfer, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets, categories of assets, operations or categories of operations of such Party or its Affiliates, (2) the discontinuation of any product or service of such Party or its Affiliates, (3) the imposition of any limitation or regulation on the ability of such Party or its Affiliates to freely conduct their business or own their respective assets, or (4) any limitation or regulation on the ability such Party or its Affiliates to exercise full rights of ownership of a Sale Site Subsidiary.

(d)	Each Party shall not, and shall cause its Affiliates not to, take any action which could delay or prevent satisfaction of the condition set forth in Section 8.1(a) of this Agreement prior to the Termination Date (including any extension thereof pursuant to Section 10.1(b) of this Agreement).

(e)	Without limiting the generality or effect of the foregoing, in the event that a Party determines in good faith that any filing or other documentation is required by applicable Law in connection with this Agreement or the consummation of the transactions contemplated hereby, the Parties shall cooperate to make such filings and use commercially reasonable efforts to provide such other documentation such that the transactions contemplated hereby can be consummated as promptly as possible after the Signing Date.

7.3	Further Assurances.

(a)	From time to time, whether before, at or after the applicable Closing Date, each Party shall execute and deliver such further instruments of conveyance and assignment and take such other reasonable actions as may be necessary, proper, or advisable to carry out the purposes and intent of this Agreement and the transactions contemplated by this Agreement and the Collateral Agreements. In addition, during the period commencing on the Closing Date in which a Sale Site that is to be subject to a Backlog Collocation Agreement becomes an Assignable Site and ending on the Final Subsequent Closing Date, if requested by Commnet, Buyer will cause the applicable Sale Site Subsidiary to enter into the applicable Backlog Collocation Agreement with the applicable Tower Subtenant subject to Buyer’s approval of such Backlog Collocation Agreement, which approval will not be unreasonably withheld, conditioned or delayed.

(b)	From time to time until the later of six (6) months after a Portfolio Site becomes an Assignable Site in a Closing or the Final Subsequent Closing Date, the Commnet Parties will, at Buyer’s sole cost and expense, provide Buyer with such commercially reasonable assistance as it may request in obtaining extensions and modifications to the terms of any Ground Lease with any counterparty thereto.

7.4	Conduct of Collocation Operations and the Sale Sites.

(a)	From the Signing Date until the Initial Site Closing Date for a Portfolio Site, except as expressly permitted or required by this Agreement or set forth in Section 7.4(a) of the Commnet Disclosure Schedule, each Commnet Party shall conduct, operate, manage, maintain, and repair (as applicable) the Collocation Operations and the Sale Sites (including the Included Property and any actions or activities relating to Ground Leases) in compliance with all applicable Laws in all respects and all Material Contracts in all material respects, in accordance with industry standards for wireless communication tower sites and in the ordinary course of business consistent in all material respects with past practice.

(b)	From the Signing Date until the Initial Site Closing Date with respect to each Sale Site, except as contemplated by this Agreement or set forth in Section 7.4(b) of the Commnet Disclosure Schedule, Commnet shall not, without the consent of Buyer:

(i)	sell, dispose of, transfer, lease, license or encumber any of their interests in any of the Sale Sites (including the Included Property), other than Liens that will be terminated prior to the Initial Closing Date and Permitted Liens and replacements of worn, outmoded or defective equipment, in each case, in the ordinary course of business consistent in all material respects with past practice;

(ii)	manage, operate, or maintain any Sale Site in a manner that would diminish its expected residual value in any material respect or shorten its expected remaining economic life in any material respect;

(iii)	enter into, modify, accelerate, amend, terminate, cancel, or grant any waiver or release under any Material Agreement, except on commercially reasonable and prevailing market terms and in the ordinary course of business consistent with past practices (and in any such event, Commnet will provide written notice of any such matter within five (5) Business Days);

(iv)	renew any Material Agreement except in the ordinary course of business and consistent with past practice (and in any such event, Commnet will provide written notice of any such matter within five (5) Business Days);

(v)	accelerate or delay collection of accounts receivable or payment of any accounts payable in advance of or beyond their regular due dates or the dates when the same would have been collected or paid, as applicable; or

(vi)	authorize, commit to, resolve or agree, whether in writing or otherwise, to take any of the actions set forth in this Section 7.4(b) and not otherwise permitted by such Section or this Agreement or the Collateral Agreements.

(c)	Notwithstanding this Section 7.4, nothing in this Agreement or any Collateral Agreement shall be construed or interpreted to restrict the Commnet Group Members in their sole discretion from: (i) engaging in any activity not related to the Sale Sites; (ii) taking any action with respect to any Sale Sites expressly contemplated under Article IV, including curing any Managed Site Condition, subject to the limitations contained in Article IV and the other terms of this Agreement; (iii) removing Excluded Assets from, or modifying Excluded Assets located at, the Sale Sites in a manner that does not adversely impact or affect any Sale Site in any material respect; or (iv) taking any action with respect to any Excluded Site that does not adversely impact or affect any Sale Site in any material respect.

(d)	Prior to the Initial Site Closing for a Sale Site, each Commnet Party shall cancel and terminate any and all Site Marketing Agreements and any other services provided by third parties, if any, pursuant to which such third parties negotiate or otherwise assist in any way with, on behalf of or in the name thereof, any modification, acceleration, amendment, renewal, termination, cancelation, waiver or release to, of, or under any Ground Lease or Collocation Agreement relating to such Sale Sites.

(e)	At or prior to each Closing for an Assignable Site, the Commnet Parties shall complete in the FCC’s antenna structure registration system (the “FCC ASR Database”) its portion of FCC Form 854 (Application for Antenna Structure Registration) and provide the signature of an authorized person to assign the antenna structure registration for the Towers at such Assignable Sites in the FCC ASR Database from the Commnet Parties to Buyer. The Commnet Parties shall initially log into the FCC ASR Database to initialize the transfer of ownership of the antenna structure registration for the Towers from the Commnet Parties to Buyer and then Buyer, upon receipt of notice from the FCC of the Commnet Party’s completion of their portion of FCC Form 854, shall finalize the transfer of ownership of the antenna structure registration by completing its portion of FCC Form 854 and submitting the application electronically to the FCC. The Commnet Parties will provide Buyer with its point of contact and their email address for the FCC Form 854 at or promptly after the Initial Closing.

(f)	Prior to the Initial Site Closing Date for the Sale Sites, Commnet shall, at its sole cost and expense, discharge all Liens securing Indebtedness of the Commnet Group Members with respect to the Included Property of such Sale Sites pursuant to Payoff Letters in form and substance reasonably satisfactory to the Buyer.

(g)	From the Signing Date until the Initial Site Closing Date for a Sale Site, the Commnet Parties shall, at their sole cost and expense, maintain, or cause to be maintained, in full force and effect, all of its insurance policies relating to such Sale Sites, except as required by applicable Law or as modified in the ordinary course of business; provided, that any such modifications will not reduce the coverage of such insurance policies to a level that is not commercially reasonable.

(h)	The Commnet Parties will promptly, and endeavor in any event within two (2) Business Days, provide to Buyer copies of all written notices of terminations or non-renewals of any Collocation Agreement received by the Commnet Parties after the Signing Date and prior to the Initial Site Closing Date for a Sale Site.

7.5	Public Announcements. Except as otherwise agreed to by the Parties, the Parties shall not (and shall cause their Affiliates not to) publish any report, statement, or press release or otherwise make any public statements with respect to this Agreement, any Collateral Agreement, or the transactions contemplated hereby or thereby, except as may be required by Law or by the rules of a national securities exchange, and in any event a Party shall, to the extent practicable, consult with the other Party a reasonable time in advance of such required disclosure, including furnishing (to the extent practicable) a draft thereof to the other Parties in advance of publication or release and considering in good faith any comments of such other Party.

7.6	Corporate Names.

(a)	Buyer acknowledges and agrees that the Commnet Group Members have the absolute and exclusive proprietary rights, by ownership or license, to use all Names incorporating each of “ATN International”, “Commnet Wireless”, or any of the names (or portions thereof) of any of the Commnet Group Members by itself or in combination with any other Name and the related corporate design logo associated therewith and the respective color scheme, and that none of the rights thereto or goodwill represented thereby or pertaining thereto are being Leased, or otherwise assigned or transferred, hereby or in connection herewith. Buyer shall not, nor shall it permit any of its Affiliates to, use any Name, phrase or logo incorporating any of the foregoing in or on any of its literature, sales materials, agreements or products or otherwise in connection with the sale of any products or services or in the operation of the Sale Sites. Notwithstanding the foregoing, Buyer may use the Name of the applicable Commnet Group Member as necessary to establish the chain of title to a Sale Site or to identify the Sale Site as being subject to this Agreement or the Collateral Agreements, but only insofar as such activities are otherwise expressly authorized by this Agreement or a Collateral Agreement.

(b)	The Commnet Parties acknowledge and agree that Buyer and its Affiliates have the absolute and exclusive proprietary rights, by ownership or license, to use all Names incorporating “Everest” by itself or in combination with any other Name, including the corporate design logo associated with “Everest” and its color scheme, and that none of the rights thereto or goodwill represented thereby or pertaining thereto are being Leased, or otherwise assigned or transferred, hereby or in connection herewith. The Commnet Parties shall not, nor shall they permit any of their Affiliates to, use any Name, phrase or logo incorporating “Everest” or such corporate design logo or its color scheme in or on any of its literature, sales materials, agreements or products or otherwise in connection with the sale of any products or services or in the operation of the Sale Sites.

7.7	Actions by Affiliates. Any references to any agreement by, or obligation of, an Affiliate of a Party to take any action pursuant to this Agreement or any Collateral Agreement shall be deemed to mean that such Party will cause the Affiliate to take such action

7.8	Commnet Group Member Rights. Notwithstanding any other provision in this Agreement or any Collateral Agreement, but subject to Section 7.19, the Parties acknowledge and agree that, except with respect to the Sale Sites and then only to the extent expressly set forth herein or therein, nothing in this Agreement or any Collateral Agreement is intended to create any prohibition or restriction on any Commnet Group Member’s ability to construct, lease or otherwise obtain the right to use (and lease tower space to third parties on) wireless communications tower sites, including any Excluded Sites.

7.9	Confidentiality.

(a)	Except: (i) as required to fulfill the obligations of Buyer and its Affiliates under this Agreement or any Collateral Agreement; (ii) to the extent necessary to assert any right or defend against any Claim arising under this Agreement or any Collateral Agreement; or (iii) in connection with any financing related to the transactions contemplated by this Agreement, Buyer and its Representatives shall treat all nonpublic information obtained in connection with this Agreement (including information contained in any Title Report, TIA Assessment, Structural Assessment, Environmental Report and the Books and Records) and the Collateral Agreements and the transactions contemplated hereby and thereby as confidential in accordance with the terms of the Confidentiality Agreement, which is incorporated in this Agreement by reference in accordance with Section 11 of the Confidentiality Agreement. With respect to any Portfolio Site, the Confidentiality Agreement shall terminate at the Initial Site Closing Date for such Portfolio Site. This Agreement, the Collateral Agreements, and the transactions contemplated hereby and thereby constitute “Confidential Information” under the Confidentiality Agreement.

(b)	Each Commnet Party shall keep confidential, and shall cause the other Commnet Group Members to keep confidential, and each Commnet Party shall instruct its and the other Commnet Group Members respective Representatives to keep confidential, all material information relating to the Sale Sites or the Included Property of the Sale Sites (including, as applicable, information contained in any Title Report, TIA Assessment, Structural Assessment, Environmental Report and the Books and Records), this Agreement, and the Collateral Agreements and the transactions contemplated hereby and thereby: (i) except as required to be disclosed by Law, stock exchange rule, governmental request, court order, subpoena, regulation or other process of Law, provided, however, that the party required to disclose such information shall have, to the extent practicable: (A) promptly notified Buyer of any such disclosure obligation prior to such disclosure and (B) used commercially reasonable efforts to cooperate with Buyer to protect all such information from such disclosure, including seeking a protective order; (ii) except for information that is available to the public on the Initial Closing Date or thereafter becomes available to the public other than as a result of a breach of this Section 7.9(b); (iii) except as required to fulfill any of their obligations under this Agreement or any Collateral Agreement; (iv) except as becomes available to the Commnet Group Members after the applicable Closing Date on a non-confidential basis from a source other than Buyer or its Affiliates, provided, however, that such other source is not known by the Commnet Group Members after reasonable inquiry to be bound by a confidentiality obligation to Buyer or its Affiliates or otherwise to be prohibited from disclosing such information to the Commnet Group Members; or (v) to the extent necessary to assert any right or defend against any Claim arising under this Agreement or any Collateral Agreement. The covenant set forth in this Section 7.9(b) shall terminate three (3) years after the Initial Closing.

7.10	Environmental Matters.

(a)	Subject to the terms of any Ground Lease, Buyer may commission, at Buyer’s cost and expense, Phase I environmental assessments or any other minimally intrusive environmental impact studies (each, a “Phase I”) of all Portfolio Sites (other than Excluded Sites). If a Phase I indicates that a Phase II is required or recommended to be performed, then Buyer may commission, at Buyer’s cost and expense and with the prior consent of Commnet, a Phase II environmental assessment, including environmental media sampling (a “Phase II”), of such Portfolio Site (other than Excluded Sites). If Commnet does not consent to such Phase II of such Portfolio Site, then Buyer may designate such Portfolio Site as a Deferred Site until such Phase II has been completed or an Excluded Site.

(b)	If requested by Commnet, Buyer shall promptly provide (at Commnet’s cost and expense) to Commnet copies of any and all Environmental Reports commissioned by Buyer on the Portfolio Sites.

7.11	Buyer’s Obligations Regarding the Equity Commitment.

(a)	Buyer will promptly notify the Commnet Parties of any withdrawal, revocation, rescission, termination of, or any material amendment, modification, or supplement to the Equity Commitment that would adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement. In addition, subject to all applicable confidentiality restrictions, upon the Commnet Parties’ request, Buyer will advise and update the Commnet Parties, in a level of detail reasonably satisfactory to the Commnet Parties, with respect to the status, proposed closing date, and material terms of the Equity Commitment. Buyer will not consent to any amendment, modification, supplement, withdrawal, revocation, rescission, or termination of the Equity Commitment that would adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

(b)	Buyer will, and will cause its Affiliates to, use commercially reasonable efforts to (i) maintain the effectiveness of the Equity Commitment in accordance with its terms, (ii) enter into definitive documentation with respect to the Equity Commitment in accordance with its terms, (iii) satisfy all funding conditions applicable to Buyer and its Affiliates to the Equity Commitment set forth in the definitive documentation with respect to the funding contemplated by the Equity Commitment and (iv) consummate the funding contemplated by the Equity Commitment.

7.12	Tower Bonds.

(a)	From and after the Initial Site Closing Date for a Managed Site and until such Managed Site is converted to an Assignable Site at a Subsequent Closing, Commnet shall maintain or replace all Tower Bonds that are in existence as of the Initial Site Closing Date with respect to such Managed Site (and provide Buyer copies of any such replacement), unless any such Tower Bond is no longer required with respect to such Managed Site; provided, however, that Buyer shall promptly reimburse Commnet for the cost and expense of maintaining or replacing such Tower Bonds.

(b)	No later than the date that is six (6) months following the Initial Site Closing Date, for which a Portfolio Site becomes an Assignable Site, Buyer shall, at its own cost and expense: (a) cause all Tower Bonds with respect to such Assignable Site to be replaced and, to the extent applicable, terminated and discharged (including when any such Tower Bond expires or becomes subject to renewal during such six (6) month period); and (b) cause all funds, property or other collateral related to such Tower Bonds that are actually received by Buyer to be promptly returned and paid to Commnet. Commnet shall, at Buyer’s expense, reasonably cooperate with Buyer in replacing all Tower Bonds.

(c)	From and after the Closing Date for an Assignable Site and until the earlier of Buyer’s replace the Tower Bond for such Assignable Site in accordance with Section 7.12(b) above and the applicable six (6) month period referred in Section 7.12(b) above, Commnet shall maintain or replace all Tower Bonds that are in existence as of the such Closing Date with respect to such Assignable Site (and provide Buyer copies of any such replacement), unless any such Tower Bond is no longer required with respect to such Assignable Site; provided, however, that Buyer shall promptly reimburse Commnet for the reasonable and documented cost and expense of maintaining or replacing such Tower Bonds.

(d)	Commnet will deliver an updated Section 5.5(g) of the Commnet Disclosure Schedule that lists all Tower Bonds issued to a Commnet Party with respect to the Portfolio Sites within five (5) Business Days prior each Closing.

7.13	Master Collocation Agreements; Multiple Tower Ground Leases.

(a)	Following the Initial Closing Date and until the Final Subsequent Closing, the Parties shall cooperate and use their respective commercially reasonable efforts to bifurcate any Master Collocation Agreement (so that one agreement pertains to the Sale Sites and another agreement pertains to the remainder of the sites covered by the Master Collocation Agreement, including any Excluded Sites); it being understood that: (i) the foregoing shall not require either Party to agree to any conditions or pay any money to the applicable collocator in connection with such bifurcation (except to the extent required by the applicable Master Collocation Agreement, in which case Commnet shall bear all such expense; but in any event, either Party shall pay their own respective attorney and other fees incurred in connection with such bifurcation); and (ii) the foregoing shall not apply if it would have a material adverse impact on the rights of and obligations of the Commnet Group Members under this Agreement or such Master Collocation Agreement. From and after the Initial Closing Date until the time as such Master Collocation Agreement has been so bifurcated, the Commnet Group Members shall not amend, modify, cancel or grant any waiver or release under such Master Collocation Agreement in a manner that could reasonably be expected to adversely affect any Collocation Agreement without the consent of Buyer. Upon the bifurcation of any such Master Collocation Agreement, the Master Collocation Agreement pertaining to the Sale Sites shall be deemed to be a “Collocation Agreement” hereunder and shall be treated in the applicable manner under this Agreement.

(b)	Following the Initial Closing Date the Parties shall cooperate and use their respective commercially reasonable efforts to bifurcate any Multiple Tower Ground Lease (so that one lease pertains to the Leased Sites Land and another lease pertains to the remainder of the land covered by the Multiple Tower Ground Lease, including any Excluded Sites); it being understood that: (i) the foregoing shall not require either Party to agree to any conditions or pay any money to the applicable Ground Lessor in connection with such bifurcation (except to the extent required by the applicable Multiple Tower Ground Lease, in which case Commnet shall bear all such expense; but in any event, either Party shall pay their own respective attorney and other fees incurred in connection with such bifurcation); and (ii) from and after the Initial Closing Date until the time as such Multiple Tower Ground Lease has been bifurcated, the Commnet Group Members shall not amend, modify, terminate, cancel or grant any waiver or release under such Multiple Tower Ground Lease in a manner that could reasonably be expected to adversely affect any Leased Sites without the consent of the Buyer.

7.14	Notices of Certain Events.

(a)	Each Party shall promptly notify the other Parties of any material fact, circumstance, changes, events or actions discovered by such Party with respect to a Portfolio Site and occurring between the Signing Date and the Closing with respect to such Portfolio Site: (i) with respect to any written notice or other written communication from any Governmental Authority in connection with an Authorization related to the consummation of the transactions contemplated by this Agreement; (ii) with respect to any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) with respect to any actions, suits or proceedings commenced or, to the Knowledge of such Party, threatened against, relating to or involving or otherwise affecting the Portfolio Sites that, if pending on the Signing Date, would have been required to have been disclosed pursuant to any of the representations and warranties in this Agreement or that relates to the consummation of the transactions contemplated by this Agreement; (iv) that has resulted in, or could reasonably be expected to result in, any representation or warranty made by such Party not being true and correct; (v) which has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Article VIII to be satisfied; and (vi) the existence, occurrence or taking of which has had, or could reasonably be expected to have, individually or in the aggregate, a Commnet Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

(b)	A Party’s receipt of information pursuant to this Section 7.14 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Party in this Agreement and shall not be deemed to amend or supplement the Commnet Disclosure Schedule or the Buyer Disclosure Schedule.

7.15	Third Party Confidentiality Agreements. From the Signing Date through the earlier of the Initial Closing Date or the termination of this Agreement, the Commnet Parties agree not to release or permit the release of any Person (other than Buyer and its Affiliates) from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which any Commnet Party is a party with respect to the Sale Sites except in the ordinary course of business. The Commnet Parties shall promptly request each Person (other than any other Commnet Party or its or their Representatives) that has executed a confidentiality agreement in connection with a potential sale-leaseback transaction related to the Portfolio Sites to return or destroy in accordance with the terms of the applicable non-disclosure agreement all confidential information relating to the Portfolio Sites furnished to such Person by or on behalf of the Commnet Parties.

7.16	Payments Received After Initial Site Closings. To the extent that any Commnet Group Member receives any payment with respect to any Sale Site relating to periods after the Initial Site Closing Date for such Sale Site or that constitute Included Property or the proceeds thereof (other than a payment with respect to any Excluded Asset) that were not prorated or factored into the Consideration, regardless of whether received by any Commnet Group Member before or after such Initial Site Closing Date, the Commnet Parties shall forward all such amounts to Buyer without notice or demand from Buyer within thirty (30) days after receipt thereof. To the extent that Buyer or any of its Affiliates (including each Sale Site Subsidiary) receives any payment with respect to any Sale Site relating to periods prior to the Initial Site Closing Date for such Sale Site or that does not constitute Included Property or the proceeds thereof that were not prorated or factored into the Consideration, Buyer shall forward all such amounts to Commnet without notice or demand from Commnet within thirty (30) days after receipt thereof. If (i) any third party pays or has paid any rent or other sums to any Commnet Party or its Affiliates pursuant to a Collocation Agreement for any period prior to the Initial Site Closing Date for a Sale Site in excess of the rent or other sums due to such Commnet Party or its Affiliates under such Collocation Agreement for such period, and (ii) such third party offsets such prior overpayment against the rent or other sums due to any Sale Site Subsidiary under such Collocation Agreement subsequent to such Initial Site Closing Date, then the applicable Commnet Party shall and shall cause its Affiliates to pay to Buyer a sum equal to such offset payments within thirty (30) days of learning of such offset. Each Commnet Party shall reasonably cooperate with Buyer in connection with Buyer directing Tower Subtenants to make payments to Buyer or the applicable Sale Site Subsidiary from and after the Initial Site Closing Date for a Sale Site.

7.17	Title Insurance Commitments. Buyer, at its sole cost and expense, may purchase upon the occurrence of the Initial Closing or any Subsequent Closing, as applicable, fee title or leasehold title insurance policies with respect to the interest of the applicable Sale Site Subsidiary in an Assignable Site (the “Title Policies”). The Commnet Parties shall not be required to execute any affidavits, indemnities or other documentation in connection with Buyer’s obtaining such Title Policies other than: (i) a Title Policy Affidavit executed by the applicable Sale Site Subsidiary with respect to any Assignable Site for which Buyer purchases a Title Policy prior to or at the Initial Closing; and (ii) a Title Policy Affidavit executed by Commnet with respect to any Sale Site that was a Managed Site or Deferred Site at the Initial Closing and becomes an Assignable Site at a Subsequent Closing. For the avoidance of doubt, the Commnet Group Members (including Commnet and, prior to or at the applicable Closing, the applicable Sale Site Subsidiary) shall not be required to provide a Title Policy Affidavit for any Portfolio Site that is a Managed Site. Obtaining Title Policies shall not be a condition to the occurrence of any Closing and the failure to be able to obtain a Title Policy with respect to a Portfolio Site shall not, in and of itself, be evidence of Material Site Title Issue or any other Managed Site Condition; provided that nothing in this Section 7.17 is intended to limit Buyer’s rights or remedies provided for under Article IV with respect to a Material Site Title Issue or any other Managed Site Condition. Buyer shall instruct any Title Company that is preparing title reports or commitments to deliver copies thereof to Commnet (and its legal counsel) at the same time it delivers such reports or commitments to the Buyer.

7.18	No Solicitation of Other Bids.

(a)	The Commnet Parties shall not, and shall not authorize or permit any of their Affiliates or any of their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate, or continue inquiries regarding an Acquisition Proposal, (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal, or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Commnet Parties shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal, or offer from any Person (other than Buyer or any of its Affiliates) concerning the sale, lease, exchange, or other disposition of any material portion of the Portfolio Sites or the Included Property, but Acquisition Proposal shall not include a Commnet Change of Control.

(b)	In addition to the other obligations under this Section 7.18, the Commnet Parties shall promptly (and in any event within three (3) Business Days after receipt thereof by a Commnet Party or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)	The Commnet Parties agree that the rights and remedies for noncompliance with this Section 7.18 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

(d)	Commnet shall provide immediate written notice to Buyer if (x) the board of directors of any Commnet Party approves a Commnet Change of Control or (y) any Contract or letter of intent or term sheet is entered into that may result in a Commnet Change of Control, which notice shall specify the material terms and conditions and the identity of the unaffiliated third party purchaser with respect to such Commnet Change of Control. All information regarding a Commnet Change of Control provided by Commnet will be treated as Confidentiality Information and be subject to the terms and conditions of the Confidentiality Agreement.

7.19	Right of First Offer for Competing Facilities.

(a)	ROFO Notice. During the [***] period commencing on the Initial Closing Date (the “ROFO Period”), if Commnet or its Affiliates desire to construct, own, and/or operate a Competing Facility for the purposes of leasing space at such Competing Facility to a third party tenant, Commnet shall provide a written notice to the Buyer that identifies the third party tenant and sets forth the general search ring or location, technical requirements and specifications needed for the Competing Facility and, if available, the economic and other terms and conditions upon which third-party tenant would lease such space (a “ROFO Notice”). Notwithstanding anything to the contrary in this Section 7.19, during the ROFO Period, no Commnet Party shall, and Commnet shall cause its Affiliates to not, in any Commnet Party-initiated solicitation, offer any (i) direct monetary payment, (ii) discounted rent, or (iii) other cash consideration to a Tower Subtenant at any Sale Site that is within a [***]-mile radius of any Competing Facility (or any facility that would be a Competing Facility but for the provisions of Section 17.9(d) that deem such facility not to be a Competing Facility (each, a “Former Competing Facility”)) where such offer of direct monetary payment, discounted rent, or other cash consideration in such Commnet Party-initiated solicitation is intended to result in such Tower Subtenant agreeing instead to use or occupy any Competing Facility or Former Competing Facility.

(b)	ROFO Offer. Within 30 days after the Buyer’s receipt of a ROFO Notice (or such shorter period of time as may be reasonably specified by Commnet in the ROFO Notice to enable Commnet to timely respond to any third-party tenant deadlines) (the “ROFO Response Deadline”), the Buyer will notify Commnet in writing whether or not Buyer desires to: (i) make an offer to the third party tenant that addresses the requirements set forth in the ROFO Notice and contains the other material terms and conditions upon which the Buyer would lease space to the third party tenant at such Competing Facility (a “ROFO Offer”); or (ii) reject the ROFO Notice.

(c)	Binding Agreement. If the Buyer makes a ROFO Offer, the Buyer will provide Commnet with a copy thereof and will use commercially reasonable efforts to promptly enter into a binding agreement for the Competing Facility and related space with the third party tenant on the terms set forth in the ROFO Offer within thirty (30) days (or such longer period of time as Commnet may agree upon in writing) after the Buyer makes the ROFO Offer.

(d)	ROFO Offer Rejected, Etc. If the Buyer does not timely deliver a ROFO Offer, the Buyer rejects the ROFO Notice, the third party tenant rejects the ROFO Offer, or the Buyer does not enter into a binding agreement with the third party tenant within the period specified above (and, in any of the foregoing cases, the Buyer will provide Commnet with written notice thereof within one (1) day of such event, together with reasonable supporting documentation), then: (i) Commnet and its Affiliates will be permitted to construct, own, and operate the Competing Facility and lease space to the third party tenant at the Competing Facility; and (ii) such Competing Facility will thereafter no longer be deemed a Competing Facility.

(e)	Specified Performance. The Commnet Parties acknowledge that: (i) the foregoing restrictions are reasonable and necessary for the Buyer to consummate the transaction contemplated by this Agreement; and (ii) there will not be an adequate remedy at law for non-compliance with the provisions of this Section, and therefore the Buyer shall have the right to specifically enforce the provisions in this Agreement in a court of competent jurisdiction.

Article VIII.
CONDITIONS TO CLOSINGS

8.1	Conditions to the Obligations of Each Party to the Initial Closing. The respective obligation of each Party to consummate the Initial Closing on the Initial Closing Date is subject to the satisfaction or waiver by the other Party or Parties (to the extent permitted under applicable Law) on or prior to the Initial Closing Date of the following conditions:

(a)	the filings required by the Parties pursuant to the HSR Act have been made and all applicable waiting periods (and all extensions thereof) under the HSR Act shall have expired or otherwise been terminated;

(b)	no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement;

(c)	prior to the Initial Closing, each Party shall deliver, or cause to be delivered, to the other Party: (i) all properly completed certificates and other documentation reasonably requested by such Party to qualify for exemption from any applicable Transaction Tax on the transactions contemplated by this Agreement or any Collateral Agreement; and (ii) evidence reasonably requested by and satisfactory to such Party of all applicable Transaction Tax registrations;

(d)	No suit, action or other proceeding relating to the transactions contemplated by this Agreement and the Collateral Agreements shall be pending before or threatened in writing by any Governmental Authority in which a Governmental Authority seeks or threatens to impose any conditions, liabilities, restrictions or requirements (including the taking of, or requirement to omit the taking of, actions) on any Party or their Affiliates, that could, individually or in the aggregate, reasonably be expected to be material and adverse to such Party and its Affiliates, taken as a whole (assuming for the purpose of this Section 8.1(d) that the Commnet Parties, taken as a whole, have assets and results of operations comparable to the Sale Sites as of the Effective Date); and

(e)	the consents set forth on Schedule 8 hereto shall have been obtained with respect to the transactions contemplated by this Agreement.

8.2	Additional Conditions to Buyer’s Obligation to the Initial Closing. Buyer’s obligation to consummate the Initial Closing is subject to the satisfaction or waiver by Buyer (to the extent permitted under applicable Law) on or prior to the Initial Closing Date of each of the following conditions:

(a)	(i) the representations and warranties of the Commnet Parties set forth in this Agreement that are qualified by reference to materiality or a Commnet Material Adverse Effect shall be true and correct as of the Initial Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); and (ii) the representations and warranties of the Commnet Parties set forth in this Agreement that are not qualified by reference to materiality or a Commnet Material Adverse Effect shall be true and correct in all material respects as of the Initial Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.2(a) shall be deemed to have been satisfied even if any representations and warranties of the Commnet Parties are not true and correct unless the failure of such representations and warranties of the Commnet Parties to be true and correct, individually or in the aggregate, has had or could reasonably be expected to have an Commnet Material Adverse Effect;

(b)	the covenants and agreements of the Commnet Parties to be performed on or before the Initial Closing Date in accordance with this Agreement shall have been duly performed in all material respects, provided that, with respect to covenants and agreements that are qualified by materiality, the Commnet Parties shall have performed such covenants and agreements, as so qualified, in all respects;

(c)	Buyer shall have received a certificate, dated as of the Initial Closing Date, from Commnet signed on behalf of Commnet by an authorized officer thereof (a “Commnet Bring Down Certificate”), to the effect set forth in Sections 8.2(a) and (b) above and Section 8.2(f) below;

(d)	the Commnet Parties shall have executed and delivered to Buyer, as applicable, all Collateral Agreements and such other agreements and documents contemplated by Section 2.2 of this Agreement to which any of them is a party;

(e)	in connection with the transactions contemplated by Section 2.2(f), on the terms and subject to the conditions of this Agreement, the applicable Commnet Parties shall have delivered, or caused to be delivered, to Buyer a duly executed IRS Form W-9;

(f)	since the Signing Date, there shall have been no state of facts, change, effect, condition, development, event or occurrence that has had or, with or without the lapse of time, could reasonably be expected to have, individually or in the aggregate, an Commnet Material Adverse Effect;

(g)	with respect to any Assignable Sites included in the Initial Closing, any Liens (other than Permitted Liens) with respect to such Assignable Sites shall have been terminated and released; and

(h)	Commnet shall have delivered the updated Sections of the Commnet Disclosure Schedule required to be delivered under this Agreement in connection with the Initial Closing.

8.3	Additional Conditions to the Commnet Parties’ Obligations to the Initial Closing. The obligation of the Commnet Parties to consummate the Initial Closing is subject to the satisfaction or waiver by Commnet (to the extent permitted under applicable Law) on or prior to the Initial Closing Date of each of the following conditions:

(a)	(i) the representations and warranties of Buyer set forth in this Agreement that are qualified by reference to materiality or a Buyer Material Adverse Effect shall be true and correct as of the Initial Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); and (ii) the representations and warranties of Buyer set forth in this Agreement that are not qualified by reference to materiality or a Buyer Material Adverse Effect shall be true and correct in all material respects as of the Initial Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.3(a) shall be deemed to have been satisfied even if any representations and warranties of Buyer are not true and correct unless the failure of such representations and warranties of Buyer to be true and correct could, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement and the Collateral Agreements to which it is or they are a party;

(b)	the covenants and agreements of Buyer to be performed on or before the Initial Closing Date in accordance with this Agreement shall have been duly performed in all material respects, provided that, with respect to covenants and agreements that are qualified by materiality, Buyer shall have performed such covenants and agreements, as so qualified, in all respects;

(c)	the Commnet Parties shall have received a certificate, dated the Initial Closing Date, from Buyer signed on behalf of Buyer by an authorized officer of Buyer (a “Buyer Bring Down Certificate”), to the effect set forth in Sections 8.3(a) and (b) above and Section 8.3(e) below;

(d)	at the Initial Closing, Buyer shall have executed and delivered to the Commnet Parties all Collateral Agreements and such other agreements and documents contemplated by Section 2.2 of this Agreement to which it is a party;

(e)	since the Signing Date, there shall have been no state of facts, change, effect, condition, development, event or occurrence that has had or, with or without the lapse of time, could reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect; and

(f)	(i) no more than [***]% of the Portfolio Sites shall be Deferred Sites (excluding any Environmental Sites or To Be Built Sites); (ii) no more than [***]% of the Portfolio Sites shall be Managed Sites; and (iii) no more than [***]% of the Portfolio Sites shall be Excluded Sites (and, for the avoidance of doubt, no Commnet Party shall be in breach of this Agreement for the failure of the conditions in this Section 8.3(f) to be satisfied or waived).

8.4	Conditions of Each Party to the Obligations to Close the Subsequent Closings. The respective obligations of each Party to consummate each Subsequent Closing is subject to the satisfaction or waiver (to the extent permitted under applicable Law) of the conditions that, on such Subsequent Closing Date:

(a)	no Order of a Governmental Authority shall be in effect, prohibiting, restraining or enjoining such Subsequent Closing; and

(b)	the consents set forth on Schedule 8 hereto shall have been obtained (or, as applicable, remain in effect) with respect to the transactions contemplated by this Agreement.

8.5	Additional Conditions to Buyer’s Obligation to Subsequent Closings. Buyer’s obligation to consummate each Subsequent Closing is subject to the satisfaction or waiver by Buyer (to the extent permitted under applicable Law) on or prior to such Subsequent Closing Date of each of the following conditions:

(a)	(i) the representations and warranties of the Commnet Parties set forth in this Agreement that are qualified by reference to materiality or a Commnet Material Adverse Effect shall be true and correct as of such Subsequent Closing Date with respect to any Sale Sites for which such Subsequent Closing is the Initial Site Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); and (ii) the representations and warranties of the Commnet Parties set forth in this Agreement that are not qualified by reference to materiality or a Commnet Material Adverse Effect shall be true and correct in all material respects as of such Subsequent Closing Date with respect to any Sale Sites for which such Subsequent Closing is the Initial Site Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.5(a) shall be deemed to have been satisfied even if any representations and warranties of the Commnet Parties are not true and correct unless the failure of such representations and warranties of the Commnet Parties to be true and correct, individually or in the aggregate, has had or could reasonably be expected to have an Commnet Material Adverse Effect;

(b)	the covenants and agreements of the Commnet Parties to be performed on or before such Subsequent Closing Date in accordance with this Agreement shall have been duly performed in all material respects, provided that, with respect to covenants and agreements that are qualified by materiality, the Commnet Parties shall have performed such covenants and agreements, as so qualified, in all respects;

(c)	Buyer shall have received a Commnet Bring Down Certificate, dated as of such Subsequent Closing Date, to the effect set forth in Sections 8.5(a) and (b) above and Section 8.5(f) below;

(d)	the Commnet Parties shall have executed and delivered to Buyer, as applicable, all Collateral Agreements and such other agreements and documents contemplated by Section 2.7 of this Agreement to which any of them is a party;

(e)	in connection with the transactions contemplated by Section 2.7(b)(iv), on the terms and subject to the conditions of this Agreement, the applicable Commnet Parties shall have delivered, or caused to be delivered, to Buyer a duly executed IRS Form W-9;

(f)	since the prior Closing Date, there shall have been no state of facts, change, effect, condition, development, event or occurrence that has had or, with or without the lapse of time, could reasonably be expected to have, individually or in the aggregate, an Commnet Material Adverse Effect;

(g)	with respect to any Portfolio Site that is first becoming an Assignable Site in such Subsequent Closing, any Liens (other than Permitted Liens) with respect to such Assignable Site shall have been terminated and released; and

(h)	Commnet shall have delivered the updated Sections of the Commnet Disclosure Schedule required to be delivered under this Agreement in connection with such Subsequent Closing.

8.6	Additional Conditions to the Commnet Parties’ Obligation to Subsequent Closings. The obligation of the Commnet Parties to consummate each Subsequent Closing is subject to the satisfaction or waiver by Commnet (to the extent permitted under applicable Law) on or prior to such Subsequent Closing Date of each of the following conditions:

(a)	(i) the representations and warranties of Buyer set forth in this Agreement that are qualified by reference to materiality or a Buyer Material Adverse Effect shall be true and correct as of such Subsequent Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); and (ii) the representations and warranties of Buyer set forth in this Agreement that are not qualified by reference to materiality or a Buyer Material Adverse Effect shall be true and correct in all material respects as of such Subsequent Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.6(a) shall be deemed to have been satisfied even if any representations and warranties of Buyer are not true and correct unless the failure of such representations and warranties of Buyer to be true and correct could, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate at such Subsequent Closing the transactions contemplated by this Agreement and the Collateral Agreements to which it is or they are a party;

(b)	the covenants and agreements of Buyer to be performed on or before such Subsequent Closing Date in accordance with this Agreement shall have been duly performed in all material respects, provided that, with respect to covenants and agreements that are qualified by materiality, Buyer shall have performed such covenants and agreements, as so qualified, in all respects;

(c)	the Commnet Parties shall have received a Buyer Bring Down Certificate, dated as of such Subsequent Closing Date, to the effect set forth in Sections 8.6(a) and (b) above and Section 8.6(g) below;

(d)	at such Subsequent Closing, Buyer shall have executed and delivered to the Commnet Parties all Collateral Agreements and such other agreements and documents contemplated by Section 2.7 of this Agreement to which it is a party;

(e)	prior to such Subsequent Closing, Buyer shall deliver, or cause to be delivered, to the Commnet Parties: (i) all properly completed certificates and other documentation reasonably requested by the Commnet Parties to qualify for exemption from any applicable Transaction Tax on the transactions contemplated by this Agreement or any Collateral Agreement; and (ii) evidence reasonably requested by and satisfactory to the Commnet Parties of all applicable Transaction Tax registrations;

(f)	no suit, action or other proceeding relating to the transactions contemplated by this Agreement and the Collateral Agreements shall be pending before or threatened by any Governmental Authority in which a Governmental Authority seeks or threatens to impose any conditions, liabilities, restrictions or requirements (including the taking of, or requirement to omit the taking of, actions) on any Commnet Group Member, that could, individually or in the aggregate, reasonably be expected to be material and adverse to the Commnet Group Members, taken as a whole; and

(g)	since the prior Closing Date, there shall have been no state of facts, change, effect, condition, development, event or occurrence that has had or, with or without the lapse of time, could reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Article IX.
INDEMNIFICATION; SURVIVAL

9.1	Indemnification Obligations of Commnet Parties.

(a)	Without limiting the other obligations of the Commnet Parties under this Agreement and any Collateral Agreement, from and after the Initial Closing, the Commnet Parties shall, jointly and severally, defend, indemnify, and hold harmless each of the Buyer Indemnified Parties from and against all Claims to the extent resulting from, arising out of or relating to:

(i)	any breach or inaccuracy of any representation or warranty made by the Commnet Parties in this Agreement (including the Commnet Disclosure Schedule) or in a Commnet Bring Down Certificate (it being agreed that for purposes of determining the existence of any inaccuracy or breach of a representation or warranty or the amount of any Claim with respect thereto, each representation and warranty in this Agreement (including the Commnet Disclosure Schedule) or in a Commnet Bring Down Certificate will be read without regard and without giving effect to the terms or phrases “material,” “in all material respects,” “Material Adverse Effect,” or similar words or phrases contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty));

(ii)	any breach or nonperformance of any covenant made by the Commnet Parties in this Agreement;

(iii)	without duplication of any right to recovery provided in this Agreement, any Indemnified Taxes;

(iv)	any Pre-Closing Liabilities; or

(v)	any Excluded Liabilities.

(b)	Except as expressly provided in this Agreement, the rights of the Buyer Indemnified Parties to indemnification under this Agreement shall not be affected by any investigation conducted or actual or constructive knowledge acquired at any time by a Buyer Indemnified Party, whether before or after the Signing Date or any Closing Date.

9.2	Indemnification Obligations of Buyer.

(a)	Without limiting Buyer’s other obligations under this Agreement or any Collateral Agreement, from and after the Initial Closing, Buyer shall defend, indemnify, and hold harmless each of the Commnet Indemnified Parties from and against all Claims to the extent resulting from, arising out of or relating to:

(i)	any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement (including the Buyer Disclosure Schedule) or in a Buyer Bring Down Certificate (it being agreed that for purposes of determining the existence of any inaccuracy or breach of a representation or warranty or the amount of any Claim with respect thereto, each representation and warranty in this Agreement (including the Buyer Disclosure Schedule) or in a Buyer Bring Down Certificate will be read without regard and without giving effect to the terms or phrases “material,” “in all material respects,” “Material Adverse Effect,” or similar words or phrases contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty));

(ii)	any breach or nonperformance of any covenant made by Buyer in this Agreement; or

(iii)	any Post-Closing Liabilities.

(b)	The rights of the Commnet Indemnified Parties to indemnification under this Agreement shall not be affected by any investigation conducted or actual or constructive knowledge acquired at any time by an Commnet Indemnified Party, whether before or after the Signing Date or any Closing Date.

9.3	Indemnification Claim Procedure.

(a)	If any Party asserting a claim for indemnification (an “Indemnified Party”) shall desire to assert any claim for indemnification provided for under this Article IX or under Section 2.11 in respect of, arising out of, or involving a claim or demand made by any Person (other than a Party) against, or a Tax payable by, an Indemnified Party (a “Third Party Claim”), such Indemnified Party shall notify the Party or Parties alleged to be obligated to indemnify the Indemnified Party (the “Indemnifying Party”) in writing of such Third Party Claim, describing in reasonable detail the amount or the estimated amount of Claims sought thereunder, any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Third Party Claim Notice”), promptly after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that any failure to provide or delay in providing a Third Party Claim Notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure or delay. To the extent permitted by applicable Law, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided, however, that any failure to deliver or delay in delivering such copies shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party’s ability to defend such claim shall have been actually prejudiced as a result of such failure or delay.

(b)	If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party by delivering notice to the Indemnified Party in writing within twenty (20) days after receiving the Third Party Claim Notice that it elects to assume such defense and pay its defense costs in connection therewith (including attorneys’ fees and expenses). If the Indemnifying Party declines to indemnify, fails to respond to the Third Party Claim Notice or fails to assume the defense (or cause its insurer to assume defense) of the Third Party Claim within such twenty (20) day period, then the Indemnified Party may control the defense of such Third Party Claim. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in defense thereof and to employ counsel, at its cost and expense (except to the extent that (x) the Indemnifying Party fails to diligently pursue the defense, or (y) the Third Party Claim involves a conflict of interest or different defenses for the Indemnified Party and the Indemnifying Party, in which case the Indemnified Party shall have the right to assume and control the defense of the Third Party Claim), separate from the counsel employed by the Indemnifying Party. All Parties shall reasonably cooperate in the defense or prosecution of any Third Party Claims. Such cooperation shall include using commercially reasonable efforts to retain and (upon the Indemnifying Party’s request) provide to the Indemnifying Party records and information that are reasonably relevant to such Third Party Claim, to the extent required to maintain privilege, using commercially reasonable efforts to enter into a joint defense or similar agreement and using commercially reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party shall have assumed the defense of, and is diligently prosecuting, a Third Party Claim, the Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld, conditions or delayed). The Indemnifying Party shall not consent to a settlement or compromise of, or the entry of any judgment arising out of or in connection with any Third Party Claim without the written consent of the applicable Indemnified Party; provided, however, that the Indemnified Party shall not withhold its consent if: (i) contemporaneously with the effectiveness of such settlement, compromise or consent, the Indemnifying Party pays in full any obligation imposed on the Indemnified Party by such settlement, compromise or consent, which as a condition to such settlement, compromise or consent releases each relevant Indemnified Party completely and unconditionally in connection with such settlement, compromise or consent and without any finding or admission of any violation of Law or admission of any wrongdoing; and (ii) such settlement, compromise or consent does not contain any equitable Order or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates. The Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge, any Third Party Claim it controls without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld, conditions or delayed).

(c)	If an Indemnified Party shall desire to assert any claim for indemnification provided for under this Article IX other than a claim in respect of, arising out of or involving a Third Party Claim (a “Direct Claim”), such Indemnified Party shall within thirty (30) days after becoming aware of such Direct Claim notify the Indemnifying Party in writing of such Direct Claim, describing in reasonable detail the specific provisions of this Agreement claimed to have been breached, the factual basis supporting the contention that such provisions were breached, the amount or the estimated amount of damages sought thereunder, any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Direct Claim Notice”); provided, however, that any failure to provide or delay in providing such notification shall not affect the indemnification provided for hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure or delay. The Indemnifying Party shall have a period of twenty (20) days within which to respond to any Direct Claim Notice, stating whether it disputes the existence or scope of an obligation to indemnify the Indemnified Party under this Article IX. If the Indemnifying Party does not so respond within such twenty (20) day period stating that the Indemnifying Party disputes its liability for such Direct Claim, the Indemnifying Party will be deemed to have accepted such Direct Claim, such claim shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Direct Claim to the Indemnified Party as promptly as reasonably practicable after demand therefore or, in the case of any Direct Claim Notice in which the amount of the Direct Claim (or any portion thereof) is estimated, as promptly as reasonably practicable after such later date when the amount of such Direct Claim (or such portion thereof) becomes finally determined. If the Indemnifying Party disputes all or any part of such Direct Claim, the Indemnified Party and the Indemnifying Party shall attempt in good faith for twenty (20) days to resolve such Direct Claim. If no such agreement can be reached through good faith negotiation within twenty (20) Business Days, either the Indemnified Party or the Indemnifying Party may act to resolve such dispute in accordance with Section 11.2.

(d)	The Commnet Group Members shall control the defense of all Claims related to Pre-Closing Liabilities. Buyer and their Affiliates shall control the defense of all Claims related to Post-Closing Liabilities and, notwithstanding anything herein to the contrary, all Third Party Claims made with respect to any Portfolio Site that has become an Assignable Site in a Closing by Governmental Authorities, Ground Lessors and material Tower Subtenants seeking any injunctive relief that would impact the operation of such Assignable Site after such Closing.

9.4	Indemnity Period. Except with respect to fraud by or on behalf of the Indemnifying Party, the obligations of any Indemnifying Party to indemnify any Indemnified Party:

(a)	pursuant to Sections 9.1(a)(i) and 9.2(a)(i) shall terminate on the date that is [***] following the Initial Closing Date; provided, however, that, notwithstanding the foregoing: (i) the obligations of the Commnet Parties to indemnify the Buyer Indemnified Parties under Section 9.1(a) relating to any particular Sale Site (other than with respect to any Specified Representation and Warranty) shall terminate on the date that is [***] following the Initial Site Closing Date for such Sale Site; and (ii) the obligations of any Indemnifying Party to indemnify any Indemnified Party from, against, and in respect of any and all Claims that arise out of or relate to any breach or inaccuracy of any Specified Representation and Warranty shall survive [***];

(b)	pursuant to Sections 9.1(a)(ii) and 9.2(a)(ii) shall survive until the time period stated in the covenant that is the subject of such Claim or until [***]; and

(c)	pursuant to Sections 9.1(a)(iii), 9.1(a)(iv), 9.1(a)(v), and 9.2(a)(iii) shall survive [***].

Notwithstanding anything to the contrary in this Agreement, notices for Claims must be delivered before expiration of any applicable survival period specified in this Section 9.4; provided, however, that if prior to the close of business on the last day of the applicable Indemnity Period, an Indemnifying Party has been properly notified of a Claim under this Agreement and such Claim has not been finally resolved or disposed of at such date, such Claim shall continue to survive and shall remain a basis for indemnity under this Agreement until such Claim is finally resolved or disposed of in accordance with the terms of this Agreement. Notwithstanding anything to the contrary in this Agreement or any Collateral Agreement, the Non-Surviving Representations and Warranties will terminate at, and will not survive, the Initial Closing.

9.5	Liability Limits.

(a)	Notwithstanding anything to the contrary in this Agreement (except Section 9.5(d)), the Commnet Parties shall have no obligation to indemnify (including any obligation to make any payments to) any Buyer Indemnified Party with respect to:

(i)	any single or series of related or similar Claim less than $[***] (each, a “De Minimis Claim”) under Section 9.1(a)(i);

(ii)	any Claims under Section 9.1(a)(i) unless and until the aggregate amount of such Claims (excluding amounts associated with De Minimis Claims) exceeds an amount equal to [***]% of the aggregate Consideration paid by Buyer under this Agreement (the “Representations and Warranties Threshold”), after which the Commnet Parties shall be required to indemnify the Buyer Indemnified Parties for all such Claims from the first dollar (excluding amounts associated with De Minimis Claims) and, in no event, shall the Commnet Parties be required to indemnify the Buyer Indemnified Parties under Section 9.1(a)(i) for more than [***]% of the aggregate Consideration paid by Buyer under this Agreement in the aggregate (the “Cap”); and

(iii)	any Claims relating to a specific Portfolio Site in excess of [***] percent ([***]%) of the Allocated Site Consideration for such Portfolio Site;

provided, however, that, the limitations set forth in this Section 9.5(a) shall not apply to any Claims resulting from or arising out of breaches of the Specified Representations and Warranties or due to fraud, by or on behalf of the Indemnifying Party.

(b)	Notwithstanding anything to the contrary in this Agreement (except Section 9.5(d)), Buyer shall have no obligation to indemnify (including any obligation to make any payments to) any Commnet Indemnified Party with respect to: (i) any De Minimis Claim under Section 9.2(a)(i); and (ii) any Claims under Section 9.2(a)(i) (i) unless and until the aggregate amount of such Claims (excluding amounts associated with De Minimis Claims) exceeds the Representations and Warranties Threshold, after which Buyer shall be required to indemnify the Commnet Indemnified Parties for all such Claims from the first dollar) (excluding amounts associated with De Minimis Claims). In no event shall Buyer be required to indemnify the Commnet Indemnified Parties under Section 9.2(a)(i) for more than the Cap in the aggregate; provided, however, that the limitations set forth in this Section 9.5(b) shall not apply to any Claims resulting from or arising out of breaches of the Specified Representations and Warranties or due to fraud; provided, further, that, in no event will the Buyer be required to indemnify the Commnet Indemnified Parties with respect to any Claims resulting from or arising out of breaches of the Specified Representations and Warranties for more than the Consideration.

(c)	Notwithstanding anything to the contrary in this Article IX, in no event shall an Indemnifying Party have liability to any Indemnified Party for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items (as opposed to actual direct damages), in each case except as actually paid to a claimant in a Third Party Claim; provided, however, that, notwithstanding the foregoing: (i) solely with respect to any breach of the representations and warranties of the Commnet Parties contained in Section 5.15 as a result of the failure of the Commnet Parties to provide the Buyer with copies of any termination notice, amendment, or agreement relating to a Material Agreement received by, or entered into by, the Commnet Parties prior to the Initial Site Closing Date for a Portfolio Site that is not reflected in Section 5.12(a) or (b) of the Commnet Disclosure Schedule, then the Buyer Indemnified Parties will be entitled to seek, and the definition of “Claims” shall specifically include, any actual consequential damages, lost profits, loss of bargain, or damages based on any other theory of damages (including damages based on the Multiple) arising from such breach; and (ii) the Commnet Parties will have 180 days to cure or mitigate any such breach from the date on which the notice of Claim is delivered (which, for the avoidance of doubt, will toll the indemnity period under Section 9.4) prior to the Commnet Parties being required to pay any such amounts to the Buyer; provided, that the Commnet Parties will consult with Buyer and the applicable Sale Site Subsidiary with respect to any planned cure or mitigation (including any communications with Ground Lessors or Tower Subtenants), which will be subject to Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and Buyer and the applicable Sale Site Subsidiary will, at the sole cost and expense of the Commnet Parties, execute and deliver such documents and take such other actions as may be reasonably requested by the Commnet Parties in connection therewith. For the sake of clarification, Buyer reserves all Claims consistent with applicable Delaware law to recover damages based on the Multiple in pursuing a claim under Section 9.5(c)(i) above, and each Indemnifying Party reserves all defenses consistent with applicable Delaware law to any Claim by Buyer seeking to recover damages based on the Multiple.

(d)	Sections 9.5(a), (b), and (c) shall not apply to Claims for Taxes.

9.6	Mitigation. Upon and after becoming aware of any Claims that are indemnifiable hereunder, each Party shall take commercially reasonable actions to mitigate its damages and shall reasonably consult and cooperate with the other Parties with a view toward mitigating such damages; provided, however, that the foregoing shall not require any Party to incur costs to remedy a breach which gives rise to any Claim.

9.7	Exclusive Remedies. After the Initial Closing, except with respect to fraud or criminal activity by or on behalf of the Indemnifying Party and except as expressly provided in Section 1.3, Section 2.9, Section 2.11, Article IV, and Sections 7.1(a) and 7.9(a), the Parties acknowledge and agree that the indemnification provisions of this Article IX shall be the sole and exclusive monetary remedy for any Claims to the extent resulting from or arising out of the matters described in Section 9.1 and Section 9.2; provided, however, that this Section 9.7 shall not prevent any party from pursuing any Claim or remedy that may arise under any Collateral Agreement to which it is a party. Notwithstanding the foregoing: (a) none of Buyer, its Affiliates or any Sale Site Subsidiary shall assume any Liability for any Excluded Liabilities or Pre-Closing Liabilities, which shall be solely for the account of and shall remain with the Commnet Group Members; (b) each Party remains obligated to provide indemnification as provided in Section 2.11; and (c) nothing contained herein shall impair the rights of any Person to seek and obtain equitable relief to which such Person shall otherwise be entitled, including as set forth in Section 11.9.

9.8	Netting of Losses. The amount of any indemnified Claim under this Article IX shall take into account: (a) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third party; and (b) any insurance proceeds or other cash receipts or sources of reimbursement actually collected by the Indemnified Party in connection with the Claim, less any related reasonable out-of-pocket costs and expenses, including the aggregate reasonable out-of-pocket cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks that are reasonably demonstrated to be solely related to the indemnified Claim. Any amount paid by the Indemnifying Party for an indemnified Claim that is in excess of the amount owed after applying the netting amounts described above shall be reimbursed promptly by the Indemnified Party.

9.9	Coordination with Tax Indemnity. Sections 9.4, 9.6, and 9.7 shall not apply with respect to any indemnification with respect to Taxes.

9.10	Option to Designate Excluded Sites. To the extent that any Portfolio Site is the subject of one (1) or more indemnity Claims under this Article IX and the aggregate amount of such indemnity Claim(s) exceeds the Remediation Cost Cap for such Portfolio Site, Commnet will have the right to designate such Portfolio Site as an Excluded Site by delivering to Buyer a written notice of such designation. Within five (5) Business Days after Buyer’s receipt of such notice, the Parties shall take all actions, make all payments and execute all documents reasonably necessary (and any necessary amendments to existing documentation as appropriate) to ensure that the Parties are in the same legal position as they would have been if such Portfolio Site was an Excluded Site at the Initial Closing, including, if applicable: (a) rescinding the transaction(s) that occurred with respect to such Portfolio Site at any Closing under this Agreement and the Collateral Agreements and Buyer or Commnet, as applicable, paying the Net Amount for such Portfolio Site to Commnet or Buyer, as applicable, reimbursing Buyer for all of its out-of-pocket cost and expense incurred in connection with Commnet’s exercise of its rights under this Section 9.10; and (b) executing and delivering, as applicable: (i) amended schedules and exhibits to the MLAs; (ii) amended schedules and exhibits to the Management Agreement; and (iii) amended schedules or exhibits to all other applicable Collateral Agreements, in each case, in order to reflect the revised Site Designation(s). Notwithstanding the foregoing, Commnet’s exercise of its rights under this Section 9.10 shall not affect any Buyer Indemnified Party’s right to indemnification from the Commnet Parties with respect to any Third-Party Claim to which any Buyer Indemnified party is otherwise entitled to be indemnified under this Agreement and all out-of-pocket cost and expense incurred in connection with performing its obligations under this Section 9.10.

Article X.
TERMINATION

10.1	Termination of Agreement. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Initial Closing Date:

(a)	By mutual written consent of Commnet and Buyer;

(b)	By either Party delivering written notice to the other Party if the Initial Closing shall not have occurred on or prior to the date that is sixty (60) days after the Target Initial Closing Date (such date, as may be extended pursuant to this Section 10.1(b), the “Termination Date”); provided, however, that if the conditions to the Initial Closing set forth in Section 8.1(a) have not been satisfied or waived at least five (5) Business Days prior to the Termination Date and all other conditions to the Initial Closing set forth in Section 8.1, Section 8.2 and Section 8.3 have been satisfied, waived or remain capable of satisfaction, either Party shall have the right to extend the Termination Date by an additional ninety (90) days; provided, further, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to such Party if: (i) such Party has breached or violated any of its covenants, agreements, representations, warranties or other obligations hereunder and such breach or violation has been the principal cause of or directly resulted in: (A) the failure to satisfy the conditions to the obligations of such Party to consummate the Initial Closing set forth in Article VIII prior to the Termination Date; or (B) the failure of the Initial Closing to occur by the Termination Date; or (ii) the conditions set forth in Section 8.2(f) have not been satisfied;

(c)	By Commnet delivering written notice to Buyer if there has been a breach of or failure to perform any representation, warranty, covenant or agreement made by Buyer in this Agreement, or any such representation and warranty shall have become untrue after the Signing Date, such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied by the Termination Date and such breach or condition is not capable of being cured by the Termination Date or, if capable of being cured, shall not have been cured by the earlier of: (i) sixty (60) days after the delivery of written notice of such breach or failure to perform; and (ii) the Termination Date; provided, however, that Commnet may not terminate this Agreement pursuant to this Section 10.1(c) if any Commnet Party is then in material breach of any of its covenants or representations or warranties under this Agreement in a manner which would cause the failure of a closing condition;

(d)	By Buyer delivering written notice to Commnet if there has been a breach of or failure to perform any representation, warranty, covenant or agreement made by any Commnet Party in this Agreement, or any such representation and warranty shall have become untrue after the Signing Date, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied by the Termination Date and such breach or condition is not capable of being cured by the Termination Date or, if capable of being cured, shall not have been cured by the earlier of: (i) sixty (60) days after the delivery of written notice of such breach or failure to perform; and (ii) the Termination Date; provided, however, that Buyer may not terminate this Agreement pursuant to this Section 10.1(d) if Buyer is then in material breach of any of its covenants or representations or warranties under this Agreement in a manner that would cause the failure of a closing condition;

(e)	By either Commnet or Buyer delivering written notice to the other Party if any permanent injunction, decree or judgment of any Governmental Authority preventing consummation of the transactions contemplated by this Agreement and the Collateral Agreements shall have become final and nonappealable or any Law shall make consummation of the transactions contemplated by this Agreement and the Collateral Agreements illegal or otherwise prohibited;

(f)	By Commnet delivering written notice to Buyer if: (i) no Commnet Party is then in breach of any of its obligations under this Agreement; (ii) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Initial Closing) on the date the Initial Closing should have occurred pursuant to Section 2.5; (iii) Buyer fails to consummate the transactions contemplated by this Agreement within five (5) Business Days following the delivery of the notices specified in clause (iv) below and the Commnet Parties cooperate with Buyer to effect the Closing during such period; and (iv) Commnet has irrevocably committed, by written notice to Buyer that all conditions required to be met by the Buyer set forth in Section 8.1 and Section 8.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Initial Closing) or that it is willing to waive any unsatisfied conditions (to the extent such conditions may be waived) in Sections 8.1 or 8.3, to consummate the transactions contemplated by this Agreement on such date; or

(g)	By Commnet delivery written notice to Buyer if (i) the Equity Commitment ceases to remain in effect on the terms and subject to the conditions set forth in the Equity Commitment or is terminated and, in either case, the Buyer has failed to procure, within 15 days of any such change or termination, a commitment for alternative financing in an amount equal to or greater than the amended or terminated Equity Commitment (either from a third Person or an increase to the existing Equity Commitment to the extent it remains in effect) in form and substance and with a financing party that is reasonably satisfactory to Commnet (it being understood that any source of equity financing set forth in the initial Equity Commitment will be deemed reasonably satisfactory to Commnet); provided that Commnet shall not have a right to terminate this Agreement under this Section 10.1(g) if the Equity Commitment is terminated a result of a breach of any Commnet Party of this Agreement; (ii) Buyer, any of its Affiliates or any other party to the Equity Commitment assert that the Equity Commitment, or any term or provision thereof are illegal, invalid or unenforceable; or (iii) Buyer breaches any of its obligations under Section 2.13.

Without limiting any other rights of termination available to Commnet, Commnet may elect to terminate this Agreement in accordance with Section 10.1(f) or Section 10.1(g) even if Commnet has a right to terminate this Agreement under another provision of this Section 10.1.

10.2	Effect of Termination. If terminated pursuant to Section 10.1, this Agreement shall terminate and become null and void and have no effect, without any liability on the part of any Party or its Affiliates, directors, officers or stockholders, except that: (a) Section 7.1(a), Section 7.5, Section 7.6 (in so far as it relates to information relating to this Agreement, the Collateral Agreements or the transactions contemplated hereby), Section 7.9(a), Section 7.9(b), this Article X, and Article XI shall survive any termination; and (b) any provisions not covered by clause (a) requiring the payment or reimbursement of any costs or expenses relating to, or incurred during, the period from the Signing Date to the Initial Closing Date shall survive any termination until paid in full (such provisions contemplated in clauses (a) and (b), the “Surviving Provisions”); provided, however, that except as provided in Section 10.3, no such termination shall relieve any Party from liability for any Willful and Intentional Breach of this Agreement by such Party prior to such termination or fraud.

10.3	Termination Fee.

(a)	If this Agreement is terminated pursuant to Section 10.1(f) or Section 10.1(g) Buyer shall be required to pay Commnet a termination fee (the “Termination Fee”) in amount equal to $[***] (plus any interest or income, if any, earned on the Deposit Amount) within three (3) Business Days after such termination, as liquidated damages and to compensate Commnet for the time, costs, and expenses incurred by Commnet in connection with this Agreement. If this Agreement is terminated under Section 10.1(f) or Section 10.1(g) for any reason other than Buyer’s breach of Section 2.13, then such payment of the Termination Fee will be made by Buyer and Commnet executing and delivering to the Deposit Agent a joint written instruction directing the Deposit Agent to pay the Deposit Amount to an account designated by Commnet by wire transfer of immediately available funds within three (3) Business Days after such termination, and if this Agreement is terminated under Section 10.1(f) or Section 10.1(g) as a result of Buyer’s breach of Section 2.13, then Buyer will pay to an account designated in writing by Commnet an amount equal to the Termination Fee by wire transfer of immediately available funds within three (3) Business Days after such termination.

(b)	If this Agreement is terminated and the Termination Fee is not payable to Commnet under Section 10.3(a), then Buyer and Commnet will execute and deliver to the Deposit Agent a joint written instruction directing the Deposit Agent to pay the Deposit Amount to an account designated by Buyer by wire transfer of immediately available funds within three (3) Business Days after such termination.

(c)	If Commnet receives full payment of the Termination Fee in accordance with Section 10.3(a), the receipt by Commnet of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Commnet Parties in connection with this Agreement, the Collateral Agreements, the transactions contemplated hereby and thereby, the termination hereof and thereof, and any matter forming the basis for such termination, and, except in the case of the Surviving Provisions, the Commnet Parties shall not be entitled to bring or maintain any Claim, action or proceeding against Buyer or its Affiliates arising out of or in connection with this Agreement, the Collateral Agreements, the transactions contemplated hereby and thereby, or the termination hereof and thereof. Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated by Commnet in circumstances where the Termination Fee is payable, the payment of the Termination Fee by Buyer shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort, based on fraud or otherwise) of the Commnet Parties against Buyer and its Affiliates and Representatives and, upon the timely payment of the Termination Fee in accordance with this Agreement, neither Buyer nor any of its Affiliates or Representatives shall have any further liability or obligation to any other Party or its Affiliates relating to or arising out of this Agreement or in respect of any Collateral Agreement or theory of Law or equity, whether in equity or at Law, in contract, in tort or otherwise, except in the case of the Surviving Provisions. The Parties acknowledge that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated hereby and that, without these agreements, the Parties would not have entered into this Agreement.

(d)	Notwithstanding anything to the contrary in this Agreement, absent fraud by Buyer, if Buyer breaches this Agreement or fails to perform hereunder (including a Willful and Intentional Breach), then the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against Buyer or any of its Affiliates or Representatives for any breach, loss or damage or failure to perform (which recourse shall be sought solely against Buyer to the extent provided herein and subject to the limitations set forth herein and no other Affiliate or Representative of Buyer) shall be, as applicable: (x) for Commnet to terminate this Agreement pursuant to Section 10.1(f) or Section 10.1(g) and Commnet to receive payment of the Termination Fee from Buyer or (y) for Commnet to terminate this Agreement pursuant to Section 10.1(c) and seek to recover monetary damages from Buyer for breach; provided, that, absent fraud by Buyer, in no such event shall Buyer be subject to monetary damages in excess of the amount of the Termination Fee in the aggregate.

(e)	For the avoidance of doubt, in no event shall the Termination Fee be paid on more than one occasion and, absent fraud of Buyer, in no event shall Buyer be liable for both the Termination Fee and monetary damages.

Article XI.
MISCELLANEOUS

11.1	Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Any signature pages of this Agreement transmitted by telecopier or by electronic mail in portable document format shall have the same legal effect as an original executed signature page.

11.2	Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury; Escalation to Management; Arbitration.

(a)	THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION). Except as otherwise provided in Section 11.2(b), each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, including without limitation any action to confirm, vacate, or modify an arbitration award entered in a proceeding filed pursuant to Section 11.2(b), exclusively in the state and federal courts located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement: (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party; and (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if made in accordance with the notice provision set forth in Section 11.5. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. Notwithstanding the foregoing, the enforcement of this Agreement with respect to a particular Portfolio Site as to matters mandatorily governed by local Law, shall be governed by and construed in accordance with the Laws of the state in which the applicable Portfolio Site is located.

(b)	The Parties agree that, except as otherwise provided by this Agreement: (i) any and all disputes arising out of this Agreement shall be resolved in accordance with this Section 11.2(b); and (ii) either Party may raise a demand or other dispute arising out of this Agreement by providing notice following the procedure set forth in Section 11.5. For any dispute which has not been resolved within five (5) days either Party may escalate the dispute to the vice presidential level or higher by providing the other Party with written notice of such escalation following the procedure set forth in Section 11.5. Thereafter, the Parties’ designated officers shall attempt to resolve the dispute within ten (10) days of the date of the escalation notice. If the Parties are unable to resolve the dispute within such time frame, the Parties shall submit their dispute to binding arbitration under the Commercial Arbitration Rules and auspices of the American Arbitration Association (“AAA”). In that circumstance, either Party may commence arbitration by providing the other Party and the AAA with written notice of same. The Parties shall appoint a single arbitrator to decide the dispute within ten (10) days of the date of the arbitration notice. If the Parties cannot agree on a single arbitrator within the foregoing time period, then the Parties will choose an arbitrator in accordance with AAA rules. The arbitration shall be conducted in the Boston, Massachusetts metropolitan area unless otherwise agreed by the Parties. The arbitrator shall award the substantially prevailing Party its reasonable attorneys’ fees and costs and expenses of arbitration. The order of the arbitrator shall be final and binding upon the Parties and may be confirmed in any court having jurisdiction thereof. This agreement to arbitrate shall be specifically enforceable under applicable law in any court having jurisdiction thereof. Notwithstanding this agreement to arbitrate disputes, subject to Section 11.2(a), neither Party shall be prevented from seeking appropriate injunctive or equitable relief in a court of competent jurisdiction.

(c)	The provisions of Section 4.4 of this Agreement are intended to supersede the application to this Agreement of any Law that establishes a default rule for the allocation of risk of loss following a casualty or condemnation.

11.3	Entire Agreement. This Agreement (including any exhibits hereto), the Commnet Disclosure Schedule, the Buyer Disclosure Schedule, and the Collateral Agreements constitute the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

11.4	Fees and Expenses. Except as otherwise expressly set forth in this Agreement, whether the transactions contemplated by this Agreement are or are not consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.

11.5	Notices. All notices, requests, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been delivered: (a) the next Business Day when sent overnight by a nationally recognized overnight courier service; (b) upon transmission of an e-mail (followed by delivery of an original via nationally recognized overnight courier service); or (c) upon delivery when personally delivered to the receiving Party. All such notices and communications shall be sent or delivered as set forth on Schedule 11.5 hereto or to such other person(s), e-mail address or address(es) as the receiving Party may have designated by written notice to the other Party. All notices shall be delivered to the relevant Party at the address set forth on Schedule 11.5 hereto.

11.6	Assignment; Successors and Assigns; Third Party Beneficiaries. This Agreement shall not be assignable: (a) by the Commnet Parties without the express prior written consent of Buyer; or (b) by Buyer without the express prior written consent of Commnet; and any such assignment in violation of the foregoing shall be null and void; provided, however, that each Party may assign all of its rights and remedies (but none of its obligations) under this Agreement to one or more of its Affiliates. This Agreement shall be binding upon and inure to the benefit of each Party and its successors, heirs, legal representatives and permitted assigns. Except as provided in Article IX, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.

11.7	Amendment; Waivers; Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against which enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. The waiver by a Party of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

11.8	Time of Essence. Time is of the essence in this Agreement, and whenever a date or time is set forth in this Agreement, the same has entered into and formed a part of the consideration for this Agreement.

11.9	Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Commnet Parties in accordance with the terms hereof and that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of such terms and provisions hereof in any of the Chosen Courts to the extent permitted by applicable Law, in addition to any other remedy to which they are entitled at law or in equity and the Parties hereby agree to waive any requirements for posting a bond in connection with any such action. Subject to Section 9.7 and Section 10.3, any and all remedies herein expressly conferred herein upon a Party shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties acknowledge that the agreements contained in this Section 11.9 are an integral part of the transactions contemplated hereby and that, without these agreements, the Parties would not have entered into this Agreement.

11.10	Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, the Parties shall negotiate in good faith to modify this Agreement so as to: (a) effect the original intent of the Parties as closely as possible; and (b) to ensure that the economic and legal substance of the transactions contemplated by this Agreement to the Parties is not materially and adversely affected as a result of such provision being invalid, illegal or incapable of being enforced, in each case, in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. If following the modification(s) to this Agreement described in the foregoing sentence, the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any Party, all other conditions and provisions of this Agreement shall remain in full force and effect.

11.11	Interpretation.

(a)	The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b)	The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

* * * Remainder of Page Blank – Signature Page Follows * * *

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on behalf of each of the Parties as of the Signing Date.

Commnet Wireless, LLC Arizona Nevada Tower Company, LLC Commnet Four Corners, LLC Commnet of Arizona, LLC Commnet of Nevada, LLC Excomm, LLC Mora Valley Wireless, LLC Alloy, Inc.

By:	/s/ Brad Martin
Brad Martin, Chief Executive Officer

EIP Holdings IV, LLC

By:	/s/ Michael Mackey
Michael Mackey, President